As filed with the Securities and Exchange Commission on August 7, 1998

                                                  Registration No. 333-50525
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                          LINCOLN HERITAGE CORPORATION
             (Exact name of registrant as specified in its charter)

             TEXAS                           6311                           36-3427454
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer Identification No.)
 incorporation or organization)   Classification Code Number)

                          LINCOLN HERITAGE CORPORATION
                         1250 CAPITOL OF TEXAS HIGHWAY
                             BUILDING 3, SUITE 100
                              AUSTIN, TEXAS  78746
                                 (512) 328-0075
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              NICHOLAS M. POWLING
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          LINCOLN HERITAGE CORPORATION
                         1250 CAPITAL OF TEXAS HIGHWAY
                             BUILDING 3, SUITE 100
                              AUSTIN, TEXAS  78746
                                 (512) 328-0075
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------
                                   Copies to:

   THOMAS A. LITZ, ESQ.         HOWARD A. WITTNER, ESQ.             THOMAS W. HUGHES, ESQ.
    THOMPSON COBURN            WITTNER, POGER, ROSENBLUM,            CARY FERCHILL, ESQ.
  ONE MERCANTILE CENTER         SPEWAK AND MAYLACK, P.C.       WINSTEAD SECHREST & MINICK P.C.
ST. LOUIS, MISSOURI 63101   7700 BONHOMME AVENUE, SUITE 400    100 CONGRESS AVENUE, SUITE 800
     (314) 552-6072            ST. LOUIS, MISSOURI 63105             AUSTIN, TEXAS 78701
   (314) 552-7000 FAX               (314) 862-3535                      (512) 370-2844
                                  (314) 862-5741 FAX                  (512) 370-2841 FAX

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration
Statement.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                              CALCULATION OF REGISTRATION FEE
==============================================================================================================================
TITLE OF EACH CLASS OF SECURITIES   AMOUNT TO BE         PROPOSED MAXIMUM            PROPOSED MAXIMUM         AMOUNT OF
        TO BE REGISTERED           REGISTERED<F1>  OFFERING PRICE PER SHARE<F2>  AGGREGATE OFFERING PRICE  REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value         1,150,000                $10.00                    $11,500,000           $3,393<F3>
==============================================================================================================================

<F1>  Includes 150,000 shares of Common Stock that may be purchased by the
      Underwriters from the Company to cover over-allotments, if any.
<F2>  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
<F3>  The Registrant previously paid $3,393 with the original filing on April
      20, 1998.

                    ----------------------------------------
      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION, DATED AUGUST 7, 1998


* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
* INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A       *
* REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE *
* SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR    *
* MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT  *
* BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR *
* THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE    *
* SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE  *
* UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS   *
* OF ANY SUCH STATE.                                                          *
* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

PROSPECTUS

                          LINCOLN HERITAGE CORPORATION
                                1,000,000 SHARES

                                  COMMON STOCK


      Lincoln Heritage Corporation, a Texas corporation (the "Company"), is hereby offering 1,000,000 shares of Common Stock, $0.01 par value (the "Common Stock"). Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active market will develop. It is currently anticipated that the initial public offering price of the shares will be between $8.00 to $10.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Company has received approval for listing of the Common Stock on the Pacific Exchange under the symbol "LHC."

                             --------------------
PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 9 HEREOF CONCERNING THE COMMON STOCK, THE COMPANY AND THIS OFFERING. PROSPECTIVE INVESTORS ALSO SHOULD CONSIDER THE FACT THAT THEIR INVESTMENT WILL RESULT IN IMMEDIATE SUBSTANTIAL DILUTION. SEE "DILUTION."
                             --------------------
        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
             AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------
                                           PRICE        UNDERWRITING      PROCEEDS
                                           TO THE      DISCOUNTS AND       TO THE
                                           PUBLIC     COMMISSIONS<F1>    COMPANY<F2>
--------------------------------------------------------------------------------------
Per Share                                  $             $                 $
--------------------------------------------------------------------------------------
Total<F2><F3>                              $             $                 $
--------------------------------------------------------------------------------------

<F1>  In addition, the Company has agreed to pay the Representative of the
      Underwriters a 2.00% non-accountable expense allowance and to sell to the Representative warrants exercisable for four years commencing one year from the date of this Prospectus to purchase 100,000 shares of Common Stock at an exercise price of 120% of the public offering price (the "Underwriters' Warrants"). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

<F2>  Before deducting estimated expenses of $700,000 payable by the Company, including the Representative's 2.00% nonaccountable expense allowance.

<F3>  The Company has granted to the Underwriters an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 150,000 shares of Common Stock, on the same terms set forth above, solely for the purpose of covering over-allotments, if any. If the Underwriters' over-allotment option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and
      Proceeds to the Company will be $        , $         and $        ,
      respectively. See "Underwriting."

      The shares are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and subject to certain other conditions.
The Underwriters reserve the right to withdraw, cancel or modify the offering without notice and to reject any order, in whole or in part. It is expected that delivery of Common Stock certificates will be made against payment therefor at the offices of the Representative in Austin, Texas on or about
         , 1998.
                              --------------------

                         TEJAS SECURITIES GROUP, INC.

            THE DATE OF THIS PROSPECTUS IS                , 1998.

                            ADDITIONAL INFORMATION

      The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (including any amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and the schedules thereto filed with the Commission may be inspected, without charge, at the Commission's public reference facilities located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at:
Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661; and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such materials also may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

      As a result of this offering, the Company will become subject to the reporting requirements of the Exchange Act, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. The Company will furnish its shareholders with annual reports containing audited consolidated financial statements certified by independent public accountants following the end of each fiscal year, proxy statements and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.


      The Company has received approval for listing of the Common Stock on the Pacific Exchange. Reports, proxy statements and other information concerning the Company will be available for inspection at the principal office of the Pacific Exchange at 301 Pine Street, San Francisco, California 94104.



                              --------------------

      CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZATION BIDS, EFFECTING
SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS.   FOR A
DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

      IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and consolidated financial statements (including notes thereto) appearing elsewhere in this Prospectus. See "Glossary" for the definition of certain terms used in this Prospectus. Unless otherwise indicated, the information herein (i) is presented on the basis that the over-allotment option and the Underwriters' Warrants are not exercised and (ii) gives effect to a 3.2-for-1 stock split (in the form of a stock dividend) effective April 6, 1998. The Common Stock offered hereby involves a high degree of risk. Investors should carefully consider the information set forth under "Risk Factors."

                                 THE COMPANY

      Lincoln Heritage Corporation is a life insurance holding company engaged in the ownership and operation of life insurance companies and related services. The Company also acquires existing life insurance policies, either through direct purchase or the acquisition of insurance companies. The Company's life insurance operations are conducted through its two wholly owned life insurance subsidiaries.

      The Company's intended strategy is to use the increased capital received from this offering and other capital resources to grow its business by acquiring blocks of in force life insurance and annuity business and companies that have blocks of such business. Management of the Company believes that the Company is well positioned to significantly enhance the profitability of the business acquired. Profitability of an acquired company can usually be enhanced in several ways, including, but not limited to, savings by elimination of management and reduction in staff, and savings as a result of economies of scale through the integration of systems and administration of an acquired company into the Company. The Company expects that its acquisition targets will be predominantly similar life insurance companies and closed blocks of business, all of which utilize the same type of systems, personnel and management skills as the Company.

      A substantial majority of the Company's life insurance premiums has been derived from the issuance of insurance policies to fund prearranged funeral contracts sold by National Prearranged Services, Inc. ("NPS"), an affiliate of the Company. Investors in this offering will not be acquiring any equity interest in NPS. NPS, which was incorporated in 1979, is engaged in the business of marketing prearranged funeral contracts for funeral homes in Missouri, Texas and six other states, and is licensed to expand into an additional 22 states. There is no affiliation between NPS and any funeral home for which NPS markets prearranged funeral contracts. A prearranged funeral contract allows customers to purchase at current prices services that may not be needed for many years. Under a prearrangement, family members generally are removed from the planning that would otherwise have been completed at the difficult time of death. However, by paying for the costs of pre-planning, the client loses use of any cash paid that could have been invested elsewhere. As of March 31, 1998, NPS had written more than 135,000 prearranged funeral contracts.

      Shortly after receipt of a funded preneed contract and depending on the state in which the preneed contract is written and the individual preneed laws in existence on the contract date, NPS may purchase an insurance policy equal to the current cost of the contracted funeral. In addition, NPS may use its own resources, including, but not limited to, its trust and non-trust investments in covering the cost of the preneed funeral. NPS determines whether to purchase an insurance policy from the Company or use its own resources to satisfy its obligations created under the prearranged funeral contract based on the underwriting standards as established by the Company and the state in which the purchaser resides. For example, in Missouri, the trust may choose to retain the funds from the prearranged funeral contract instead of purchasing an insurance policy because of the underwriting standards set by the Company when compared to the underwriting characteristics of the prearranged funeral contract purchaser. The option to not purchase an insurance policy is not available in all states. The insurance premiums to be charged are set by the Company based on an actuarial review and analysis of the underwriting risks being assumed by the Company and the standardized rates are provided to NPS. In the event a particular insurance policy has proceeds in excess of contracted for funeral costs at the time of death, NPS retains such proceeds as policyholder (or assignee of the policy). NPS (not the Company) is contractually obligated to provide the contracted for funeral service at the time of death. The death benefits provided under the terms of the insurance policies may be greater than the cost of the funeral services due to excess interest earnings or additional insurance benefits provided under the terms of the participating policies or from funeral service costs as contracted by NPS from the funeral homes.

      NPS, as the primary marketing entity for the Company, completes the forms required to issue a prearranged funeral contract and an insurance application. NPS uses the Company's standardized rating information to determine the appropriate insurance premium to be charged. NPS then forwards to the Company the insurance application for review and processing. The Company issues an insurance policy on the life of the prearranged funeral contract purchaser. Depending on the state in which the insured resides, NPS may be the owner of the policy, a trust established by NPS may be the owner or the insured may be the owner. Except in Missouri, NPS receives the benefits payable under the insurance policy either as the beneficiary or as the assignee of the policy. In Missouri, the trust receives the benefits and then pays the benefits to NPS. In all cases, the benefits are used to retire the funeral service obligations created under the prearranged funeral contracts. The Company's liability is only for the amount of benefits payable under the terms of the insurance policy.

      When a prearranged funeral contract is sold by NPS, an obligation to provide for the performance of specified funeral services is created under the prearranged funeral contract. In return for the assumption of this obligation, NPS is entitled to receive the payments from the purchaser as required under the terms of the prearranged funeral contract. Generally, the purchaser's payments are used as premium payments under an insurance policy issued on the life of the purchaser. The exception to this treatment is in Missouri where, as noted previously, the purchase of an insurance policy is discretionary with the trustee of the Missouri preneed trust. In the case where no insurance policy is purchased, the Company has no obligation or liability to provide a death benefit to NPS.

      When an insurance policy is issued and the premium has been received, a commission is paid to NPS according to the agency contract. Another instance of a payment from the Company to NPS would be if a policy loan were made to NPS. Policy loans, in amounts up to the cash surrender values of the respective policies, only are available to NPS in cases where the insurance policy is owned by NPS and only if requested by NPS. In all cases, the proceeds of the insurance policy are payable to NPS in the event of the death of the purchaser. In some cases, the cost of the funeral services provided may be higher or lower than the proceeds received from the Company; however, the actual cost of the funeral services provided does not affect the amount paid by the Company under the terms of the insurance policy.

      The Company receives premiums according to the insurance policy issued. Commission costs paid to NPS and general administrative costs are incurred by the Company. The Company bears the risk that the premiums received plus the interest earned on premiums received less the costs incurred may not be sufficient to pay the death benefits required under the terms of the insurance policy. This risk is related to the actual date of death of an insured when compared to the expected date of death assumed in the pricing of the insurance policy.


      During 1997, the Company and NPS agreed to retroactively increase premiums charged on certain policies issued by the Company. The policies selected for the increase in premiums were those policies that did not meet the profitability criteria of the Company. No plans were found to have a premium deficiency prior to 1997. The amount of the increased premiums paid by NPS as a result of this retroactive rate adjustment was $1,923,000. Premiums in the amount of $1,574,420, collected as a result of the retroactive rate adjustment applicable to years prior to January 1, 1997 have been credited to paid-in capital, net of applicable income tax effect of $314,884. Increased premiums in the amount of $339,828 applicable to the year ended December 31, 1997, have been included in premium revenue. Premiums collected in the future from the retroactive rate adjustment will be recorded as premium revenue. See "Business -- National Prearranged Services."



      NPS elects to invest in insurance policies as one of the methods of funding such contractual obligations. NPS could invest in other statutorily appropriate instruments to fund such obligations but like most other preneed sellers today, prefers the use of insurance to do so. In its 19 years of operation to date, NPS has met all of its obligations under approximately 27,000 fulfilled preneed contracts representing an aggregate of approximately $81 million of funerals purchased.

      The Company was incorporated in Texas in 1980. The Company formed Memorial Service Life Insurance Company ("Memorial") in 1986 and acquired Lincoln Memorial Life Insurance Company ("Lincoln") in 1992. In 1997 and 1998, the Company acquired blocks of life insurance and annuity policies from Woodmen Accident and Life Company (the "Woodmen Block") and World
Insurance Company (the "World Acquisition"), respectively. The acquisition of the Woodmen Block was the first instance of the Company's strategy of acquiring life and annuity policies.

                        RECENT DEVELOPMENT

      On January 28, 1998, the Company entered into a definitive agreement to acquire all of the outstanding capital stock of Harbourton Reassurance, Inc. ("Harbourton") for estimated total consideration of approximately $11.6 million (the "Harbourton Acquisition"). Pursuant to the agreement, the actual purchase price will be based upon an adjusted value of stockholder's equity. Harbourton's insurance operations consist of the reinsurance of life, annuity and disability income products from various other United States insurance companies. The acquisition is subject to regulatory approval and will be accounted for under the purchase method of accounting. As of March 31, 1998, Harbourton reported total assets of $161.7 million and stockholder's equity of $41.1 million. The Company expects that the Harbourton Acquisition will be completed in August 1998. Harbourton reported a net loss for the year ended December 31, 1997 before pro forma adjustments of $5.4 million, and profit for the quarter ended March 31, 1998 of $0.3 million. Consideration for the purchase of Harbourton will be paid in cash, net of an extraordinary dividend of $29 million to be paid by Harbourton prior to the acquisition. See "Pro Forma Combined Condensed Financial Information."

                             --------------------


                                                 THE OFFERING

Common Stock offered                              1,000,000 shares<F1>

Common Stock to be outstanding
   after the offering                             4,200,000 shares<F2>

Use of Proceeds                                   For possible acquisitions, working capital and general
                                                  corporate purposes.  See "Use of Proceeds" and "Business."

Risk Factors                                      The shares offered hereby are speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk
                                                  Factors."

Pacific Exchange Symbol                           "LHC"

--------------------
<F1>  Does not include an aggregate of up to 250,000 shares of Common Stock issuable upon exercise of: (i) the over-allotment option; and (ii) the Underwriters' Warrants.

<F2>  Does not include 1,200,000 shares of Common Stock reserved for issuance under the Lincoln Heritage Corporation 1998 Long-Term Incentive Plan (the "Plan"). To date options to purchase 1,200,000 shares of Common Stock have been granted under the Plan, of which options for 80,000 shares currently are exercisable. See "Management -- Long-Term Incentive Plan."

       SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

      The following historical summary consolidated financial information has been derived from the unaudited consolidated balance sheet of the Company as of March 31, 1998, audited consolidated statements of operations for each of the three years in the period ended December 31, 1997, unaudited consolidated statements of operations for each of the two years in the period ended December 31, 1994 and unaudited consolidated statements of operations for the three months ended March 31, 1997 and 1998. The pro forma financial statements give effect to the completed and pending acquisitions described under "Pro Forma Combined Condensed Financial Information." This historical and pro forma combined financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto and the pro forma financial information included elsewhere in this Prospectus.


                                                                                                           THREE MONTHS
                                                            YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                          ---------------------------------------------------------      -----------------
                                            1993        1994        1995        1996          1997        1997       1998
                                          -------     -------     -------     -------       -------      ------    -------
                                               (unaudited)                                                  (unaudited)
STATEMENT OF OPERATIONS DATA:
Premium income                            $22,848     $24,001     $27,354     $33,274       $38,044      $8,631    $ 7,257
Net investment income
   and net realized gains                   4,804       3,908       4,514       5,729         8,838       1,258      2,703
Other revenue                                   -           -           -           -             -           -         53
                                          -------     -------     -------     -------       -------      ------    -------
   Total revenues                          27,652      27,909      31,868      39,003        46,882       9,889     10,013

Benefits incurred                          19,053      19,563      20,775      24,750        31,151       7,174      6,390
Other expenses                              7,140      11,848       9,625      13,351        13,404       3,029      3,742
                                          -------     -------     -------     -------       -------      ------    -------
Income (loss) before
   federal taxes                            1,459      (3,502)      1,468         902         2,327        (312)      (119)

Income taxes (benefit)                        279        (610)        317         197           672         (86)        10
                                          -------     -------     -------     -------       -------      ------    -------
Net income (loss)                         $ 1,180     $(2,892)    $ 1,151     $   705       $ 1,655      $ (226)   $  (109)
                                          =======     =======     =======     =======       =======      ======    =======
Weighted average
   shares outstanding                       3,200       3,200       3,200       3,200         3,200       3,200      3,200
Basic earnings (loss) per
   share                                  $   .37     $  (.90)    $   .36     $   .22       $   .51      $ (.07)   $  (.03)
Diluted earnings (loss)
   per share                                  .37        (.90)        .36         .22           .45        (.07)      (.03)

                                                                            YEAR ENDED               THREE MONTHS
                                                                         DECEMBER 31, 1997       ENDED MARCH 31, 1998
                                                                         -----------------       --------------------
PRO FORMA STATEMENT OF OPERATIONS DATA (UNAUDITED)<F1>:

Premium income                                                                $38,592                   $ 7,198
Net investment income and
   net realized gains                                                          21,529                     4,656
Other revenue                                                                   1,900                        70
                                                                              -------                   -------
   Total revenues                                                              62,021                    11,924

Benefits incurred                                                              46,149                     7,665
Other expenses                                                                 20,460                     4,850
                                                                              -------                   -------
Loss before
   federal taxes                                                               (4,588)                     (591)
Income tax (expense) benefit                                                   (1,001)                      194
                                                                              -------                   -------
Net loss                                                                      $(5,589)                  $  (397)
                                                                              =======                   =======
Weighted average shares
   outstanding                                                                  3,200                     3,200
Loss per share
   Basic                                                                      $ (1.75)                  $  (.12)
   Diluted                                                                      (1.75)                     (.12)

(footnotes on following page)

                                    7

                                                                                                  MARCH 31, 1998
                                                                                       -------------------------------------
                                                                                                                 PRO FORMA
                                                                                                                     AS
BALANCE SHEET DATA:                                                                    ACTUAL    PRO FORMA<F2>  ADJUSTED<F3>
                                                                                       ------    -------------  ------------
                                                                                                          (UNAUDITED)
Invested assets                                                                       $109,339      $219,000      $219,000
Total assets                                                                           135,947       256,540       264,008
Total policy liabilities                                                               128,660       241,006       241,006
Shareholder's equity                                                                     5,149         5,149        12,617

--------------------
<F1>  Gives effect to the Harbourton Acquisition and the World Acquisition as
      if such acquisitions had occurred on January 1, 1997 and 1998, respectively.

<F2>  Gives effect to the Harbourton Acquisition and the World Acquisition as
      if such acquisitions had occurred on March 31, 1998. See "Pro Forma Combined Condensed Financial Information."

<F3>  Gives effect to the Harbourton Acquisition and the World Acquisition as
      if such acquisitions had occurred on March 31, 1998. As adjusted to reflect the sale of the shares offered by this Prospectus at an assumed public offering price of $9.00 per share and the application of the estimated net proceeds of $7,468,000.

                             --------------------

      Unless the context otherwise indicates, the term "Company" as used herein refers collectively to Lincoln Heritage Corporation and its wholly owned direct and indirect subsidiaries: Memorial, Lincoln and Wise & Associates, Inc. ("Wise"). The Company's principal executive offices are located at 1250 Capital of Texas Highway, Building 3, Suite 100, Austin, Texas 78746; telephone (512) 328-0075.

                                 RISK FACTORS

      This Prospectus contains certain forward-looking statements concerning the Company. Also, documents subsequently filed by the Company with the Commission will contain forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as on assumptions made by and information currently available to the Company at the time such statements are made. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," "intends" and similar expressions, as they relate to the Company are intended to identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below, the matters set forth or incorporated in this Prospectus generally and certain economic and business factors, some of which may be beyond the control of the Company. The Company cautions the reader, however, that this list of factors may not be exhaustive, particularly with respect to future filings with the Commission. In analyzing an investment in the Common Stock offered hereby, prospective investors should carefully consider, along with the other matters referred to herein, the risk factors described below.

ABILITY TO COMPLETE AND INTEGRATE ACQUISITIONS; RISKS RELATING TO
GROWTH STRATEGY

      A significant portion of the Company's strategy is to pursue and complete acquisitions of companies and in force life insurance business that meet its acquisition criteria. The Company has acquired and seeks to acquire companies and blocks of in force insurance policies to enhance the Company's shareholder value utilizing the Company's operations, management and access to capital. The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable acquisition opportunities at values deemed advantageous and capital and regulatory constraints. To the extent that cash generated internally is not sufficient to provide the capital required for acquisitions, the Company will require additional debt and/or equity financing in order to provide for such capital. Future debt financing, if available, will result in increased interest and amortization expenses, increased leverage and decreased income available to fund acquisitions and expansion, and may limit the Company's ability to withstand competitive pressures and render the Company more vulnerable to business downturns. Future equity financings may dilute the equity interests of existing shareholders. Growth by acquisition also involves risks that could adversely affect the Company's operating results, including difficulties in integrating the operations and personnel of acquired companies, eliminating duplicative costs and reducing overhead, and the potential loss of key employees and customers of acquired companies or lapse or surrender of acquired insurance policies. In addition, although the Company performs a due diligence investigation of each business that it acquires, there may nevertheless be liabilities of an acquired business that the Company fails or is unable to discover during its due diligence investigation and for which the Company, as a successor owner, may be responsible.

      The Harbourton Acquisition represents the Company's largest acquisition to date and there can be no assurance that the Company will successfully operate Harbourton's business. In addition, there can be no assurance that the Company will be able to obtain the capital necessary to pursue its growth strategy, consummate acquisitions on satisfactory terms or, if any such acquisitions are consummated, successfully integrate such acquired businesses into the Company and remedy any undiscovered liabilities of any acquired companies. See "Business -- Business Strategy."

DEPENDENCE UPON NPS

      The Company has been dependent upon NPS, an affiliate under common control with the Company, for substantially all its originations of newly-issued life insurance polices. The Company currently does not operate a significant internal marketing function or obtain significant amounts of business from non-affiliated insurance agencies. In addition, the Company's future growth will be dependent, in large part, upon NPS's ability to grow its prearranged funeral service contract business. NPS's business is highly regulated and future changes in existing laws and regulations or changes in the administration of existing laws and regulations could have a material adverse effect on NPS's business. Moreover, NPS's ability to grow will be dependent upon (among other factors) its ability to penetrate new geographic markets, attract and retain qualified employees and develop its resources to fund and profitably manage its future growth. There can be no assurance that NPS will maintain its current level of business or successfully grow its prearranged funeral volume. NPS's inability to maintain its current level of business would have a material adverse effect on the Company. As owner of the policies issued to fund its preneed contracts, NPS has the contractual right to cancel such policies, which represent a substantial majority of the Company's in force insurance. Cancellation of all or a significant amount of such policies would have a material adverse effect on the Company. Cancellation of policies, which has an immediate positive or neutral effect on the Company's financials by releasing liabilities equal to or greater than the cash required to fund those cancellations, would have a long-term adverse effect by depriving the Company of future income derived from premium revenues and investment income.

      In addition, because NPS is under common control with the Company, situations could arise in which NPS's interests and the Company's interests could conflict. Examples of such potential conflicts would be the following: the amount of commissions to be paid to NPS; the determination of the premium rates charged NPS on the policies sold by NPS; the determination of the amount of benefit increases paid on death on policies sold by NPS; and the determination of the reimbursement method under the cost sharing agreement. If any of the potential conflict of interest issues were changed from existing arrangements, the effect on the Company's operations could be material and adverse. There can be no assurance that any such conflicts would be resolved to the benefit of the Company. Moreover, pursuant to that certain Exclusivity Agreement dated April 6, 1998 by and between the Company and NPS, NPS agreed to cause all insurance arising out of its prearranged funeral business to be issued by the Company's subsidiaries. There can be no assurance that such agreement will not be terminated prior to its expiration or renewed at its expiration in April 2003. NPS and National Prearranged Services Agency, Inc. ("NPS Agency"), also an affiliate under common control with the Company, were paid $11,247,606 and $2,956,131 in sales commissions during the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. See "Business -- National Prearranged Services" and "Certain Transactions."

NPS COST SHARING ARRANGEMENT

      Effective January 1, 1997, the Company executed a cost sharing agreement with NPS (an entity controlled by the current shareholder of the Company) whereby NPS will reimburse the Company, on a monthly basis, for a portion of certain general and administrative costs paid by the Company. During the year ended December 31, 1997 and the three months ended March 31, 1998, $2.7 million and $555,757, respectively, in costs were reimbursed to the Company by NPS under the terms of the cost sharing agreement. The Company would have reported an operating loss for 1997 if NPS had not reimbursed these costs.

      Under the terms of the cost sharing arrangement, the board of directors of each party to the agreement must agree annually on the basis for determining the reimbursement method. The current shareholder of the Company generally will be able to elect a majority of the directors and exercise significant control over the business policies and affairs of the Company and, in particular, would be able to affect the terms of the cost sharing agreement.

REGULATION

      Insurance companies are subject to comprehensive regulation in the jurisdictions in which they do business by state insurance commissioners.
Such regulation relates to, among other things: prior approval of the acquisition of a controlling interest in an insurance company; standards of solvency which must be met and maintained; licensing of insurers and their agents; nature and limitations of investments; deposits of securities for the benefit of policyholders; approval of policy forms; triennial examinations of insurance companies; annual and other reports required to be filed on the financial condition of insurers or for other purposes; and requirements regarding reserves for unearned premiums, losses and other matters. The Company is subject to this type of regulation in any state in which it is licensed to do business. Such regulation could create costs and restrict operations. The Company is currently subject to regulation in Texas by the Texas Department of Insurance. Intercorporate transfers of assets and dividend payments from the Company's insurance subsidiaries are subject to prior notice and approval if they are deemed "extraordinary" under these statutes. The Company is required under Texas laws to file detailed annual reports with the Texas Department of Insurance and all other states in which it is licensed. The business and accounts of insurance subsidiaries of the Company are subject to examination by the Texas Department of Insurance. The most recent triennial examination of the Company's insurance subsidiaries was for the year ended December 31, 1991. Examinations of the Company's insurance subsidiaries were begun during the second quarter of 1998 and will involve a review of the companies' financials for the period ended December 31, 1997. See "Business -- Regulatory Factors."

In October 1996, the Texas Department of Insurance issued an order and letter to Memorial and Lincoln, respectively, to comply with certain administrative and investment guidelines, including those relating to permissible investments. Memorial and Lincoln had invested a portion of their assets in derivative instruments in the belief that these instruments were allowed under Texas insurance investment guidelines. The Department alleged that these investments were not in compliance with state guidelines. The Company complied with the Department's position, immediately ceased investing in derivative instruments and liquidated its existing portfolio with a net gain in excess of $1.0 million. In May 1997, Memorial and Lincoln demonstrated to the Department that they had fully complied with all applicable guidelines and regulations, the companies agreed to furnish quarterly compliance reports to the Department and the Department released the companies from the order. Subsequently, Texas investment regulations were changed to allow investments in derivatives on a limited basis.

PERSISTENCY

      Persistency is the extent to which policies sold remain in force. Policy lapses over those actuarially anticipated could have an adverse effect on the financial performance of the Company. Policy acquisition costs are deferred and recognized over the premium paying period of a policy. Excess policy lapses, however, cause the immediate expensing or amortizing of deferred policy acquisition costs. As long as the Company maintains lapse and surrender rates within its pricing assumptions for its insurance policies, the Company believes that the present lapse and surrender rate should not have a material adverse effect on the Company's financial results. For the years ended December 31, 1995, 1996 and 1997 and the quarter ended March 31, 1998, the Company's lapse ratio on ordinary business was 3.0%, 4.4%, 1.1% and 0.6%, respectively.

COMPETITION

      The life insurance business is highly competitive and consists of a number of companies, many of which have greater financial resources, longer business histories and more diversified lines of insurance coverage than the Company. The Company may encounter increased competition from existing competitors or new market entrants, some of which may be significantly larger and have greater business resources. In addition, to the extent that existing or future competitors seek to gain or retain market share by reducing prices, the Company might be compelled to lower its prices, thereby adversely affecting operating results. See "Business -- Competition."

UNINSURED CASH BALANCES

      The Company maintains average cash balances in one depository that are significantly in excess of Federal Deposit Insurance Corporation coverage. If this depository was to cease business, the Company would likely lose a substantial amount of its cash. At March 31, 1998, the Company had approximately $2.8 million in this depository representing primarily uncollected deposits not available for sweep in repurchase transactions. The cash balances of the Company on such date at such institution were maintained awaiting clearance of the deposited funds. Upon clearance of such funds they are transferred to a sweep account. As of March 31, 1998, there were no deposits which served as compensating balances of the Company or any of its affiliates. Management continuously monitors the solvency of its depositories and does not believe a material risk of loss exists since such institutions are currently above the federally mandated levels of capital and liquidity. Management utilizes short-term U.S. Treasury and agency securities as well as investment grade commercial paper issues as vehicles for managing temporary excess cash balances, and expects to continue the practice in the future.

ECONOMIC STATE OF THE INSURANCE INDUSTRY

      In the past decade, there have been instances where the United States insurance industry, as a whole, has suffered substantial losses on investments, which has reduced the financial stability of several insurance companies. Management believes that the principal cause of industry losses have been excessive investment in high yield bonds and real estate. The Company has minimal holdings in high yield bonds, and has no real estate holdings.

Management believes that these factors leave the Company with a relatively lower investment loss risk compared to that to which the industry as a whole is exposed.

INTEREST RATE VOLATILITY; INVESTMENT SPREAD RISKS

      Profitability in the insurance industry is affected by fluctuations in interest rates. Of prime importance in achieving profitability is an insurance company's ability to invest premiums at a higher interest rate than the interest rate credited to existing policies. Rapid decreases or increases in interest rates may affect an insurance company's ability to maintain a positive spread between the yield on invested assets and the assumed interest rate credited to policy reserves. Rapid interest rate changes could cause increased lapses of policies in force, although management believes the effect of such rate changes would be minimal.

DEPENDENCE ON KEY PERSONNEL

      The Company's future performance and development will depend, to a significant extent, upon the efforts and abilities of members of senior management, particularly Nicholas M. Powling, President and Chief Executive Officer, and Clifton Mitchell, Executive Vice President-Actuarial. The loss of services of one or more members of senior management could have a material adverse effect on the Company's business. The Company's future success also will depend on its ability to attract, train and retain skilled personnel in all areas of its business. The Company does not currently have employment contracts with any of its officers or employees. Similarly, the Company does not maintain key man insurance on its key employees. See "Management."

CONTROL BY EXISTING SHAREHOLDER

      After the offering, RBT Trust II, of which Howard A. Wittner, a director of the Company, is the sole trustee, will beneficially own 76.2% of the outstanding Common Stock and the Company's executive officers and directors will in the aggregate beneficially own or control approximately 76.6% of the outstanding Common Stock (73.6% if the Underwriters' over-allotment option is exercised in full). Accordingly, Mr. Wittner generally will be able to elect a majority of the directors and exercise significant control over the business policies and affairs of the Company. Similarly, Mr. Wittner would be in a position to prevent a takeover of the Company by one or more third parties, which could deprive the Company's shareholders of a premium that might otherwise be realized by them in connection with an acquisition of the Company. See "Principal Shareholders."


      Mr. Wittner's control over the Company and NPS creates possible conflicts of interests which could materially and adversely affect the interests of the Company's minority shareholders, including purchasers of shares in this offering. Examples of such potential conflicts include the following: the amount of commissions to be paid to NPS; the determination of the premium rates charged NPS on policies sold by NPS; the determination of the amount of benefit increases (i.e., participating dividends) paid on death on policies sold by NPS; and the determination of the reimbursement method under the cost sharing agreement. There can be no assurance that any such conflicts would be resolved to the benefit of the Company.

      The determination of dividends on participating policies is not dependent on any pre-determined factor and is completely at the discretion of the boards of directors of the insurance subsidiaries. Because the Company and NPS will be under common control, NPS as the policyholder, may exercise significant influence over the decision regarding the amount and timing of policyholder dividends. The insurance subsidiaries paid no dividends in 1995, 1996, 1997 or 1998 (year-to-date). Among other items, low levels of inflation were a factor for not paying dividends in such years. There currently are no plans for paying dividends in the foreseeable future;
however, dividends could be declared should circumstances warrant. The most likely circumstance that may warrant the declaration of policyholder dividends would be a significant increase in the level of inflation. The declaration of policyholder dividends would, through the provision of paid-up additions rather than cash dividends, provide additional death benefits under the insurance policies. The increased level of death benefits would contribute to covering the presumed increase in the cost of funeral services issued as a response to increased levels of inflation, which, in turn, allows the Company to remain competitive, is the primary reason for the utilization of participating policies.

      The Company and NPS have entered into a cost sharing agreement, whereby NPS will reimburse the Company, on a monthly basis, for a portion of the general and administrative costs paid by the Company. The agreement calls for the costs to be shared based on the following: "The parties not providing such services (the "non-contracting parties") agree to reimburse the party providing such services (the "contracting party") monthly for the cost of the services and facilities provided, the amount of such reimbursement to be determined on one of more of the following bases: (a) the actual cost attributable to the non-contracting party's use of the services rendered; or
(b) the proportionate percentage of the cost of services provided based upon time spent by the contracting party's personnel on the non-contracting party's activities; or (c) unit rates for specific services or functions which are developed through combinations of one of more of the cost bases described in items (a) and (b) above." During the year ended December 31, 1997 and the three months ended March 31, 1998, $2.7 million and $555,757, respectively, in costs were reimbursed to the Company by NPS under the terms of the cost sharing agreement. The Company would have reported an operating loss for 1997 if NPS had not reimbursed these costs. Under the terms of the cost sharing agreement, the respective boards of directors of the parties to the agreement must agree annually on the basis for determining the reimbursement method. Due to his control of the Company and NPS subsequent to this offering, Mr. Wittner will be able to affect the terms of the cost sharing agreement and a conflict could arise between the interests of the Company, on the one hand, and NPS, on the other.


SEASONAL AND QUARTERLY FLUCTUATIONS

      The Company's revenues and operating results have historically varied significantly from quarter to quarter and are expected to continue to fluctuate in the future. Those fluctuations have been due to a number of factors, including higher mortality experience during the winter months. These factors, among others, make it likely that in some future quarter the Company's results of operations may be below the expectations of securities analysts and investors, which could have a material adverse effect on the market price of the Common Stock. Historically, operating results have been seasonally lower during the first fiscal quarter than during the other quarters of the fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

ANTI-TAKEOVER PROVISIONS

      The Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws (the "Bylaws") include provisions that may delay, defer or prevent a takeover attempt that may be in the best interest of the Company's shareholders. These provisions include a classified Board of Directors, pursuant to which directors are divided into three classes with three-year staggered terms. The classified board provision could increase the likelihood that, in the event an outside party acquired a controlling block of the Company's stock, incumbent directors nevertheless would retain their positions for a substantial period, which may have the effect of discouraging, delaying or preventing a change in control of the Company. In addition, the Articles of Incorporation provide for the ability of the Board of Directors to issue up to 1,000,000 shares of Preferred Stock without any further shareholder approval, a provision under which only the Board of Directors or holders of at least two-thirds of the outstanding shares may call meetings of shareholders, a requirement that any shareholder action without a meeting be pursuant to unanimous written consent and certain advance notice procedures for nominating candidates for election to the Board of Directors and putting other proposals to a vote of shareholders. Issuance of Preferred Stock also could discourage bids for the Common Stock at a premium as well as create a depressive effect on the market price of the Common Stock. In addition, under certain conditions, Section 13.03 of the Texas Business Corporation Act, as amended (the "Texas Act"), would prohibit the Company from engaging in a "business combination" with an "affiliated shareholder" (in general, a shareholder owning 20% or more of the Company's outstanding voting shares) for a period of three years. The possible impact of these provisions on takeover attempts could adversely affect the price of the Common Stock. See "Description of Securities."

BROAD DISCRETION TO ALLOCATE USE OF PROCEEDS

      The proceeds of this offering will be allocated only generally. The specific uses of investors' funds will depend upon the business judgment of management, upon which the investors must rely, with only limited information about management's specific intentions. See "Use of Proceeds" and "Business."

NO ASSURANCE OF MARKET FOR COMMON STOCK


      There currently is no public market for the Common Stock being offered, and no assurance can be given that a market will develop. The Company has received approval for listing of the Common Stock on the Pacific Exchange. If a trading market does develop for the Common Stock, the prices may be highly volatile. The Underwriters are not obligated to make a market in the Common Stock upon completion of this offering, and, even if the Underwriters make a market following the offering, there is no assurance that it will continue to do so in the future. In addition, if a market for the Common Stock does develop, and the Common Stock is traded below certain prices, many brokerage firms may not effect transactions in the Common Stock, and sales of the Common Stock will be subject to Commission Rule 15g-9. In the event that the Company is unable to meet the Pacific Exchange's continued listing requirements, trading in the Common Stock, if any, could be limited to the OTC Bulletin Board or the "pink sheets" used by members of the National Association of Securities Dealers, Inc. If a market does not develop for the Common Stock, it may be difficult or impossible for purchasers to resell the Common Stock. There can be no assurance that any of the Common Stock can ever be sold at the offered price or at any price.


SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

      Upon consummation of the offering, the Company will have outstanding an aggregate of 4,200,000 shares of Common Stock. Future sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) by the Company's current shareholders after the offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. In addition, the Company has the authority to issue additional shares of Common Stock and shares of one or more series of Preferred Stock. The Company also intends to register on Form S-8 under the Securities Act an aggregate of 1,200,000 shares of Common Stock for future issuance under the Plan as soon as practicable following the consummation of the offering. The future issuance of such shares could result in the dilution of the voting power of the shares of Common Stock purchased in the offering and could have a dilutive effect on earnings per share. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. The Company currently has no plans to designate or issue any shares of Preferred Stock.

      The Company and its directors and executive officers have, subject to certain exceptions in the case of the Company described in "Underwriting," agreed not to directly or indirectly offer, sell, contract to sell or otherwise dispose of or transfer any capital stock of the Company, or any security convertible into, or exercisable or exchangeable for, such capital stock, for a period of one year after the date of this Prospectus, without the prior written consent of the Representative. The existing shareholder of the Company is entitled to rights to register its shares of Common Stock under the Securities Act for resale, at the expense of the Company. Such shares also are subject to Rule 144 which sets forth significant restrictions in the case of shares held by persons deemed to be affiliates of the Company. See "Principal Shareholders," "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

POSSIBLE NEED FOR FUTURE FINANCING

      The Company believes that the proceeds of this offering will enable it to accomplish the purposes set forth under "Business," although there can be no assurance that this will be the case. If the proceeds of this offering are not sufficient, the Company would be required to seek additional financing to enable it to conduct its business operations. There can be no assurance that the Company will be able to obtain such financing on acceptable terms, or at all. Any such additional financing may entail substantial dilution of the
equity of the then-existing shareholders of the Company.   See
"Underwriting."

ARBITRARY DETERMINATION OF OFFERING PRICE

      The public offering price for the Common Stock offered hereby was determined by negotiation between the Company and the Representative, and should not be assumed to bear any relationship to the Company's asset value, net worth or other generally accepted criteria of value. Recent history relating to the market prices of newly public companies indicates that the market price of the Common Stock following this offering may be highly volatile. See "Underwriting."

BENEFITS OF THE OFFERING TO CURRENT SHAREHOLDERS

      Current holders of Common Stock and options to purchase Common Stock will benefit from this offering by: (i) creation of a public trading market for the Common Stock, which is intended but for which there is no assurance; and (ii) the substantial unrealized gain, based upon the difference between the acquisition costs and the initial public offering price, for holders who acquired their stock or optionees who were granted options prior to the public offering.

PAYMENT OF DIVIDENDS

      The Company has never paid cash dividends on the Common Stock, and does not anticipate that it will pay cash dividends in the foreseeable future.
The payment of dividends by the Company will depend on its earnings, financial condition and such other factors, as the Board of Directors of the Company may consider relevant. The Company currently plans to retain any earnings to provide for the development and growth of the Company. See "Dividend Policy."

IMMEDIATE SUBSTANTIAL DILUTION

      The Company's current shareholder acquired its shares of Common Stock at a cost substantially below the price at which such shares are being offered in this offering. In addition, the initial public offering price of the shares of Common Stock in this offering will be substantially higher than the current book value per share of Common Stock. Consequently, investors purchasing shares of Common Stock in this offering will incur an immediate and substantial dilution of their investment based upon the resulting book value of Common Stock after completion of this offering. See "Dilution."

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED

      The Company has reserved 1,200,000 shares of Common Stock for issuance to key employees, officers, directors, consultants and advisors of the Company pursuant to the Plan. To date, options to purchase 1,200,000 shares of Common Stock have been granted under the Plan, of which options to purchase 80,000 shares currently are exercisable (all such options have an exercise price of $3.75 per share). The existence of these options and any other options and the Underwriters' Warrants may prove to be a hindrance to future equity financings by the Company. Further, the holders of such options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Management -- Long-Term Incentive Plan."

EFFECT OF UNDERWRITERS' WARRANTS

      Until the date five years following the date of this Prospectus, the holders of the Underwriters' Warrants are given an opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution in the interests of the other shareholders. The shares of Common Stock underlying the Underwriters' Warrants have certain registration rights. Further, the terms on which the Company might obtain additional financing during that period may be adversely affected by the existence of the Underwriters' Warrants. The holders of the Underwriters' Warrants may exercise them at a time when the Company might be able to obtain additional capital through a new offering of Common Stock on terms more favorable than those provided herein. The Company has agreed that, under certain circumstances, it will register under federal and state securities laws the Underwriters' Warrants and the Common Stock issuable thereunder. Exercise of these registration rights could involve substantial expense to the Company at a time when it could not afford such expenditures and may adversely affect the terms upon which the Company may obtain financing. See "Description of Securities" and "Underwriting."

      A significant amount of the Common Stock offered hereby may be sold to customers of the Representative. Such customers subsequently may engage in transactions for the sale or purchase of such Common Stock through or with the Representative. Although it has no obligation to do so, the Representative may otherwise effect transactions in such Common Stock. Such market making activity may be discontinued at any time. If it participates in the market, the Representative may exert a dominating influence on the market, if one develops, for the Common Stock. The price and the liquidity of the Common Stock may be significantly affected by the degree, if any, of the Representative's participation in such market.

                          USE OF PROCEEDS
      The net proceeds of this offering to the Company are estimated to be approximately $7,468,000 (at an assumed public offering price of $9.00 per share). The net proceeds will be added to the Company's working capital and used for general corporate purposes and possible acquisitions of insurance companies and in force insurance policies consistent with the Company's business strategies. None of the proceeds of this offering will be used to fund the acquisition of Harbourton. Except for the Harbourton Acquisition, the Company currently has no agreement, arrangement or understanding with respect to any proposed acquisition. See "Business."

      Pending application of the net proceeds of this offering for such purposes the Company may invest the net proceeds in interest-bearing savings accounts at insured institutions, U.S. Government and agency obligations, certificates of deposit or other investment grade short-term, interest-bearing securities.

                               DIVIDEND POLICY

      The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future. The Company's Board of Directors plans to retain earnings for the development and expansion of the Company's business. The Board of Directors also plans to regularly review the Company's dividend policy. The Company's ability to pay dividends will be dependent, in large measure, on its ability to receive dividends and management fees from its life insurance subsidiaries. The ability of these corporations to pay dividends and management fees, in turn, is limited pursuant to applicable insurance laws. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors, including future earnings, capital requirements, financial condition and such other factors as the Board of Directors may deem relevant.

                                   DILUTION

      As of March 31, 1998, the Company reported a net tangible shareholder's deficit of $11,957,064, or $3.74 per share of Common Stock. The net tangible shareholder's deficit of the Company is the aggregate amount of its tangible assets less its total liabilities. The net tangible shareholder's deficit per share represents the net tangible shareholder's deficit divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 1,000,000 shares of Common Stock at an assumed offering price of $9.00 per share and the application of the estimated net proceeds therefrom, the pro forma net tangible shareholder's deficit per share would decrease from $3.74 to $2.20. This represents an immediate decrease in net tangible shareholder's deficit of $1.54 per share to the current shareholder and an immediate dilution of $11.20 per share to new investors, as illustrated in the following table:

   Assumed initial public offering price per share                                            $ 9.00
   Net tangible shareholder's deficit per share before this offering and
     acquisitions                                                                $ 3.74
   Increase in net tangible shareholder's deficit
     per share attributable to acquisitions                                        1.48
   Decrease in net tangible shareholder's deficit
     per share attributable to new investors                                      (3.02)
                                                                                 ------
   Adjusted net tangible shareholder's deficit per share after this offering                    2.20
                                                                                              ------
   Dilution per share to new investors                                                        $11.20
                                                                                              ======

      The following table sets forth as of March 31, 1998: (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholder; and (ii) the number of shares of Common Stock to be purchased from the Company and total consideration to be paid by new investors (before deducting underwriting discounts and other estimated expenses) at an assumed public offering price of $9.00 per share.

                                          Shares Purchased                  Total Consideration         Average
                                          ----------------                  -------------------          Price
                                     Number              Percent         Amount            Percent     Per Share
                                     ------              -------         ------            -------     ---------
Current shareholder                3,200,000               76.2%      $ 2,076,576           18.7%         $ .65
New investors                      1,000,000 <F1><F2>      23.8         9,000,000           81.3           9.00
                                   ---------              -----       -----------          -----
   Total                           4,200,000 <F1>         100.0%      $11,076,576          100.0%
                                   =========              =====       ===========          =====

--------

<F1>  Does not include a total of 250,000 shares of Common Stock issuable upon the exercise of (i) the Underwriters' Warrants and (ii) the over-allotment option. Also does not include up to 1,200,000 shares of Common Stock issuable pursuant to the Plan. To the extent that these options and the Underwriters' Warrants are exercised, there will be further dilution to new investors in this offering.

<F2>  Upon exercise of the over-allotment option, the number of shares held by new investors would increase to 1,150,000 or 26.4% of the total number of shares to be outstanding after the offering and the total consideration paid by new investors will increase to $10,350,000. See "Principal Shareholders."

                                CAPITALIZATION

      The following table sets forth the: (i) the historical capitalization of the Company as of March 31, 1998; (ii) the pro forma capitalization of the Company assuming the Harbourton Acquisition and the World Acquisition had occurred as of January 1, 1998; and (iii) the pro forma capitalization as adjusted to give effect to the sale of 1,000,000 shares of Common Stock at an assumed public offering price of $9.00 per share. See "Use of Proceeds."

                                                                           March  31, 1998
                                                          -----------------------------------------------------
                                                                                                  Pro Forma
                                                             Actual           Pro Forma <F1>   As Adjusted <F2>
                                                             ------           --------------   ----------------
Long-term debt:
Total long-term debt                                      $         0          $         0       $         0

Shareholder's equity:
Common Stock, $0.01 par value,
   10,000,000 shares authorized, 3,200,000
   shares issued and outstanding,
   4,200,000 as adjusted <F3> <F4> <F5>                        32,000               32,000            42,000
Additional paid - in capital                                2,053,576            2,053,576         9,511,167
Net unrealized losses, net of tax                          (1,085,434)          (1,085,434)       (1,085,434)
Retained earnings                                           4,149,110            4,149,110         4,149,110
                                                          -----------          -----------       -----------
Total shareholder's equity                                  5,149,252            5,149,252        12,616,843
                                                          -----------          -----------       -----------
Total capitalization                                      $ 5,149,252          $ 5,149,252       $12,616,843
                                                          ===========          ===========       ===========

-------

<F1>  Pro forma to give effect to the Harbourton Acquisition and the World
      Acquisition as if they had occurred as of March 31, 1998. See "Pro Forma Consolidated Condensed Financial Information."

<F2>  Gives effect to the Harbourton Acquisition and the World Acquisition as
      if such acquisitions had occurred on March 31, 1998. As adjusted to reflect the sale of the shares offered by this Prospectus at an assumed public offering price of $9.00 per share and the application of the estimated net proceeds of $7,468,000.

<F3>  Does not include 1,200,000 shares of Common Stock reserved for issuance under the Plan.  See "Management -- Long-Term Incentive Plan."

<F4>  Does not include an aggregate of up to 250,000 shares of Common Stock issuable upon exercise of: (i) the over-allotment option; and (ii) the Underwriters' Warrants.

<F5>  Adjusted to reflect the 3.2-to-1 stock split (in the form of a stock dividend) effected by the Company on April 6, 1998.

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (dollars in thousands, except per share data)

      The following historical summary consolidated financial information has been derived from the unaudited consolidated balance sheet of the Company at March 31, 1998, audited consolidated balance sheets of the Company at December 31, 1996 and 1997, unaudited consolidated balance sheets at December 31, 1993, 1994 and 1995, audited consolidated statements of operations for each of the three years in the period ended December 31, 1997, unaudited consolidated statements of operations for each of the two years in the period ended December 31, 1994 and unaudited consolidated statements of operations for the three months ended March 31, 1997 and 1998. This selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus, and the information set forth under "Pro Forma Combined Condensed Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                           Three Months
                                                               Year Ended December 31,                    Ended March 31,
                                             ------------------------------------------------------     ------------------
                                              1993        1994       1995        1996        1997        1997       1998
                                             -------     -------    -------     -------     -------     ------     -------
                                                 (unaudited)                                               (unaudited)
Statement of operations data:
Premium income                               $22,848     $24,001    $27,354     $33,274     $38,044<F1> $8,631     $ 7,257
Net investment income and
   net realized gains                          4,804       3,908      4,514       5,729       8,838<F2>  1,258       2,703
Other revenue                                      -           -          -           -           -          -          53
                                             -------     -------    -------     -------     -------     ------     -------
   Total revenues                             27,652      27,909     31,868      39,003      46,882      9,889      10,013

Benefits incurred                             19,053      19,563     20,775      24,750      31,151<F3>  7,174       6,390
Other expenses <F4>                            7,140      11,848      9,625      13,351      13,404      3,029       3,742
                                             -------     -------    -------     -------     -------     ------     -------
Income (loss) before
   federal taxes                               1,459      (3,502)     1,468         902       2,327       (312)       (119)

Income taxes benefit
   (expense)                                    (279)        610       (317)       (197)       (672)        86          10
                                             -------     -------    -------     -------     -------     ------     -------

Net income (loss)                            $ 1,180     $(2,892)   $ 1,151     $   705     $ 1,655     $ (226)       (109)
                                             =======     =======    =======     =======     =======     ======     =======
Weighted average
   shares outstanding                          3,200       3,200      3,200       3,200       3,200      3,200       3,200
Earnings (loss) per share:
      Basic                                  $   .37     $  (.90)   $   .36     $   .22     $   .51     $ (.07)    $  (.03)
      Diluted                                    .37        (.90)       .36         .22         .45       (.07)       (.03)


                                                                 December 31,
                                             --------------------------------------------------------             March 31,
                                              1993        1994       1995        1996    1997<F5><F6>               1998
                                             -------     -------    -------     -------  ------------             ---------
                                               (unaudited)     (unaudited)                                       (unaudited)
Balance sheet data:

Invested assets                              $46,386     $43,302    $54,939     $58,082    $118,416               $109,339
Total assets                                  57,692      60,196     71,884      76,149     141,603                135,947
Total policy liabilities                      51,286      62,391     68,432      73,067     130,450                128,660
Shareholder's equity
   (deficit)                                   4,471      (2,508)     2,713       1,856       6,883                  5,149

----------

<F1>  The Company assumed through co-insurance a block of life and annuity business from Woodmen Accident and Life Company effective September 1, 1997. The Company received $48,025 in cash in exchange for assuming

                                    19

      $50,857 in insurance liabilities. Premiums for the year ended December 31, 1997 included approximately $58 applicable to the Woodmen Block.

<F2>  Investment income for the year ended December 31, 1997 includes approximately $1,227 for interest earned on the assets purchased with the cash received in the Woodmen Block.

<F3>  Benefits incurred for the year ended December 31, 1997 included approximately $909 in interest paid on policyholder deposits and increase in future policy benefits associated with the Woodmen Block.

<F4>  Financial information for the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998 are net of expense reimbursements from NPS in the amount of $2,695, $517 and $555, respectively.

<F5>  Invested and total assets at December 31, 1997 include approximately
      $41,657 in assets associated with the Woodmen Block.

<F6>  Policy liabilities at December 31, 1997 include approximately $42,048 in liabilities associated with the Woodmen Block.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following should be read in connection with the Company's Consolidated Financial Statements and related notes, the financial statements of Harbourton and the notes thereto, the information set forth under "Pro Forma Combined Condensed Financial Information" and the other financial information included elsewhere in this Prospectus.

OVERVIEW

      The Company is a holding company for operating subsidiaries that consist primarily of life insurance companies. The life insurance companies primarily write policies sold by the Company's affiliate, NPS, in connection with NPS's sales of prearranged funeral contracts. As a result of the growth in the amount of pre-arranged funeral contracts sold by NPS over the past three years, the Company's revenues have increased significantly. The Company's growth also resulted, to a lesser extent, from the 1997 acquisition of the Woodmen Block (in force insurance policies and annuities).

      The Company's revenues are derived primarily from premiums on insurance policies generated by NPS. Net investment income and realized investment gains also have contributed significantly to total revenues as the Company's invested assets have grown.

      NPS increased its gross revenues (cash and deferred sales and commissions) from $47.2 million in 1996 to $67.0 million in 1997, due entirely to increased preneed sales. NPS attributes much of its sales growth to the success of the NPS "Advantage" program which markets preneed packages to independent funeral directors. NPS generates sufficient cash to fund its present operating activities. NPS funds a majority of its preneed obligations under the preneed contracts it sells by the purchase of insurance policies and U.S. Treasury and agency securities. Such purchase occurs immediately after receipt of a funded preneed contract. When the purchaser of an NPS preneed contract dies, the proceeds of such insurance policy and/or U.S. Treasury and agency securities fully fund the funeral product or services purchased by NPS under such preneed contract. In the event of a decline in NPS's preneed sales, the Company's future revenue growth could be impacted in the event that the Company could not replace the NPS sales force with its own or another marketing entity's sales force.

      The Company's expenses consist principally of benefits paid or accrued, commissions on the sale of policies and general and administrative costs associated with life insurance company operations. The Company expects that benefit costs and commissions will continue to increase as the Company executes its growth plans. Although general and administrative costs have increased in accordance with the growth in the Company's business, the Company believes its infrastructure will support increasing levels of internal revenue growth without the need for general and administrative expenses to increase at a similar rate.

      The Company's insurance subsidiaries are subject to a high degree of regulation from various state insurance administrators. Such regulation governs (among other things): investment policies; financial reporting; capital adequacy; terms of policies; and the ability of the Company's subsidiaries to pay dividends and management fees to the Company. In addition, NPS's activities in selling prearranged funeral contracts are highly regulated in the states in which NPS does business. These regulatory aspects and future changes therein could materially affect the Company's financial condition and results of operations. See "Business -- Regulatory Factors."

      The Company's strategy is to increase shareholder value by growing its insurance business through: (i) selected acquisitions of life insurance companies and in force life insurance policies and annuities; and (ii) increases in life insurance policies arising out of prearranged funeral contracts sold by NPS. The Company's ability to acquire such companies and policies will be dependent upon (among other things) its ability to identify, negotiate and complete transactions of favorable values, arrange necessary financing and integrate and manage the acquisitions after completion, including preserving customer relationships. There can be no assurance that the Company will successfully execute its strategy.

      Since the beginning of 1997, the Company has acquired the Woodmen Block and the World block of business and entered into a definitive agreement to acquire Harbourton. See "Pro Forma Combined Condensed Financial
Information."

      The determination of dividends on participating policies is not dependent on any pre-determined factor and is completely at the discretion of the boards of directors of the insurance subsidiaries. As noted under "Risk Factors--Control by Existing Shareholder," and because the Company and NPS are affiliated entities, NPS, as the policyholder, may exercise significant influence over the decision regarding the amount and timing of policyholder dividends. The insurance subsidiaries paid no dividends in 1995, 1996, 1997 or 1998 (year-to-date). Among other items, low levels of inflation were a factor for not paying dividends in 1995, 1996 and 1997. There currently are no plans for paying dividends in the foreseeable future; however, dividends could be declared should circumstances warrant. The most likely circumstance that may warrant the declaration of policyholder dividends would be a significant increase in the level of inflation. The declaration of policyholder dividends would, through the provision of paid-up additions rather than cash dividends, provide additional death benefits under the insurance policies. The increased level of death benefits would contribute to covering the presumed increase in the cost of funeral services to be provided in the future. The ability to provide increased benefits under the terms of the insurance policies issued as a response to increased levels of inflation, which, in turn, allows the Company to remain competitive, is the primary reason for the utilization of participating policies.

RESULTS OF OPERATIONS

      Comparison of the Three Months Ended March 31, 1997 and 1998. Premium income decreased $1.3 million, or 16%, from $8.6 million in the three-month period ended March 31, 1997 to $7.3 million in the three-month period ended March 31, 1998 due to higher sales of limited pay policies and fewer single pay policies compared to the first quarter of 1997.

      Net investment income increased $1.0 million, or 85%, from $1.2 million in the three-month period ended March 31, 1997 to $2.3 million in the three-month period ended March 31, 1998. This increase can be attributed to a higher level of invested assets (primarily resulting from the Woodmen Block) and a more actively managed investment portfolio. Average invested assets more than doubled in such three-month period of 1998 as compared to the first quarter of 1997.

      Net realized gains increased $430,000 from $21,000 in the three-month period ended March 31, 1997 to $451,000 in the three-month period ended March 31, 1998. Gains of $1.2 million were recognized in the three months ended March 31, 1998 due to the higher levels of invested assets discussed above. However, these gains were offset by losses of $745,000, including $460,000 recognized for significant declines in the fair market value of certain investments. The declines in fair market values of these investments followed public announcements of operating problems of the associated entity.

      Benefits decreased $782,000, or 11%, from $7.2 million for the three-month period ended March 31, 1997 to $6.4 million for the three-month period ended March 31, 1998 due to higher levels of limited pay policies which resulted in decreases in future policy benefits, offset by increases in benefits due to an overall increase of policies in force and interest credited to policyholder accounts related to the purchase of the Woodmen Block.

      Commissions increased $400,000, or 16%, from $2.6 million in the three-month period ended March 31, 1997 to $3.0 million in the three-month period ended March 31, 1998 due primarily to an increase in new policies issued in 1998 versus 1997, particularly for limited pay policies.

      General expenses net of reimbursements increased $636,000, or 198%, from $321,000 in the three-month period ended March 31, 1997 to $957,000 in the three-month period ended March 31, 1998 due primarily to increased policy administration expenses and general and administration expenses as a result of increased volume of business from new policies written and the purchase of the Woodmen Block.

      Amortization of cost of policies purchased of $298,000 for the three months ended March 31, 1998 compared to $0 for the three months ended March 31, 1997, reflecting the purchase of the Woodmen Block.

      The decrease in the change in deferred acquisition costs of $594,000 from $43,000 the three-month period ended March 31, 1997 to $637,000 the three-month period ended March 31, 1998 was due to the capitalization of the costs of acquiring new business at a higher rate than the amortization of such costs due to a higher volume of new policies issued, particularly limited pay policies.


      Net loss decreased to $109,000 in the three month period ended
March 31, 1998 from $226,000 for the three month period ended March 31, 1997 as a result of the factors discussed above.


      COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31,
1997. Premium income increased $4.7 million, or 14%, from $33.3 million in 1996 to $38.0 million in 1997 due to an increase in the amount of new business written. The increase in new business written was primarily the result of increases in prearranged funeral contracts sold by NPS. Such sales have increased due to an expansion of NPS's sales force. In addition, during 1997, the Company and NPS agreed to retroactively increase premiums charged on certain policies issued by the Company. Premiums included in revenues for the year ended December 31, 1997 was $339,828.

      Net investment income and net realized gains increased $3.1 million, or 54%, from $5.7 million in 1996 to $8.8 million in 1997. This increase was attributable to a higher level of average invested assets (primarily resulting from the Woodmen Block) and a more actively managed investment portfolio. Average invested assets increased $31.7 million, or 56%, from $56.5 million in 1996 to $88.2 million in 1997.


      Benefits incurred increased $6.4 million, or 26%, from $24.8 million in 1996 to $31.2 million in 1997 primarily due to an overall increase in business in force and interest credited to policyholder accounts related to the acquisition of the Woodmen Block.


      Surrenders decreased from 1996 to 1997 by $5.1 million. This decrease in surrenders was offset by a corresponding change in the increase in future policy benefits. Surrenders generally have little impact on current year operations due to the fact that surrender benefits are fully reserved and as surrender benefits are paid the reserve for future policy benefits is reduced by a corresponding amount. The more significant effect on operations occurs in future years when the Company loses future profits on the business surrendered.


      The Company's insurance subsidiaries have in force an agents' contract (the "Contract") with NPS and NPS Agency that obligates the Company to pay first-year and renewal commissions on policies written by NPS and NPS Agency.

      Prior to January 1, 1997, the Contract called for maximum first-year commissions of up to 23% of the face amount of the policies submitted and renewal commissions of up to 2% of the face amount of issued policies remaining in force in years two through six. The Contract was designed to provide a cap on the amount of commissions that the Company could pay rather than create an obligation on the part of the Company to pay the maximum commissions stated in the Contract. The Contract was structured in this manner to assist in protecting the statutory solvency of the insurance subsidiaries and yet allow the Company to pay commissions in amounts that the gross premiums being charged would support. The following table sets for the maximum commissions that could have been paid under the Contract and the amount of commissions recorded in the accompanying financial statements:

                                                                                         Three Months Ended
                                  Years Ended December 31,                                    March 31,
                    -------------------------------------------------               -----------------------------
                       1995                1996               1997                     1997               1998
                    ----------         -----------         ----------               ----------         ----------
Maximum             $9,355,106         $11,767,492         $11,247,606              $2,556,414         $2,956,131

Recorded/Paid        7,129,188          10,043,563          11,247,606               2,556,414          2,956,131

      First-year commissions paid were generally in accordance with the maximum commissions contained in the Contract, except for certain plans whereby the Company and NPS agreed that NPS would pay the Company reduced premiums on the plans in exchange for the Company paying NPS a reduced first-year commission. The commissions recorded/paid amounts were determined by the Company's management in light of the allowable contract amounts and based upon the effect of the commission payments on the Company's minimum capital and surplus requirements for state regulatory purposes.

      In order to better match the commissions paid with the profitability of the underlying policies, effective January 1, 1997, the Company and NPS and NPS Agency agreed to amend the Contract to provide for increased first-year commission of up to 31.5% of the face amount on single premium policies and terminate payments of renewal commissions on policies issued on or before December 31, 1995. The effect of the amended agreement was a reduction in the increase in future policy benefits of $1,148,000 on policies issued in 1997 and this effect net of $332,000 of tax expense was reflected as an increase in paid-in capital for the year ended December 31, 1997.

      Even though a waiver has been received from NPS for any commissions that may have been due under the maximum commissions described in the Contract through December 31, 1996, the Company is obligated to pay first-year commission on new business and renewal commissions on policies issued after January 1, 1996 which will become due subsequent to December 31, 1997, under the terms of the original and amended Contract.

      Renewal commission on policies issued prior to December 31, 1995 recorded in 1995 and 1996 of $1,200,000 and $2,664,000, respectively, are included in the payments for renewal commissions as shown in the table above and, as such, differ from the commission recorded in 1997. The commissions recorded for 1997 do not include renewal commissions on policies issued prior to December 31, 1995, but do include increased first-year commissions on single-pay policies issued during 1997 of $2,158,000.

      The net effect on operations of the amendment to the Contract over the short term (the next three years) will depend on the amount of single-pay business written by NPS when compared to the amount of renewal commissions terminated on business issued prior to December 31, 1995. Commissions on single-pay policies are increased over what would have been paid under the original Contract, but future renewal commission on policies sold prior to December 31, 1995, will not be paid. After three years, the amount of renewal commissions terminated on business issued prior to December 31, 1995 will be zero, so the effect on future operations of the change in the Contract will decrease earnings by the amount of the increase in commissions from 23% to 31.5% paid on single-pay business.


      Other expenses remained relatively unchanged from 1996 to 1997; however, this was a result of three offsetting factors: (i) policy administration and general expenses increased $1.2 million as a result of the acquisition of the Woodmen Block, (ii) general and administrative expenses decreased due to the initiation of a cost sharing agreement between the Company and NPS, whereby NPS reimbursed the Company $2.7 million for a portion of its general and administrative expenses attributable to NPS's business (the $2.7 million was based on costs incurred by the Company in 1997 for the direct benefit of NPS; and if there are similar changes in general and administrative expenses in 1998 the reimbursement amount will be adjusted accordingly) and (iii) commissions increased $1.2 million due to higher sales levels. The Company, NPS and NPS Agency are affiliated companies. NPS and NPS Agency were formed earlier than the Company and, as such, NPS and NPS Agency assisted in the development of the Company. As the companies grew and with the anticipation of the addition of outside shareholders, a more formal relationship among the entities became advisable, which resulted in the development of the cost sharing arrangement. See Note 12 to the Consolidated Financial Statements of the Company.


      Net income increased $950,000, or 134%, from $700,000 in 1996 to $1.7 million in 1997 due to the factors discussed above.

      COMPARISON OF THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1996. Premium income increased $5.9 million, or 22%, from $27.4 million in 1995 to $33.3 million in 1996 due to an increase in the amount of new business written. The increase in new business written was due primarily to increases in prearranged funeral contracts sold by NPS. Such sales have increased due to an expansion of NPS's sales force and more aggressive marketing.

      Net investment income and net realized gains increased $1.2 million, or 26%, from $4.5 million in 1995 to $5.7 million in 1996. This increase was attributable to an increased level of average invested assets and improvements in portfolio management.

      Benefits incurred increased $4.0 million, or 19%, from $20.8 million in 1995 to $24.8 million in 1996 primarily due to an overall increase in business in force.

      Other expenses increased $3.7 million from $9.6 million in 1995 to $13.3 million in 1996. This increase was a result of two factors: (i) increased commissions paid as a result of a large increase in new business written; and (ii) the Company's growth and expansion of its operations.
      Net income decreased $500,000, or 42%, from $1.2 million in 1995 to $700,000 in 1996 due to the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

      The Company's insurance subsidiaries generally generate sufficient cash receipts from premium collections and investment income to satisfy the Company's obligations. The Company believes that the diversity of the investment portfolio of its insurance subsidiaries provides sufficient liquidity to meet its operating cash requirements.

      Assets with a fair value of approximately $3.4 million at March 31, 1998 were on deposit with various state regulatory authorities. Assets with a fair value of approximately $38.8 million at March 31, 1998 were restricted as to use for the purchase of the Woodmen Block and other assumed business. See "Business -- Regulatory Factors."

      The Company's insurance subsidiaries are restricted by state insurance laws as to the amount of dividends that they may pay to the Company without prior notice to, or in some cases prior approval from, their respective state insurance departments. These restrictions on dividend distributions are based on statutory capital and surplus and operating earnings. Statutory surplus and statutory operating results are determined according to statutes adopted by each state in which the subsidiaries do business. Statutory surplus bears no direct relationship to equity as determined under generally accepted accounting principles. There were no amounts available for distribution to the Company at March 31, 1998.

      On May 15, 1998, the Company acquired all the outstanding stock of World Service Life Insurance Company of America ("World Service") for approximately $5.5 million in cash. Effective April 1, 1998, the Company acquired a block of annuity and life business through co-insurance from World Insurance Company for approximately $2.8 million in cash. See "Business -- Business Strategy."

      The Company's cash requirements for fiscal 1998 and in the future will depend upon mortality experience, acquisitions, timing of expansion plans and capital expenditures. The Company believes that the net proceeds from this offering, interest earned on the net proceeds and anticipated revenue from operations should be adequate for the Company's working capital requirements of its existing business over the next twelve months and the planned acquisition of Harbourton. In the event that the Company's plans or assumptions change, or if its requirements to meet unanticipated changes in business conditions or the proceeds of this offering prove to be insufficient to fund operations, the Company could be required to seek additional financing prior to that time.

      Changes in the Company's consolidated balance sheet between December 31, 1996, December 31, 1997 and March 31, 1998 reflect growth through operations, changes in the fair value of actively managed fixed maturity and equity securities, changes in the investment portfolio mix and the purchase of the Woodmen Block.

      Total investments increased approximately $60.4 million from $58.0 million at December 31, 1996 to $118.4 million at December 31, 1997 primarily due to investment assets acquired with the purchase of the Woodmen Block of $45 million, and an increase in policyholder loans to related parties of $10.7 million due to a change in investment strategy by NPS. Due to the riskless nature of these policy loans (they are fully collateralized by the cash value of the policies) and their contract interest rates, the Company believes they afford comparable risk-adjusted returns to alternative categories of invested assets. The policy loans are fully secured by the nonforfeiture values of the policies so that, in the event of default, the Company would not be adversely affected, except with respect to the future loss of revenues on the policies cancelled.

      Total investments decreased approximately $9.1 million from $118.4 million at December 31, 1997 to $109.3 million at March 31, 1998 due primarily to increases in death benefits which are typically higher in the first quarter due to higher mortality experience during the winter months and increased rates of cancellations of policies associated with the Woodmen Block. Changes in the separate components of investment assets are due to the portfolio mix of the Company's investment assets and changes in the fair value of balances in actively managed fixed maturity and equity securities. See Note 4 to the Consolidated Financial Statements of the Company.

      In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), fixed maturity and equity securities are recorded at estimated fair value. At March 31, 1998, the carrying value of such investments decreased by $2.0 million as a result of the SFAS 115 adjustment, compared to an increase of $800,000 at December 31, 1997.

      The decrease in shareholder's equity for the first three months of 1998 reflects the increase in net unrealized appreciation on securities of $1.6 million.

      Future policy benefits increased approximately $2.3 million from $87.8 million at December 31, 1997 to $90.1 million at March 31, 1998. This increase was due to an increase in the amount of new policies issued.

      Policyholder deposits decreased approximately $4.2 million from $41.6 million at December 31, 1997 to $37.5 million at March 31, 1998. Policyholder deposits are comprised primarily of annuities acquired with the Woodmen Block. The decrease was due to cancellations of policies and the absence of the issuance of new annuity policies.

      During 1995 and 1996, the Company paid surrender benefits to NPS or the Trust (as hereinafter defined, see "Certain Transactions") in the amount of $9.4 million. Upon surrender, NPS purchased new policies for the same insureds using a portion of the surrendered funds. The net funds received by NPS or the Trust were used to pay Memorial and Lincoln amounts due from processed premiums. NPS has committed to the Company to pay all future premiums due on the blocks of policies that were reissued. NPS funds its contractual obligations to provide funeral merchandise and services at time of death through its investments in insurance policies and U.S. Treasury and agency securities. Typically, NPS would purchase an insurance policy with a face amount at least equal to the current cost of the purchased funeral merchandise and services and would invest the balance, to cover the inflation factor and for investment income, in U.S. Treasury and agency securities. Periodically, NPS reevaluates its investment portfolio. In the process of readjusting its investment portfolio NPS surrendered certain blocks of insurance policies and chose (but was not obligated to) have new insurance policies issued, all in accordance with the policies' terms. Apart from investment objectives, NPS was required on its existing Illinois insurance policies by a change in state law to surrender and reissue such policies. "Surrender benefits" are a policy term which allows the policyholder to liquidate the policy prior to death. NPS's investment in insurance policies (along with U.S. Treasury and agency securities) is a business method of meeting its obligations to purchase funeral merchandise and services at the time of death of NPS's clients, and not a method of matching NPS customer consumer installment payments made for funeral services or merchandise. NPS must pay the insurance premiums to maintain its investment in said policies. The impact of the NPS surrender activity has no immediate impact on the results of the Company's operations, since on surrender the Company repays NPS at the cash surrender value which does not differ significantly from the reserve liability recorded on the books of the Company's insurance subsidiaries. Substantial amounts of future surrender activity could have a material adverse effect upon the Company's future results of operations. See "Risk Factors--Dependence Upon NPS."

      NPS funds a majority of its preneed obligations under the preneed funeral contracts it sells by the purchase of insurance policies and U.S. Treasury and agency securities. Such purchase of insurance policies and/or U.S. Treasury and agency securities occurs immediately after receipt of a preneed contract payment, and NPS retains only the minimal statutory sum allowed it, or commission, dependent upon state requirements, to fund its operations.
When the purchaser of an NPS preneed contract dies, the insurance policy and/or U.S. Treasury and agency securities, fully funds the funeral product or services purchased by NPS under such preneed contract. Any NPS policyholder loan is paid off at the death of the preneed customer in question, and insurance proceeds are remitted to NPS for its use in paying contracted for funeral services and products. NPS is contractually obligated to pay for contracted-for funeral services and products at need. Its contractual obligation exists without regard to whether insurance proceeds are equal to, less than or in excess of such proceeds.

MARKET RISK

      Market risk is the risk of loss arising from adverse changes in market rates and prices. The Company's primary market risk exposures are to changes in interest rates, although the Company also has certain exposures to changes in equity prices. The Company has no foreign exchange risk and no direct commodity risk. The active management of market risk is integral to the Company's operations. To manage exposure to market risk, the Company may rebalance its existing asset or liability portfolios, change the character of its existing asset or liability portfolios, change the character of future investments purchased or use derivative instruments to modify the market risk characteristics of existing assets and liabilities or assets expected to be purchased. The Company's market risk sensitive instruments are entered into for purposes other than trading.

      The Company has investment guidelines that define the overall framework for managing market and other investment risks, including the accountabilities and controls over these activities. In addition, the Company has specific investment policies for each of its subsidiaries that delineate the investment limits and strategies that are appropriate given each entity's liquidity, surplus and regulatory requirements.

INTEREST RATE RISK

      Interest rate risk is the risk that the Company will incur economic losses due to adverse change in interest rates. This risk arises from many of the Company's primary activities, as the Company invests substantial funds in interest-sensitive assets and also has certain interest sensitive liabilities in its life and annuity operations.

      The Company seeks to invest premiums and deposits to create future cash flows that will fund future claims, benefits and expense, and earn stable margins across a wide variety of interest rate and economic scenarios. In order to achieve this objective and limit its exposure to interest rate risk, the Company adheres to a philosophy of managing the duration of assets and related liabilities. See "Business -- Investments."

      The carrying value of the Company's investment portfolio as of March 31, 1998 was $109.3 million, of which 65.3% was invested in fixed maturity securities. The primary market risk to the investment portfolio is interest rate risk associated with investments in fixed maturity securities. A 100 basis point decrease in interest rates would reduce anticipated earnings from operations for the three months ended March 31, 1998 by approximately $237,000, which amount represents the loss of investment income on the Company's investment portfolio of $109.3 million as of March 31, 1998 due to the reinvestment of such funds at a lower rate. The effect on the market value of the portfolio would be to increase the value by approximately $1,000,000. The reverse effect would result if interest rates increased by 100 basis points.

EQUITY PRICE RISK

      Equity price risk is the risk that the Company will incur economic losses due to adverse changes in a particular stock or stock index. At March 31, 1998, the Company had approximately $2.5 million, or less than 3.0% of its investment portfolio, invested in equity securities.

SEASONALITY

      Historically, the Company's revenues and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including a higher mortality rate of the Company's insureds during the winter months.

IMPACT OF YEAR 2000

      Many existing computer programs use only two digits to identify a year in date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, this could result in a system failure or calculations of erroneous results by or at the Year 2000.

      The Company's information technology personnel recently assessed the Company's readiness to manage Year 2000 issues. This included a review of all current computer systems in use, as well as communications with significant customers and suppliers to determine the extent to which the Company's operations are vulnerable to third parties' failure to correct their own Year 2000 issues. Based on the overall assessment performed, the Company has determined that it will not need to significantly modify or replace any of its current systems in order to comply with Year 2000 issues. In addition, based upon communications with significant customers and suppliers, the Company is not aware of any material impact on their systems relating to the transition to the Year 2000. The Company's total cost of Year 2000 related issues is not expected to a have a material adverse effect on the Company's consolidated results of operations.

ACCOUNTING STANDARDS

      In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (Statement No. 128), which is required to be adopted for financial statements issued for annual or interim periods after December 15, 1997. The adoption of Statement No. 128 required a change in the presentation of earnings per share (EPS) to replace primary and fully diluted EPS with a presentation of basic and diluted EPS and to restate EPS for all periods presented. The adoption of Statement No. 128 did not have a material impact on the Company's consolidated financial statements.

      In February 1997, the FASB also issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" (Statement No. 129). Statement No. 129 establishes standards for disclosing information about an entity's capital structure and applies to all entities. Statement No. 129 continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, "Omnibus Opinion - 1996," and 15, "Earnings per Share," and FASB Statements of Financial Accounting Standards No. 47, "Disclosure of Long-Term Obligations," for entities that were subject to the requirements of APB Opinions 10 and 15 and Statement No. 47 and consolidates them for ease of retrieval and for greater visibility to non-public entities. Statement No. 129 is effective for financial statements for periods ending after December 15, 1997. The Company experienced no material revision in its disclosures when Statement No. 129 was adopted.

      In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Statement No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an entity display an amount representing total comprehensive income for the period in that financial statement. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Statement No. 130 had no impact on the financial condition or results of operations of the Company, but required changes in the Company's disclosure and presentation requirements. The principal change was the disclosure of the components of and total comprehensive income within the Consolidated Statements of Shareholder's Equity.

      In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (Statement No. 131), "Disclosures About Segments of an Enterprise and Related Information." Statement No. 131 establishes standards for disclosures related to business operating segments. The Company anticipates that Statement No. 131 will have no significant effect on the disclosures set forth in its consolidated financial statements.

      In December 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-3 "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" (SOP 97-3). SOP 97-3 provides guidance for determining when an insurance company or other enterprise should recognize a liability for guaranty-fund assessments and guidance for measuring the liability. SOP 97-3 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company anticipates that the adoption of SOP 97-3 will not have a material effect on the Company's financial position or results of operations.

                                   BUSINESS

BUSINESS STRATEGY

      The Company is an insurance holding company. Through its subsidiaries, the Company acquires and manages life insurance and annuity business and issues life insurance and annuity products. Since its organization, the Company has completed two acquisitions: Lincoln and the Woodmen Block of qualified pension plan business. In addition, the Company organized Memorial in 1986.

      One primary component of the Company's business strategy is to grow by acquiring blocks of in force life insurance and annuity business and insurance companies with such business. The Company believes it is well positioned to maximize the profitability of the business it acquires. It has invested in the computer and administrative capabilities necessary to add additional blocks of business and life insurance companies without a proportional increase in operating expenses. In addition, the Company has developed management techniques for reducing the expenses of the companies it acquires through consolidation of their operations with those of the Company. Such techniques include reduction or elimination of overhead, including the acquired company's management, staff and home office and the elimination of marketing expenses where appropriate. The Company believes that it will be able to decrease significantly the administrative expenses of an acquired business following its acquisition. For the year ended December 31, 1997, general expenses totaled $4.4 million for the year. By contrast, the World Service acquisition is of a substantially non-operating company acquired primarily for its state licenses. No significant savings in expense are anticipated as a result of this transaction, however, the Company believes the acquisition of World Service will afford access to markets in 14 additional states more expeditiously and for a cost lower than that which would be required if the Company's insurance subsidiaries had obtained licenses themselves. The other component of the Company's strategy is to grow by increasing sales of its insurance to fund prearranged funeral contracts and annuity products issued by its subsidiary insurers. The Company, in addition, believes its acquisitions may enhance its marketing capabilities by providing it the opportunity to sell additional life insurance and annuity products to the policyholders whose business it has acquired.

      The Company currently markets only pre-need products, and only through its affiliate, NPS. The Company and its life insurance subsidiaries do not directly sell nor do they maintain a separate agency force.

      Effective September 1, 1997, the Company acquired a block of life insurance and annuity policies from Woodmen Accident and Life Company for a purchase price of approximately $3.5 million. In connection with this transaction, the Company assumed approximately $51 million of insurance liabilities and received approximately $48 million in cash.

      Effective April 1, 1998, the Company acquired a block of life insurance and annuity policies through co-insurance from World Insurance Company for a purchase price of approximately $2.7 million. In connection with this transaction, the Company assumed approximately $22.7 million of insurance liabilities and received approximately $20.0 million in assets.

      On May 15, 1998, the Company acquired all of the outstanding capital stock of World Service for total consideration of $5.5 million. World Service currently has no active policies in force; however, World Service is licensed to conduct business in 42 states and the District of Columbia. The acquisition will be accounted for under the purchase method of accounting. This acquisition will expand the number of states in which the Company will be licensed to conduct business. It is not anticipated that the World Service acquisition will have a material effect on the Company's future financial condition or results of operations.

      The Company has entered into a definitive agreement to acquire Harbourton, as discussed below.

      The Company regularly investigates acquisition opportunities in the life insurance industry. Any decision to acquire a block of business or an insurance company will depend on the Company's assessment of various factors, including those described below. No assurance can be given that the Company will be successful in consummating any acquisition, or that any acquisition, once completed, will ultimately enhance the Company's results of operations.

      The Company seeks to acquire in force blocks of traditional life insurance and annuity business and seeks products that do not strain the Company's available statutory surplus. The Company seeks "seasoned" life insurance business that has been in force for several years in order to avoid the higher rate of policy lapses and surrenders normally experienced in the early years after issue. The assets supporting the business to be acquired are of special concern. The Company seeks investment portfolios that are capable of being restructured to provide yield and quality improvements consistent with the Company's investment philosophy and reserving requirements.

      In addition to the insurance product type, the Company considers several other factors when evaluating an insurance company acquisition. Among other things, the Company seeks to identify small- to medium-size insurers that have relatively high operating and marketing expenses in relation to assets and premiums and thereby provide significant opportunities to reduce such expenses through application of the Company's cost reduction techniques.

      Once the Company has identified a potential acquisition candidate it will undertake a more detailed evaluation of the business or the company it considers acquiring. The Company prepares an actuarial valuation of the in force business to determine if the business can produce profits that are consistent with management's objectives. In connection with its normal investigation, the Company will review claims experience, underwriting standards and mortality, morbidity and other actuarial experience of the business. In addition, the Company will assess the quality of the records kept and their compatibility with the Company's computer systems in order to determine whether the business can be assimilated by the Company in a timely and cost-effective manner.

      The Company may effect its acquisitions through the purchase of shares, if the acquisition candidate is an insurance company, or a reinsurance agreement if the proposed acquisition concerns a block of business. In executing stock acquisitions, the Company seeks to identify and manage acquiree risks and other liabilities through seller contractual indemnification and other techniques.

      On January 28, 1998, the Company entered into a definitive agreement to acquire all of the outstanding capital stock of Harbourton for estimated total consideration of approximately $11.6 million. The actual purchase price for the transaction will be based upon the most recent stockholder's equity of Harbourton. Harbourton's insurance operations consist of the reinsurance of life, annuity and disability income products from various other United States insurance companies. The acquisition is subject to regulatory approval and will be accounted for under the purchase method of accounting. As of March 31, 1998, Harbourton reported total assets of $161.7 million and stockholder's equity of $41.1 million. Prior to the consummation of the transaction, Harbourton will pay an extraordinary dividend of $29.0 million to its sole shareholder. The Company expects that the Harbourton Acquisition will be completed in August 1998. See "Pro Forma Combined Condensed Financial Information."

NATIONAL PREARRANGED SERVICES

      NPS, which has been engaged in business since 1979 and is an affiliate under common control with the Company, markets preneed products primarily in Texas and Missouri and, to a lesser extent, Illinois, Iowa and Kansas. In addition to marketing, NPS recruits, trains and manages an agency field force, which is dedicated to selling only the products of the affiliated group of companies. NPS believes that the market for preneed products is growing significantly with the aging of the U.S. population. The market for preneed products is primarily in the 50 and older age group. NPS's strategy is to continue to capitalize on the demand for older age products, which management believes, will continue to present a growing market. NPS currently is licensed in 22 additional states in which it has targeted expansion. See "Certain Transactions."

      Shortly after receipt of a funded preneed contract and depending on the state in which the preneed contract is written and the individual preneed laws in existence on the contract date, NPS may purchase an insurance policy equal to the current cost of the contracted funeral. In addition, NPS may use its own resources, including, but not limited to, its trust and non-trust investments in covering the cost of the preneed funeral. NPS determines whether to purchase an insurance policy from the Company or use its own resources to satisfy its obligations created under the prearranged funeral contract based on the underwriting standards as established by the Company and the state in which the purchaser resides. For example, in Missouri, the trust may choose to retain the funds from the prearranged funeral contract instead of purchasing an insurance policy because of the underwriting standards set by the Company when compared to the underwriting characteristics of the prearranged funeral contract purchaser. The option to not purchase an insurance policy is not available in all states. The insurance premiums to be charged are set by the Company based on an actuarial review and analysis of the underwriting risks being assumed by the Company and the standardized rates are provided to NPS. In the event a particular insurance policy has proceeds in excess of contracted for funeral costs at the point of death, NPS retains such proceeds as policyholder. NPS (not the Company) is contractually obligated to provide the contracted for funeral service at the point of death. The death benefits provided under the terms of the insurance policies may be greater than the cost of the funeral services due to excess interest earnings or additional insurance benefits provided under the terms of the participating policies or from funeral service costs as contracted by NPS from the funeral homes.

      NPS elects to invest in insurance policies as one of the methods of funding such contractual obligations. NPS could invest in other statutorily appropriate instruments to fund such obligations but like most other preneed sellers today, prefers the use of insurance to do so. In its 19 years of operation to date, NPS has met all of its obligations under approximately 27,000 fulfilled preneed contracts representing an aggregate of approximately $81 million of funerals purchased.

      The following schematic provides an illustration of the origination, processing and payment of a preneed contract.

                       Pre-Need Sale
            -----------------------------------           ----------------------------------------------------
                       NPS meets with                                    NOTES ON POLICY FORMS
                         Purchaser                        ----------------------------------------------------
            -----------------------------------           In all cases, NPS, not the Company, is the entity
                                                            responsible for providing actual funeral services.
            -----------------------------------           The Company is obligated to performing under the
              Purchaser selects service items               insurance policy only.
                and service is priced based               In all cases, Purchaser is the insured under the
                   on funeral home prices                   insurance policy.
            -----------------------------------           In Missouri, trust is the owner and beneficiary
                                                            of the insurance policy.
            -----------------------------------           In other states, NPS may be the owner or
                    NPS completes forms                     the Purchaser may be the owner.
                  based on items selected                 In all states other than Missouri, NPS receives
            -----------------------------------             the policy benefits through assignment.
                                                          ----------------------------------------------------
            -----------------------------------
                    NPS processes forms
                     at NPS home office
            -----------------------------------

            -----------------------------------
                   NPS delivers completed                 --------------------
                   contract to Purchaser          (Mo.)    Proceeds and forms
             and collects initial contribution  ---------  forwarded to trust
            -----------------------------------           --------------------
                       (other states)

            -----------------------------------           --------------------
             Insurance application and initial              Trust purchases
              premium forwarded to the Company  ---------   insurance policy
            -----------------------------------           --------------------

------------------------           ------------------------
   Single pay policy                  Limited pay policy
    issued for total                   issued for total
 amount of funeral cost             amount of funeral cost
------------------------           ------------------------
      (about 30%)                        (about 70%)

                     Payment at Death
            ------------------------------------
              Funeral home or family notifies
                       NPS of death
            ------------------------------------

            ------------------------------------
            Proof of death sent to the Company;
            the Company's claim file completed
            ------------------------------------

            ------------------------------------
                Policy proceeds paid to NPS
                         or trust
             (the Company's obligations cease)
            ------------------------------------

            ------------------------------------
                NPS pays for funeral service
            ------------------------------------

      The following tables set forth the estimated cash flows to be realized by the Company with respect to a $5,000 policy issued as either a single pay or a five-year pay, respectively, based upon the assumptions provided below:

Example Assumptions:
1. Age of purchaser -- 70
2. Life expectancy -- 15 years
3. Amount of contract -- $5,000
4. Commission to NPS -- $750
5. Administrative expenses - per the terms of the administrative agreement in force
6. Earned investment yield scenarios -- 5%, 6% and 8%

EXAMPLE 1 -- single pay -- $5,000 is collected from the purchaser on the effective date

           PREMIUMS      PAID TO     EXPENSE     NET CASH         NET ACCUMULATION           DEATH
YEAR       COLLECTED       NPS       LOADING     RECEIVED     AT 5%     AT 6%     AT 8%     BENEFIT

 1          $5,000        $850        $287       $3,863      $3,958    $3,977    $4,114     $5,000
 2                         100          12         (112)      4,039     4,097     4,332      5,000
 3                         100          12         (112)      4,123     4,224     4,547      5,000
 4                         100          12         (112)      4,212     4,359     4,789      5,000
 5                         100          12         (112)      4,305     4,502     5,052      5,000
 6                                      12          (12)      4,507     4,759     5,443      5,000
 7                                      12          (12)      4,720     5,032     5,865      5,000
 8                                      12          (12)      4,943     5,321     6,321      5,000
 9                                      12          (12)      5,178     5,628     6,814      5,000
 10                                     12          (12)      5,424     5,953     7,346      5,000
 11                                     12          (12)      5,683     6,297     7,921      5,000
 12                                     12          (12)      5,954     6,662     8,542      5,000
 13                                     12          (12)      6,240     7,049     9,212      5,000
 14                                     12          (12)      6,539     7,459     9,936      5,000
 15                                     12          (12)      6,853     7,894    10,718      5,000

EXAMPLE 2 -- 5-year pay -- $1,000 is collected from the purchaser each year

           PREMIUMS      PAID TO     EXPENSE     NET CASH         NET ACCUMULATION           DEATH
YEAR       COLLECTED       NPS       LOADING     RECEIVED     AT 5%     AT 6%     AT 8%     BENEFIT

 1          $1,000        $850         $79        $ 71       $   73    $   73    $   76     $1,000
 2           1,000         100          24         876          996     1,006     1,028      2,000
 3           1,000         100          24         876        1,966     1,995     2,056      3,000
 4           1,000         100          24         876        2,984     3,043     3,167      4,000
 5           1,000         100          24         876        4,053     4,154     4,366      5,000
 6                                      12         (12)       4,243     4,391     4,702      5,000
 7                                      12         (12)       4,442     4,642     5,066      5,000
 8                                      12         (12)       4,652     4,907     5,458      5,000
 9                                      12         (12)       4,872     5,189     5,882      5,000
 10                                     12         (12)       5,103     5,488     6,339      5,000
 11                                     12         (12)       5,346     5,804     6,833      5,000
 12                                     12         (12)       5,600     6,140     7,367      5,000
 13                                     12         (12)       5,868     6,496     7,943      5,000
 14                                     12         (12)       6,148     6,873     8,566      5,000
 15                                     12         (12)       6,443     7,272     9,238      5,000

PRODUCT PROFITABILITY

      The long-term profitability of insurance products depends on the accuracy of the actuarial assumptions that underlie the pricing of such products. Actuarial calculations for such insurance products, and the ultimate profitability of such products, are based on four major factors: (i) persistency; (ii) mortality (for life insurance); (iii) return on cash invested by the insurer during the life of the policy; and (iv) expenses of acquiring and administering the policies.

OPERATIONS AND ADMINISTRATION

      The Company emphasizes a high level of service to agents and policyholders and strives to maintain low overhead costs. The Company's principal administrative departments are its financial, policyholder services and data processing departments. The financial department provides actuarial, accounting and budgeting services and establishes cost control systems for the Company. The policyholder services department reviews policy applications, issues and administers policies and authorizes disbursements related to claims. The data processing department oversees and administers the Company's information processing systems.

      The Company has invested in data processing hardware and software and employs its data processing capacity in all facets of its operations. All of its Austin, Texas and St. Louis, Missouri operations are run on a network of personal computers. The Company's administrative departments use a common integrated system designed to permit the Company to function relatively efficiently, control costs and maintain relatively low overhead. The Company's system currently is servicing approximately 98,000 policies. Additional policies can be added at a relatively low marginal cost, thereby increasing economies of scale.

      As part of its acquisition strategy, the Company has developed management techniques to reduce costs by consolidating and standardizing the procedures and data processing systems employed in the administration of acquired companies and blocks of business. The Company believes that such consolidation and standardization permits the efficient combination of the facilities and operations of the Company with those of the companies and blocks of business that it acquires. As a result, many duplicative costs connected with training and employing personnel and with leasing or owning offices, marketing, data processing equipment and other facilities are reduced or eliminated.

INVESTMENTS

      The investment income of the Company's insurance subsidiaries is an important part of its total revenues. Profitability is significantly affected by spreads between rates credited on insurance liabilities and interest rates earned on invested assets. As of December 31, 1997, the average, annual interest rate credited on the Company's total reserve liability was approximately 5.2% per annum, and the average yield of the Company's investment portfolio was approximately 9%. Increases or decreases in interest rates could increase or decrease the interest rate spread between investment yields and interest rates credited on insurance liabilities, which in turn could have a beneficial or adverse effect on the future profitability of the Company. Sales of fixed maturity securities that result in investment gains also may tend to decrease future interest yield from the portfolio. State insurance laws and regulations prescribe the types of permitted investments and limit their concentration in certain classes of investments.

      The Company's investment strategy is to maintain primarily an investment grade, fixed maturity portfolio, provide adequate liquidity for expected liability durations and other requirements and maximize total return. Consistent with this strategy, the Company invests primarily in securities of the U.S. government and its agencies, and collateralized mortgage obligations ("CMO's"). At March 31, 1998, approximately 97% of the book value of the Company's fixed maturity investments consisted of investment grade securities. From time to time when opportunities arise, however, limited amounts of below investment grade securities may be purchased.

      The Company periodically reviews the percentage of its portfolio that is invested in below investment grade securities and intends to maintain the percentage holdings of such securities at or below the March 31, 1998 level of 5% of the book value of the Company's fixed maturity investments. However, the Company's policies in this regard are affected by market and other conditions and may change from time to time. While below investment grade securities generally provide higher yields, they involve greater risks than investment grade securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment grade issuers. In addition, the trading markets for these securities are often less liquid and efficient than the markets for investment grade securities.

      The Company's investment philosophy centers on maximizing the rate of return on its invested assets while maintaining appropriate relationships with the expected maturities of liabilities. Each of the Company's products has different liability characteristics, requiring different asset mixes to accomplish this goal. The scheduled maturities of the Company's fixed maturity investments at March 31, 1998 were as follows:

                                                       % of
                                                      Fixed
            Scheduled Maturity                       Maturity
            ------------------                       --------
            Due in five years or less                   4.0
            Due after five years through ten years      6.0
            Due after ten years                        30.0
            Mortgage backed securities                 60.0
                                                      -----
               Total fixed maturities                 100.0
                                                      =====

      Approximately 39% of the Company's invested assets at March 31, 1998 were comprised of mortgage backed securities. Investments in mortgage backed securities include CMO's and mortgage backed pass-through securities. Approximately 100% of the book value of the mortgage backed securities in the Company's portfolio are backed by an agency of the U.S. Government (although generally not by the full faith and credit of the U.S. Government) as to the full amount of both principal and interest. The Company closely monitors the market value of all investments within its mortgage backed portfolio.

      Certain mortgage backed securities are subject to significant prepayment risk, since, in periods of declining interest rates, mortgages may be repaid more rapidly than scheduled as individuals refinance higher rate mortgages to take advantage of the lower current rates. As a result, holders of mortgage backed securities may receive large prepayments on their investment which cannot be reinvested at an interest rate comparable to the rate on the prepaying mortgages.

RESERVES

      In accordance with applicable insurance laws, the Company's insurance subsidiaries have established and carry as liabilities in their statutory financial statements actuarially determined reserves to satisfy their annuity contract and life insurance policy obligations. Reserves, together with premiums to be received on outstanding policies and interest thereon at certain assumed rates, are calculated to be sufficient to satisfy policy and contract obligations. The actuarial factors used in determining such reserves are based on statutorily prescribed mortality tables and interest rates.

      The reserves recorded in the consolidated financial statements included elsewhere in this Prospectus are calculated based on generally accepted accounting principles ("GAAP") and differ from those specified by the laws of the various states and recorded in the statutory financial statements of the Company's insurance subsidiaries. These differences arise from the use of different mortality tables and interest rate assumptions, the introduction of lapse assumptions into the reserve calculation and the use of the net level premium reserve method on all insurance business. See Note 2 of the Notes to the Company's Consolidated Financial Statements for certain additional information regarding reserve assumptions under GAAP.

      To determine policy benefit reserves for its life insurance products, the Company performs periodic studies to compare current experience for mortality, interest and lapse rates with projected experience used in calculating the reserves. Differences are reflected currently in earnings for each period. The Company historically has not experienced significant adverse deviations from its assumptions.


REINSURANCE

      The Company enters into coinsurance funds withheld treaties and co/mod coinsurance agreements with reinsurers to increase its statutory surplus.
The cost of the increase in statutory surplus is recognized as reinsurance premiums ceded. Consistent with the general practice of the life insurance industry, the Company has reinsured portions of the coverage provided by its insurance products with other insurance companies under agreements of indemnity reinsurance. Reinsurance is not maintained with respect to products currently marketed by Memorial. The policy risk retention limit on the life of one individual does not exceed $50,000.

      Indemnity reinsurance agreements are intended to limit a life insurer's maximum loss on a particular risk or to obtain a greater diversification of risk. Indemnity reinsurance does not discharge the primary liability of the original insurer to the insured.

COMPETITION

      The life insurance industry is highly competitive and consists of a large number of insurance companies, many of which have substantially greater financial resources, broader and more diversified product lines and larger staffs than those possessed by the Company. Competition also is encountered from the expanding number of banks, securities brokerage firms and other financial intermediaries that are marketing insurance products and that offer competing products such as savings accounts and securities. Competition within the life insurance industry occurs on the basis of, among other things, interest rates, financial stability, policyholder service and ratings assigned by insurance rating organizations.

REGULATORY FACTORS

      The Company's insurance subsidiaries are subject to regulation by the insurance regulatory authorities in the states in which they are domiciled and the insurance regulatory bodies in the other jurisdictions in which they are licensed to sell insurance. The purpose of such regulation is primarily to provide safeguards for policyholders rather than to protect the interests of shareholders. The insurance laws of various jurisdictions establish regulatory agencies with broad administrative powers relating to the licensing of insurers and their agents, the regulation of trade practices, management agreements, investments, deposits of securities, the form and content of financial statements, rates charged by insurance companies, sales literature and insurance policies, accounting practices and the maintenance of specified reserves, capital and surplus. Memorial and Lincoln are required to file detailed periodic financial reports with supervisory agencies in each of the jurisdictions in which they do business. The Company's life insurance subsidiaries are licensed in 42 states and the District of Columbia.

      Most states have enacted legislation regulating insurance holding companies. The insurance holding company laws and regulations vary by state, but generally require an insurance holding company and its insurance company subsidiaries licensed to do business in the state to register and file certain reports with the regulatory authorities, including information concerning capital structure, ownership, financial condition, certain intercompany transactions and general business operations. State holding company laws also require prior notice or regulatory agency approval of certain material intercompany transfers of assets within the holding company structure.

      As a holding company, the Company's ability to meet its financial obligations and pay operating expenses depends on the receipt of sufficient funds, primarily through dividends and management fees, from its subsidiaries. As Texas domiciled insurance companies, Memorial and Lincoln may not, without the prior approval of the Texas Department of Insurance, pay any dividend or distribution which, together with all other dividends and distributions paid within the preceding 12 months, exceeds the lesser of: (i) net gain from operations; or (ii) 10% of capital and surplus, in each case as shown in its most recent annual statutory financial statements. See Note 16 to the Consolidated Financial Statements of the Company.

      Under Texas law, Memorial and Lincoln may not enter into certain transactions, including management agreements and service contracts, with members of its insurance holding company system, including the Company, unless the insurance companies have notified the Texas Department of Insurance of their intention to enter into such transactions and the Texas Department of Insurance has not disapproved of them within the period specified by Texas law. Among other things, such transactions are subject to the requirement that their terms be fair and reasonable and that the charges or fees for services performed be reasonable.

      In some instances many states require deposits of assets for the protection of policyholders either in those states or for all policyholders. At March 31, 1998, securities representing approximately 3.1% of the fair market value of the Company's invested assets were on deposit with various state treasurers or custodians. Such deposits must consist of securities that comply with the standards that the particular state has established.

      As part of their routine regulatory oversight process, approximately once every three to five years state insurance departments conduct periodic detailed examinations of the books, records and accounts of insurance companies domiciled in their states. Memorial underwent such an examination during 1992 for the period ended December 31, 1991. Lincoln underwent such an examination during 1992 for the period ended March 31, 1992. The final reports on the examinations have been issued by the Texas Department of Insurance and did not raise any significant issues. Examinations of the two insurance companies were begun during the second quarter of 1998, and will involve a review of the companies' financials for the five-year period ended December 31, 1997.

      In October 1996, the Texas Department of Insurance issued an order and letter to Memorial and Lincoln, respectively, to comply with certain administrative and investment guidelines, including those relating to permissible investments. Memorial and Lincoln had invested a portion of their assets in derivative instruments in the belief that these instruments were allowed under Texas insurance investment guidelines. The Department alleged that these investments were not in compliance with state guidelines. The Company complied with the Department's position, immediately ceased investing in derivative instruments and liquidated its existing portfolio with a net gain in excess of $1.0 million. In May 1997, Memorial and Lincoln demonstrated to the Department that they had fully complied with all applicable guidelines and regulations, the companies agreed to furnish quarterly compliance reports to the Department and the Department released the companies from the order. Subsequently, Texas investment regulations were changed to allow investments in derivatives on a restricted basis.

EMPLOYEES

      At March 31, 1998, the Company had 70 employees. The Company believes that it enjoys good relations with its employees and agents.

PROPERTIES

      Memorial leases approximately 20,700 square feet in an office building located at 10 S. Brentwood, St. Louis, Missouri under the terms of a lease that expires in June 2002. Memorial also leases 10,300 square feet of property at 1250 Capital of Texas Highway, Building 3, Suite 100, Austin, Texas under the terms of a lease that expires in August 2002. The Company believes that the properties currently leased by Memorial are suitable for the current operations of the Company and will allow for the expansion of the Company's business in the near future. As the Company's operation expands, the leasing of additional space in Austin, Texas may be necessary. The Company currently does not foresee any material problems with leasing any additional space that may be required.

LEGAL PROCEEDINGS

      NPS, an affiliate of the Company, along with Lincoln have been named defendants in a previously dismissed class-action lawsuit that was refiled during 1996 in St. Louis, Missouri, City Circuit Court. The suit involves a challenge to NPS's methods of funding pre-arranged funeral contracts with policies issued by the Company. The suit contains no specified dollar amounts for damages. Both the Company and NPS believe that the claims are without merit and a motion is pending to dismiss Lincoln from the case. The Company does not believe the outcome of this lawsuit will have a material adverse effect on its future results of operations or financial condition.

      The Company also is subject to various other claims and contingencies arising out of the normal course of business. The Company believes that the total amounts that will ultimately be paid, if any, arising from these claims and contingencies will have no material adverse effect on the Company's consolidated results of operations or its financial condition.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

      The following table sets forth certain information regarding the directors and executive officers of the Company:

Name                              Age                   Position
----                              ---                   --------
Nicholas M. Powling               49       President, Chief Executive Officer and
                                           Class I Director

Clifton Mitchell, FSA, MAAA       46       Executive Vice President - Actuarial and
                                           Class I Director

Brent D. Cassity                  31       Chairman of the Board and Class III Director

Randall K. Sutton                 52       Vice President and Class II Director

Howard A. Wittner                 61       Class III Director

      Mr. Nicholas M. Powling has been a director, the President and Chief Executive Officer of the Company since April 1996. Prior to joining the Company, Mr. Powling was the Chief Financial Officer for Bankers Protective Life Insurance Company in Austin, Texas from April 1993 to March 1996. Prior thereto, Mr. Powling served as Vice President of Finance and then Vice President of Mergers & Acquisitions at Associated Insurance Companies Inc. in Indianapolis, Indiana from 1982 to 1993.

      Mr. Clifton Mitchell joined the Company in February 1998. Immediately prior to that date, Mr. Mitchell owned C. Mitchell Company, Inc. an actuarial consulting firm, and was the Company's consulting actuary. Mr. Mitchell is a Fellow of the Society of Actuaries, a Member of the American Academy of Actuaries and a Fellow of the Conference of Consulting Actuaries and has been a consulting actuary in private practice since 1983. Mr. Mitchell has been involved in insurance acquisitions since 1978. Mr. Mitchell has been a director of the Company since March 1998.

      Mr. Brent D. Cassity has spent his business career in the pre-need funeral insurance industry in positions of increasing responsibilities with NPS and its affiliates. He has served as President and Chief Operating Officer of NPS since 1997. In addition to serving as an officer and director of NPS, Mr. Cassity has served as a director of the Company since 1996. Mr. Cassity also serves as a member of the Board of Directors of each of Lincoln and Memorial.

      Mr. Randall K. Sutton is currently the Chief Financial Officer of NPS. During his 18-year tenure with NPS, Mr. Sutton also has managed investments for several affiliated companies. Mr. Sutton has been a member of the Board of Directors since 1996 and also serves as a member of the Board of Directors of each of Memorial, Lincoln, Lincoln Memorial Services (a corporate investment firm) and NPS.

      Mr. Howard A. Wittner's term as a director of the Company commenced in September 1997. For more than the past five years, Mr. Wittner has been a senior partner practicing corporate and business law through his firm Wittner, Poger, Rosenblum, Spewak & Maylack, P.C., St. Louis,
Missouri. His professional memberships include the Bar Association of Metropolitan St. Louis, The Association of Trial Attorneys and the Missouri Defense Lawyers Association. Mr. Wittner has served as counsel for the Company and its affiliates for more than the past five years.

PROPOSED OUTSIDE DIRECTORS

      The Company has agreed to appoint to the Board of Directors, after the closing of the Offering, a designee of the Underwriters.

      The Board currently consists of five members. Prior to the consummation of the offering, the Company expects to increase the size of the Board to seven directors, divided into three classes. Messrs. Paul J. Gallant and Mark A. Turken have agreed to serve as members of the Board effective as of the consummation of the offering.

      Mr. Paul J. Gallant's term as director will commence as of the completion of the offering. Mr. Gallant has served as President of PJG & Associates, a consulting firm specializing in forensic accounting from September 1996. Prior thereto, Mr. Gallant was Chief Operating Officer with International Food Products in St. Louis, Missouri from January 1993 to September 1996. Mr. Gallant also has served as Chief Financial Officer of MC Shoe Company and as Managing Partner of the St. Louis office of Laventhal and Horworth. Mr. Gallant is a member of the American Institute of Certified Public Accountants and the Missouri Society of Certified Public Accountants.

      Mr. Mark A. Turken's term as director will commence as of the completion of the offering. Mr. Turken has served as Chief Executive Officer of Security Mortgage Company, Inc./Turco Development Company ("Security Mortgage") since 1964. Security Mortgage specializes in the design and construction of industrial, commercial and office facilities.

      Directors of the Company are elected at each annual meeting of shareholders and serve staggered three-year terms. The officers of the Company are elected annually by the Board of Directors. Officers and directors hold office until their respective successors are elected and qualified or until their earlier resignation or removal.

COMMITTEES OF THE BOARD OF DIRECTORS

      Audit Committee. Following the offering, the Board of Directors will establish an audit committee (the "Audit Committee"), to be comprised of at least two non-employee directors, to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

      Compensation Committee. Following the offering, the Board of Directors will establish a compensation committee (the "Compensation Committee"), to be comprised of at least two non-employee directors, to establish remuneration levels for executive officers of the Company and implementation of the Plan and any other incentive programs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      In 1997, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. For such period, decisions concerning compensation of executive officers were made by the Board of Directors.

COMPENSATION OF DIRECTORS

      Directors who are employees of the Company will not receive any remuneration in their capacity as directors. Outside directors will receive $500 per meeting attended and will be reimbursed for related travel expenses.

INDEMNIFICATION AND LIMITATION ON LIABILITY

      The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for breach of fiduciary duty as a director, except in respect of a proceeding:
(i) in which the director is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in such director's official capacity; or (ii) in which the director is found liable to the Company.

      The Articles of Incorporation also provide that, subject to certain exceptions, the Company shall indemnify, to the fullest extent permitted by law, any person who is or was a director or executive officer of the Company or any subsidiary, and may indemnify, subject to certain exceptions and to the extent that the Board of Directors deems appropriate and as set forth in the Bylaws or a resolution, any person who is or was a non-executive officer, employee or agent of the Company or any subsidiary or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Company or a subsidiary) by reason of the fact that such person is or was serving in such capacity. Such provisions have no effect on any non-monetary remedies that may be available to the Company or its shareholders, nor does it relieve the Company or its officers, directors or agents from compliance with federal or state securities laws. The Company intends to maintain director and officer liability insurance that insures the Company's directors and officers against certain liabilities.

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid to the Company's President and Chief Executive Officer, Nicholas M. Powling, and Clifton Mitchell, Executive Vice President - Actuarial (collectively, the "Named Executive Officers"), for services rendered to the Company in all capacities for the year ended December 31, 1997. Mr. Powling was the only executive officer of the Company whose aggregate annual salary and bonus exceeded $100,000 during 1997.

                                         SUMMARY COMPENSATION TABLE

                                                      Annual Compensation
Name and Principal Position             Fiscal Year         Salary            Bonus           All Other Compensation
---------------------------             -----------         ------            -----           ----------------------
Nicholas M. Powling                        1997           $100,000<F1>        $1,951                 $7,341 <F2>
   President and Chief Executive
   Officer

Clifton Mitchell <F3>                      1997                -- <F4>           --                      --
   Executive Vice President -
   Actuarial

--------

<F1>  The base salary for Mr. Powling for 1998 is $200,000.

<F2>  Includes $2,730 paid by the Company in connection with a country club membership for Mr. Powling, $3,460 with respect to the use of a Company leased vehicle, $1,080 in matching contributions to the Company's
      Section 401(k) Plan and $71 for premiums paid by the Company on a life insurance policy for the benefit of Mr. Powling.

<F3>  Mr. Mitchell joined the Company in March 1998 as Executive Vice
      President - Actuarial. Prior thereto, Mr. Mitchell provided actuarial consulting services to the Company. See "Certain Transactions."

<F4>  The base salary for Mr. Mitchell for 1998 is $200,000.

EMPLOYMENT AGREEMENTS

      The Company has no employment agreements.

OPTION GRANTS
                  OPTION/SAR GRANTS IN LAST YEAR

      The following table sets forth information concerning stock option grants made in 1997 to the Named Executive Officers. No SARs were granted to such individuals in 1997.


                                                     Individual Grants
                             -----------------------------------------------------------------  Potential Realizable Value
                               Number of                                                            at Assumed Annual
                              Securities             Percent of Total                              Rates of Stock Price
                              Underlying               Options/SARs                                  Appreciation for
                             Options/SARs               Granted to     Exercise or                   Option Term <F1>
                                Granted                Employees in    Base Price   Expiration  --------------------------
Name                              (#)                      Year          ($/Sh)        Date        5%($)         10%($)
----                         ------------            ----------------  -----------  ----------     -----         ------
Nicholas M. Powling <F2>        400,000                     50%           $3.75      12/31/06    $943,342      $2,390,614

Clifton Mitchell <F2>           400,000                     50             3.75      12/31/06     943,342       2,390,614

---------------
<F1>  The indicated 5% and 10% rates of appreciation are provided to comply with Commission regulations and do not necessarily reflect the views of the Company as to the likely trend in the price of the Common Stock. The effect of 5% and 10% rates of appreciation on Common Stock held for ten years is demonstrated by the following: a share of Common Stock purchased on January 1, 1997 at a price per share of $3.75 and held until December 31, 2006 would have a value of $6.11 at a 5% rate of appreciation and a value of $9.73 at a 10% rate of appreciation.
      Actual gains, if any, on stock option exercises and Common Stock holdings will be dependent on, among other things, the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected herein will be achieved. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or delayed exercisability.

<F2>  As of December 31, 1997, Messrs. Powling and Mitchell each held options to purchase 400,000 shares of Common Stock at an exercise price of $3.75 per share. Effective April 6, 1998, each such option was reconfirmed by an Amended and Restated Award Agreement, which superseded and replaced the Memorandum of Understanding, effective as of January 1, 1997, pursuant to which the awards originally were granted. The option awards were then adopted pursuant to the Plan. The expiration date of the original options was January 1, 2006.

AGGREGATED OPTION/SAR EXERCISES IN LAST YEAR AND YEAR-END OPTION/SAR VALUE

      The following table sets forth information concerning the aggregate dollar value realized upon exercise of options during 1997, the number of securities underlying options outstanding at year-end 1997 and the value of options outstanding at year-end 1997 having an exercise price lower than the market price of the Common Stock held by the Named Executive Officers:


                                                                    Value of Unexercised
                                                                    Number of Unexercised
                                    Shares                             Options/SARs at            In-the-Money Options/SARs
                                 Acquired On        Value                Year-End (#)                  at Year-End ($)
                                   Exercise        Realized     -----------------------------    ---------------------------
Name                                  (#)             ($)       Exercisable     Unexercisable    Exercisable   Unexercisable
----                             -----------       --------     -----------     -------------    -----------   -------------
Nicholas M. Powling <F1>              --               --            --             400,000          -- <F2>       -- <F2>
Clifton Mitchell <F1>                 --               --            --             400,000          -- <F2>       -- <F2>


---------------

<F1>  As of December 31, 1997, Messrs. Powling and Mitchell each held options to purchase 400,000 shares of Common Stock at an exercise price of $3.75 per share. Effective April 6, 1998, each such option was replaced by a new option granted to the recipients pursuant to the Plan. The expiration date of the original options was January 1, 2006.

<F2>  Based on the book value of a share of Common Stock on December 31, 1997 of $2.13.


LONG-TERM INCENTIVE PLAN

      As of April 6, 1998, the Board of Directors and sole shareholder of the Company approved the Plan. The purpose of the Plan is to encourage certain directors, officers, employees, advisors and consultants of the Company to acquire shares of Common Stock or to receive payments based on the value of Common Stock or upon achieving certain goals on a basis mutually advantageous to such individuals and the Company and thus provide an incentive for continuation of the efforts of such individuals for the success of the Company and, as the case may be, for continuity of employment. The Plan is administered by the Board or a committee appointed by the Board of Directors (in either case, the "Committee") and provides that participants under the Plan may be eligible to receive: (i) stock options ("Stock Options"); (ii) stock appreciation rights ("SARs"); (iii) restricted shares of Common Stock ("Restricted Stock"); and (iv) performance awards ("Performance Awards"). The Committee has the full authority and discretion, subject to the terms of the Plan, to determine those individuals who are eligible to be granted awards under the Plan and the terms of each award. A total of 1,200,000 shares of Common Stock are reserved for issuance under the Plan, subject to adjustment in the event of any change in the outstanding shares of the Company by reason of stock dividend, stock split, recapitalization, sale, merger, consolidation or other similar occurrence affecting shareholders of the Company generally. As of July 6, 1998, options to acquire 1,200,000 shares of Common Stock were outstanding.

      Stock options granted under the Plan entitle the holder thereof to purchase shares of Common Stock at the "Base Price" established therefor by the Committee. The Plan provides for the granting of Stock Options that qualify as incentive stock options, as well as the granting of non-qualified stock options. The Base Price for incentive stock options shall not be less than the "Fair Market Value" (as defined in the Plan) of Common Stock at the time of the grant. Under the Plan, no individual may be awarded more than 600,000 shares in the form of Stock Options. In addition, for any employee, the aggregate Fair Market Value of Common Stock subject to incentive stock options pursuant to the Plan or any other stock option plan of the Company that are exercisable for the first time in any calendar year may not exceed $100,000.

      A SAR gives to the holder thereof a right to receive, at the time of surrender, cash or Common Stock or a combination thereof equal in value to the difference between the Fair Market Value of Common Stock at the date of surrender of the SAR and the "Base Price" established by the Committee therefor at the time of grant. The Base

Price established on any SAR shall not be less than the Fair Market Value of Common Stock on the date of the grant of the SAR. The Committee may impose any limitation that it may determine in its discretion on the maximum amount of appreciation to be paid pursuant thereto. The term of a SAR shall be established by the Committee, but in no event shall its term exceed ten years from the date of grant.

      The Committee may issue shares of Restricted Stock at a purchase price, if any, determined by the Committee. Such Restricted Stock may be subject to forfeiture or repurchase in the event of the termination of employment within a specified period, or in the event any other conditions specified by the Committee at the time of grant are not subsequently met. During the period of restriction, holders of Restricted Stock shall be entitled to receive and retain all dividends and other distributions made in respect of such stock and to vote such stock without limitations.

      The Committee may grant Performance Awards that may consist of shares of Common Stock, monetary units or a combination thereof in the event that certain performance goals established by the Committee are achieved during periods determined by the Committee (not to exceed five years from the date of grant). The goals established by the Committee shall be based upon one or more financial measures of the Company. In the event the goal is not achieved at the conclusion of the designated performance period, no payment shall be made to the participant.

      In the event of a "Change of Control" (as defined in the Plan), the following shall occur, unless the Board of Directors acts to waive such provisions: (a) Stock Options, if not otherwise exercisable, become immediately exercisable; (b) unexercised Stock Options automatically include a SAR feature for a period of six months and seven days after the date of Change of Control, which is in addition to any SAR separately granted in connection with such Stock Option; (c) SARs become, if not otherwise then surrenderable, immediately surrenderable; and (d) restrictions lapse on Restricted Stock already earned, and such Restricted Stock becomes immediately vested.

      The Plan is to remain in effect until: (a) the Board of Directors terminates the Plan; or (b) April 5, 2008, whichever shall first occur. The Board of Directors at any time may terminate and, from time to time, may amend or modify its terms; provided, however, that no such action of the Board of Directors may, without the approval of the shareholders of the
Company: (a) increase the total amount of stock or increase the amount and type of awards that may be issued under the Plan; (b) change the provisions of the Plan regarding the minimum price, if any, of awards; or (c) change the class of individuals entitled to participate in the Plan.

                            PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding the beneficial ownership as of the date hereof of the Common Stock by: (a) each person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock; (b) each director of the Company; (c) the Named Executive Officer; and (d) all directors and executive officers of the Company as a group. Unless otherwise noted, each beneficial owner named below has sole investment and voting power with respect to the Common Stock shown below as beneficially owned by him.

                                                       Shares Owned                         Shares Owned
                                                     Prior to Offering                     After Offering
                                           ------------------------------------    -----------------------------------
   Name and Address                           Number of Shares          Percent      Number of Shares          Percent
 of Beneficial Owner                       Beneficially Owned <F1>       Owned     Beneficially Owned <F1>      Owned
 -------------------                       -----------------------      -------    -----------------------     -------
Howard A. Wittner <F2>                            3,200,000              100.0%           3,200,000              76.2%
7700 Bonhomme, Suite 400
Clayton, Missouri 63105

Nicholas M. Powling <F3>                             40,000                1.2%              40,000               0.9%
1250 Capital of Texas Hwy.
Building 3, Suite 100
Austin, Texas 78746

Clifton Mitchell <F3>                                40,000                1.2%              40,000               0.9%
1250 Capital of Texas Hwy.
Building 3, Suite 100
Austin, Texas 78746

Brent D. Cassity <F2> <F4>                               --                  --                  --                 --
10 S. Brentwood, Suite 340
Clayton, Missouri 63105

Randall K. Sutton                                        --                  --                  --                 --
10 S. Brentwood, Suite 340
Clayton, Missouri 63105

All Executive Officers & Directors
   (five persons) <F5>                            3,280,000              100.0%           3,280,000              76.6%

-------------

<F1>  A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Shares that each identified shareholder has the right to acquire within 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of such shareholder, but are not deemed outstanding as to any other shareholder.

<F2>  Such shares are held of record by National Heritage Enterprises, Inc.
      ("National Heritage"), which is wholly owned by the RBT Trust II, dated September 28, 1990, of which Mr. Wittner is the trustee and has sole voting and investment power. Brent D. Cassity currently serves as President of National Heritage and NPS.

<F3>  Represents shares subject to options exercisable currently or within 60 days after the date hereof.

<F4>  Mr. Cassity is a one-third beneficiary of the RBT Trust II.  Mr.
      Cassity does not have voting or investment power with respect to such shares

<F5>  Includes 80,000 shares subject to options exercisable currently or within 60 days after the date hereof.

                             CERTAIN TRANSACTIONS


      The substantial majority of the Company's life insurance policies are issued to fund prearranged funeral contracts that are sold by NPS and NPS Agency. NPS and NPS Agency are affiliated companies under common control with the Company that collect all payments for prearranged funeral contracts and remit such amounts to the Company either directly or through assumed reinsurance. During the years ended December 31, 1995, 1996 and 1997, sales commissions of $7,129,188, $10,043,563 and $11,247,606, respectively, were paid to NPS and NPS Agency. The Company had receivables of $369,411 and $355,248 at December 31, 1996 and 1997, respectively, from NPS and NPS Agency that represented premiums processed but not yet paid.


      As a part of issuing insurance policies to fund prearranged funeral contracts in all states the Company conducts business, except Missouri, the individual owner of the policy assigns the policy to NPS and NPS Agency. As assignee, NPS and NPS Agency remit premiums to and receive policy benefits from the Company. In those states in which NPS is the assignee, the policy owner is the purchaser of the prearranged funeral contract. In order to have the benefit available under the insurance policy at the time of the purchaser's death, the policy benefits are assigned at the time of the issuance of the policy to NPS under the terms of an assignment form or under the terms of assignment language found in the prearranged funeral contract. In accordance with the regulation of preneed funeral contracts under the laws of the state of Missouri, a trust (the "Trust") owns the policies, pays the premiums and receives the benefits. An independent investment advisor to the Trust directs the monies in the Trust as to the purchase of insurance policies. At December 31, 1996 and 1997, policyholder loans of $758,168 and $11,457,962, respectively, were outstanding.


      At December 31, 1996, the Company's insurance subsidiaries had in force an agent's contract with NPS and NPS Agency whereby the insurance subsidiaries are obligated to pay first year and contingent renewal commissions for up to five years. In order to better match the commissions paid with the profitability of the underlying policies, effective January 1, 1997, the Company and NPS and NPS Agency agreed to amend the agency contract to provide for increased first year commissions on single premium policies and suspend payments of renewal commissions on polices issued on or before December 31, 1995. The effect of the amended agreement on operations for the year ended December 31, 1997 was a reduction of future policy benefit reserves of $1,148,000 on policies issued in 1997 and this effect net of $332,000 of tax expense was reflected as an increase in paid-in capital for the year ended December 31, 1997.

      During 1997, the Company and NPS agreed to retroactively increase premiums charged on certain policies issued by the Company. The amount of the increased premiums paid by NPS as a result of this retroactive rate adjustment was $1,923,000. Retroactive premiums of $1,574,420 have been credited to paid-in capital, net of applicable income tax effect of $314,884. Increased premiums in the amount of $339,828 applicable to the year ended December 31, 1997 have been included in premium revenue. Effective January 1, 1997, the Company established a cost sharing agreement with NPS and NPS Agency whereby NPS and NPS Agency will reimburse the Company on a monthly basis for a portion of certain general and administrative costs paid by the Company. During the year ended December 31, 1997, $2,695,091 in costs were reimbursed to the Company. At December 31, 1997, the Company had $143,113 in accounts receivable, which represented December costs yet to be reimbursed. The Company had a note payable to NPS of $22,500 plus accrued interest of $39,804, $46,658 and $54,265 at December 31, 1995, 1996 and 1997, respectively.


      The Company also participates in a retirement savings plan with NPS and other related parties.

      The Company entered into an Exclusivity Agreement, dated April 1, 1998, with NPS and NPS Agency, pursuant to which NPS and NPS Agency agreed to purchase insurance policies to fund their prearranged funeral business exclusively from the Company's subsidiaries. The Company agreed to pay, on a monthly basis, an amount equal to 2% of the face amount of such insurance issued during the prior month. The agreement expires in April 2003.

      The firm of Wittner, Poger, Rosenblum, Spewak & Maylack, P.C., of which Mr. Howard A. Wittner is a member, provided legal services to the Company and its subsidiaries during 1995, 1996 and 1997. Such firm is continuing to provide legal services to the Company and its subsidiaries during 1998.

      During 1997, the Company utilized the services of C. Mitchell Co., Inc. ("C. Mitchell Co."), of which Mr. Clifton Mitchell, a current director and officer of the Company, was the owner. C. Mitchell Co. provided various actuarial consulting services to the Company and its subsidiaries. For such services, C. Mitchell Co. was paid approximately $350,000, $220,000 and $98,000 during 1997, 1996 and 1995, respectively. The Company believes that the payments for these services were typical for services of this type and commensurate with those that could have been obtained from unrelated parties.

      As of February 1, 1998, the Company, through Wise, a wholly owned subsidiary of the Company, entered into an Agreement for Purchase and Sale of Certain Assets with C. Mitchell Co., whereby the Company purchased certain of the assets of C. Mitchell Co., including tangible personal assets, goodwill and customer lists, for $145,000. C. Mitchell Co. was engaged in the business of providing actuarial consulting services to the insurance industry. In connection with such transaction, Mr. Mitchell and the Company executed a Non-Compete Agreement pursuant to which Mr. Mitchell will be paid $60,000, payable in 15 equal installments (the first payment of which was paid on April 1, 1998), in exchange for his agreement not to compete with the Company for a specified term. Mr. Clifton Mitchell, the sole shareholder of C. Mitchell Co., was appointed Executive Vice President-Actuarial and a director of the Company effective March 12, 1998.

      See Note 12 to the Consolidated Financial Statements of the Company for information with respect to related party transactions occurring during the three-month period ended March 31, 1998.

                          DESCRIPTION OF SECURITIES

GENERAL

      The Articles of Incorporation authorizes 10,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date hereof, no shares of Preferred Stock and 3,200,000 shares of Common Stock were issued and outstanding, and 1,200,000 shares of Common Stock were issuable upon exercise of outstanding options.

      The discussion below describes the capital stock of the Company as it will exist upon the closing of the offering. In addition, the discussion below does not purport to be complete, and is subject to and qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

      The Board of Directors of the Company, in its sole discretion, may issue Common Stock from the authorized and unissued shares of Common Stock. Each share of Common Stock is entitled to one vote at all meetings of shareholders of the Company for the election of directors and all other matters submitted to shareholder vote. There are no cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock can elect all the directors if they choose to do so. The rights, privileges and preferences of the holders of Common Stock are subject to the rights of the holders of any shares of Preferred Stock that may be designated and issued by the Company in the future. Subject to any restrictions contained in Preferred Stock issued by the Company, if any, and to restriction imposed by certain debt agreements of the Company, holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available assets of the Company. The Common Stock has no preemptive or similar rights. There are no redemption or sinking fund provisions applicable to the Common Stock. Holders of Common Stock are not liable to further call or assessment by the Company. Upon any liquidation, dissolution or winding up of the Company, after payment of the debts and other liabilities of the Company and subject to the rights of holders of shares of Preferred Stock, if any, holders of Common Stock are entitled to share pro rata in any distribution to the shareholders. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and sold, fully paid and nonassessable.

      Prior to the date of this Prospectus, there has been no public trading market for the Common Stock. The Company has received approval for listing of the Common Stock offered hereby for quotation and trading on the Pacific Exchange under the symbol "LHC."

PREFERRED STOCK

      The Company's Board of Directors, without the approval of the holders of the Common Stock is authorized to fix the number of shares of any series of Preferred Stock and to designate for issuance up to 1,000,000 shares of Preferred Stock, par value $.01 per share, in such number of series and with such rights, preferences, privileges and restrictions (including, without limitation, voting rights) as the Board of Directors may from time to time determine. Issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, may adversely affect the rights, privileges and preferences afforded the holders of Common Stock, including a decrease in the amount available for distribution to holders of the Common Stock in the event of a liquidation or payment of Preferred Stock dividends. Issuance of shares of Preferred Stock also may have the effect of preventing or delaying a change in control of the Company without further action by the shareholders and could make removal of present management of the Company more difficult.

TEXAS LAW AND LIMITATIONS ON CHANGES IN CONTROL

      Section 13.03 of the Texas Act prevents an "affiliated shareholder" (defined in Section 13.03, generally, as a person owning 20% or more of a corporation's outstanding voting shares) from engaging in a "business combination" with a publicly-held Texas corporation for three years following the date upon which such person became an affiliated shareholder unless: (i) before such person became an affiliated shareholder, the board of directors of the corporation approved the transaction in which the affiliated shareholder became an affiliated shareholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the affiliated becoming an affiliated shareholder, the affiliated shareholder owned at least 85% of the voting shares of the corporation outstanding at the same time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee plans that do not provide employee participants with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date upon which such person became an affiliated shareholder, the business combination is approved by the board of directors of the corporation and authorized at a special meeting of shareholders (not by written consent) by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting shares of the corporation not owned by the affiliated shareholder. A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a shareholder. Section 13.03 could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

      The Company's Bylaws will generally require at least 60 days' advance notice of any action to be proposed at a meeting of shareholders and set forth other specific procedures that a shareholder must follow. There also are specific procedures, including advance notice, for the nomination of a person to the Board of Directors when such person is nominated other than at the direction of the Board. In addition, the Company's Bylaws provide that a special meeting of the Company's shareholders may only be called by certain officers of the Company or by the Board of Directors; no such meeting may be called by shareholders. These provisions could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

TRANSFER AGENT AND REGISTRAR

      The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                       SHARES ELIGIBLE FOR FUTURE SALE

REGISTRATION RIGHTS

      Pursuant to a Registration Rights Agreement, dated as of April 6, 1998, the Company has granted to the Company's shareholder prior to the offering certain "demand" and "piggyback" registration rights with respect to Common Stock owned by such shareholder as of such date. Pursuant to such Registration Right Agreement, after the expiration of one year following the completion of this offering such holder has the right, subject to certain conditions, to require the Company to effect registration of its shares of Common Stock under the Securities Act. Such shareholder has the right to demand (i) two registrations of its shares of Common Stock on Form S-1 and
(ii) three registrations of its shares of Common Stock on Form S-3, provided, the Company will not be obligated to effect any demand registration within six months after the effective date of a previous demand registration. In addition, subject to certain conditions, after the expiration of one year following the completion of this offering such holder has the right to request that the Company include its shares of Common Stock in any public offering of shares of its capital stock under the Securities Act (other than with respect to a registration with respect to (i) Common Stock to be offered and sold by the Company pursuant to an employee benefit plan or (ii) Common Stock for the purpose of consummating any acquisition by the Company). The Company is required to use its best efforts to effect a registration of such shares of Common Stock pursuant to such registration rights. The Company has been advised by the Company's existing shareholder that it presently has no intention to exercise its registration rights.

      Upon the completion of this offering, there will be 3,200,000 shares of Common Stock subject to either demand or piggyback registration rights pursuant to the registration rights. The Company is required to bear substantially all fees, costs and expenses of all such registrations (except for underwriting discounts or commissions), including the reasonable fees and disbursements of one counsel for the holder of Common Stock subject to such registration rights.

      The Company has reserved an aggregate of 1,200,000 shares of Common Stock for issuance pursuant to the Plan. As of the date hereof, the Company has issued options to purchase an aggregate of 1,200,000 shares of Common Stock under the Plan. Following this offering, the Company intends to file a registration statement on Form S-8 under the Securities Act to register shares to be issued upon exercise of options granted pursuant to the Plan. To the extent not held by affiliates or subject to a lock-up agreement, shares of Common Stock issued under the Plan after the effective date of the registration statement covering the Plan will be available for sale in the public market without restriction. See "Management -- Long-Term Incentive Plan."

RULE 144

      Upon completion of this offering, the Company will have 4,200,000 shares of Common Stock outstanding. Of these, the 1,000,000 shares sold in this offering (1,150,000 if the over-allotment option is exercised in full) will be freely tradable in the public market without restriction under the Securities Act, except shares purchased by an "affiliate" (as defined in the Securities Act) of the Company. The remaining 3,200,000 shares (the "Restricted Shares") will be "restricted shares" within the meaning of the Securities Act and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 under the Securities Act.

      In general, under Rule 144, a person (or persons whose shares are aggregated) is entitled to sell Restricted Shares if at least one year has passed since the later of the date such shares were acquired from the Company or any affiliate of the Company. Rule 144 provides, however, that within any three-month period such person may only sell up to the greater of 1% of the then outstanding shares of Common Stock (approximately 42,000 shares following the completion of this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Commission. Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information. Any person who has not been an affiliate of the Company for a period of three months preceding a sale of Restricted Shares is entitled to sell such shares under Rule 144 without regard to such limitations if at least two years have passed since the later of the date such shares were acquired from the Company or any affiliate of the Company. Shares held by persons who are deemed to be affiliated with the Company are subject to volume limitations regardless of how long they have been owned or how they were acquired.

      Without consideration of the contractual restrictions described below, an aggregate of 1,000,000 shares of Common Stock, representing 23.8% of the outstanding shares of the Common Stock, or 1,150,000 shares representing 26.4% if the over-allotment option is exercised in full, will be eligible for sale in the public market pursuant to Rule 144 after the completion of this offering. The Company is unable to estimate the number of shares that may be sold from time to time under Rule 144, since such number will depend upon the market price and trading volume for the Common Stock, the personal circumstances of the sellers and other factors. After this offering, executive officers, directors and senior management will own 3,200,000 shares
of the Common Stock.   The Company's shareholders and directors have entered
into an agreement with the Representative providing that they will not sell or otherwise dispose of any shares of Common Stock held by them for a period of one year after the date of this Prospectus without the prior written consent of the Representative, except for shares sold upon exercise of the over-allotment option.

      The Company can make no prediction as to the effect, if any, that the offer or sale of these shares would have on the market price of the Common Stock. Nevertheless, sales of significant amounts of restricted shares in the public markets could adversely affect the market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

                               UNDERWRITING

      Pursuant to the terms and subject to the conditions contained in the Underwriting Agreement, the Company has agreed to sell to the Underwriters named below, and the Underwriters have agreed to purchase the number of shares set forth opposite their names in the following table.

                    Underwriters                   Number of Shares
                    ------------                   ----------------
            Tejas Securities Group, Inc.
                                                      ---------

               Total                                  1,000,000
                                                      =========

      The Representative has advised the Company that the Underwriters propose to offer the Shares to the public at the initial public offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $
per Share, of which $              may be reallowed to other dealers.  After
the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representative. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

      The Company has granted to the Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, to purchase up to 150,000 additional shares to cover over-allotments, if any, at the same price per share as the Company will receive for the 1,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares to be purchased by it shown in the above table represents as a percentage of the 1,000,000 shares offered hereby. If purchased, such additional Shares will be sold by the Underwriters on the same terms as those on which the 1,000,000 shares are being sold.

      The Company and its existing shareholder, which owns approximately 3,200,000 shares of the Common Stock, executive officers and directors have agreed with the Representative that, until one year after the date of this Prospectus, subject to certain limited exceptions, they will not sell, contract to sell or otherwise dispose of any shares of Common Stock, any options to purchase shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, owned directly by such holder or with respect to which it has the power of disposition, without the prior written consent of the Representative. Substantially all of such shares will be eligible for immediate public sale following expiration of the lock-up periods, subject to the provisions of Rule 144. See "Shares Eligible for Future Sale."

      The Underwriters have the right to offer the shares offered hereby only through licensed securities dealers in the United States who are members of the National Association of Securities Dealers, Inc. and may allow such dealers such portion of its 9.25% commission as the Underwriters may determine.

      The Underwriters will not confirm sales to any discretionary accounts without the prior written consent of their customers.

      The Company has agreed to pay the Representative a non-accountable expense allowance of 2.00% of the gross amount of the Shares sold ($180,000 upon the sale of the shares offered at an assumed offering price of $9.00 per share), of which $50,000 has been paid prior to the date of this Prospectus, and any remaining balance that will be due at the closing of the offering. The Underwriters' expenses in excess thereof will be paid by the Representative. To the extent that the expenses of the underwriting are less than that amount, such excess shall be deemed to be additional compensation to the Representative.

      In connection with the offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Common Stock than the total amount shown on the lists of Underwriters and participations that appear above) and may effect transactions that stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those that might otherwise prevail in the open market. Such transactions include placing bids for the Common Stock or effecting purchases of the Common Stock for the purpose of pegging, fixing or maintaining the price of the Common Stock or for the purpose of reducing a syndicate short position created in connection with the offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if an Underwriter purchases Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

      The Underwriting Agreement provides for indemnification between the Company and the Underwriters against certain civil liabilities, including liabilities under the Securities Act. In addition, the Underwriters' Warrants provide for indemnification among the Company and the holders of the Underwriters' Warrants and underlying shares against certain civil liabilities, including liabilities under the Securities Act and the Exchange Act.

UNDERWRITERS' WARRANTS

      Upon the closing of this offering, the Company has agreed to sell to the Underwriters for nominal consideration, the Underwriters' Warrants. The Underwriters' Warrants are exercisable at 120% of the public offering price for a four-year period commencing one year from the effective date of this offering. The Underwriters' Warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this offering except to the officers of the Underwriters and their successors and dealers participating in the offering and/or their partners or officers. The Underwriters' Warrants will contain anti-dilution provisions providing for appropriate adjustment of the number of shares subject to the Underwriters' Warrants under certain circumstances. The holders of the Underwriters' Warrants have no voting, dividend or other rights as shareholders of the Company with respect to shares underlying the Underwriters' Warrants until the Underwriters' Warrants have been exercised.

      The Company has agreed, during the four-year period commencing one year from the date of this offering, to give advance notice to the holders of the Underwriters' Warrants or underlying securities of its intention to file a registration statement, other than in connection with employee stock options, mergers or acquisitions, and in such case the holders of the Underwriters' Warrants and underlying securities shall have the right to require the Company to include their securities in such registration statement at the Company's expense.

      For the term of the Underwriters' Warrants, the holders thereof will be given the opportunity to profit from a rise in the market value of the Company's shares, with a resulting dilution in the interest of other shareholders. The holders of the Underwriters' Warrants can be expected to exercise the Underwriters' Warrants at a time when the Company would, in all likelihood, be able to obtain needed capital by an offering of its unissued shares on terms more favorable to the Company than those provided by the Underwriters' Warrants. Such facts may adversely affect the terms on which the Company can obtain additional financing. Any profit realized by the Underwriters on the sale of the Underwriters' Warrants or shares issuable upon exercise of the Underwriters' Warrants may be deemed additional underwriting compensation.

DETERMINATION OF OFFERING PRICE

      The initial public offering price was determined by negotiations between the Company and the Representative. The factors considered in determining the public offering price include the Company's revenue growth since its organization, the industry in which it operates, the Company's business potential and earning prospects and the general condition of the securities markets at the time of the offering. The offering price does not bear any relationship to the Company's assets, book value, net worth or other recognized objective criteria of value.

      Prior to this offering, there has been no public market for the shares and there can be no assurance than an active market will develop.

PACIFIC EXCHANGE

      The Company has received approval for listing of the Common Stock on the Pacific Exchange under the trading symbol "LHC." The listing is contingent upon the Company obtaining at least 500 shareholders.

                                LEGAL MATTERS

      The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Wittner, Poger, Rosenblum, Spewak & Maylack, P.C., St. Louis, Missouri. Howard A. Wittner, a principal of such firm, is a director of the Company and beneficially owns all of the Common Stock outstanding prior to this offering. See "Principal Shareholders" and "Certain Transactions." Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Underwriters by Winstead Sechrest & Minick P.C., Austin, Texas.

                                   EXPERTS

      The financial statements and schedules of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and in the Registration Statement of which this Prospectus is a part have been audited by Killman, Murrell and Company, P.C., certified public accountants, as set forth in their report thereon appearing elsewhere herein and therein, and are included in reliance upon such report given upon the authority of said firm as an expert in accounting and auditing.

      The financial statements of Harbourton as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus of which this Registration Statement is a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                   GLOSSARY

      The following are definitions of certain terms used in this Prospectus. Where appropriate, in using such terms, the singular includes the plural, masculine includes feminine and/or neuter, and vice versa.

      "Actuarial valuation" means the appraisal of a block of insurance business or an insurance company using the present value of future profits. The present value of future profits is calculated by discounting projected earnings using various actuarial assumptions such as estimations regarding future mortality, expenses, interest rates, morbidity, cancellation rates, etc.

      "Annuity policies" means a form of insurance under which premiums are paid to purchase an anticipated periodic benefit payment to begin at some date in the future.

      "Blocks of in force business" means groups of insurance policies in effect.

      "Co/modco reinsurance" means a combination of coinsurance and modified coinsurance under which only a portion of the reserves are transferred to the reinsurer and the ceding company retains the remaining portion of reserves. Under most co/modco agreements, the amount of reserves transferred to the reinsurer is equal to the initial ceding allowance thereby eliminating any initial transfer of cash.

      "Coinsurance" means a form of indemnity reinsurance under which reserves as well as the risk are transferred to the reinsurer.

      "Commissions" means amounts paid to agents under an agency agreement as compensation for the sale of insurance policies.

      "Deferred policy acquisition costs" means expenses that are capitalizable under generally accepted accounting principles ("GAAP"). The expenses must vary with the production of new business and must be primarily related to the production of new business. Agents' first year commissions are, by far, the largest single component of deferred policy acquisition costs.

      "Funded preneed contract" means a preneed contract or a prearranged funeral contract that has been fully paid for by the purchaser.

      "Funds withheld agreements (treaties)" means reinsurance agreements under which funds that would normally be paid to a reinsurer are withheld by the ceding company to permit statutory credit for non-admitted reinsurance, to reduce a potential credit risk or to retain control over investments. Under certain conditions, the reinsurer may withhold funds from the ceding company.

      "Future policy benefits" means a liability established to provide for the payment of policy benefits that are to be paid in the future.

      "GAAP benefit reserves" means a liability established to provide for the payment of future policy benefits. The reserves are calculated as the excess of the present value of future policy benefits over the present value of future net premium payments. In order to calculate the present value of benefits and net premiums, certain actuarial assumptions are made regarding various items (including, without limitation, mortality, expenses, interest rates, lapse and cancellation rates).

      "Indemnity reinsurance" means a form of reinsurance under which insurance risk is transferred from the ceding company to the reinsurer.

      "Lapse and surrender rates" means the rates at which policies do not renew by paying premiums that are due or by requesting that the policy be cancelled for its surrender value.

      "Lapse of insurance policies" means the non-renewal of an insurance policy due to not paying the premiums when they come due.

      "Limited pay policies" means the ordinary life insurance policies for which the benefit period is longer than the premium paying period.

      "Modified coinsurance" means a form of coinsurance under which the reserves are retained by the ceding company while the risk is transferred to the reinsurer. The ceding company is required to pay interest to replace that which would have been earned by the reinsurer if it had held the reserve assets in its own investment portfolio.

      "Morbidity" means the statistical rate at which insureds become sick or have an accident that results in a health insurance claim.

      "Mortality" means the statistical rate at which insureds die.

      "Net level premium reserve method" means a reserve calculation method whereby the net premiums used for reserving purposes bears a constant proportional relationship to the gross premiums being charged.

      "Policy acquisition costs" means expenses that vary with the production of new business and that are primarily related to the production of new business. Agents' first year commissions are, by far, the largest single component of policy acquisition costs.

      "Policy loan" means a loan made by an insurance company using the cash surrender value of an insurance policy as collateral for the loan. The maximum policy loan available will always be less than the cash value of the underlying policy.

      "Policyholder deposits" means under GAAP accounting practices and procedures, premiums for annuity policies are classified as "Policyholder deposits" rather than "Insurance premiums."

      "Prearranged funeral contract" means an agreement under which a client purchases funeral services to be performed at death. The cost of such funeral services are equal to the cost at the time into which the prearranged funeral contract is entered and does not change regardless of the date of death or increases in the cost of funeral services to be provided.

      "Preneed contract" means the same as "prearranged funeral contract."

      "Reinsurance" means an arrangement under which one insurance company, referred to as the reinsurer, for consideration, agrees to indemnify another insurance company, referred to as the ceding company, against all or part of a loss which the ceding company may incur under certain policies of insurance for which it has liability.

      "Reinsurance agreement" means the agreement used to effect a reinsurance arrangement.

      "Reinsurance treaty" means another term for "reinsurance agreement."

      "Reserves" means a liability (or allocation of surplus) established to provide for a certain level of assurance that enough assets will be available to pay future policy benefits.

      "Reserves for unearned premiums" means a liability established to recognize portions of premiums that have been received by the insurance company but are for insurance coverage extending beyond the close of the financial reporting period.

      "Retrocession reinsurance" means the transfer of reinsurance risk from an assuming reinsurer to another insurance company.

      "Single premium policies" means ordinary life insurance policies for which single, lump-sum premiums are paid.

      "Statutory accounting practices" means accounting procedures and practices prescribed for insurance companies by the National Association of Insurance Commissioners and as adopted by the various state insurance regulatory bodies.

      "Statutory capital and surplus" means shareholders' equity under statutory accounting practices.

      "Statutory financial statements" means financial statements produced under statutory accounting practices and filed in each state that the insurance company is licensed to do business.

      "Statutory reserves" means reserves calculated according to statutory prescribed methods using state mandated assumptions with regard to mortality and interest rates.

      "Underwriting standards" means standards set by an insurance company under which an insurance applicant is reviewed in order for an insurance policy to be issued.

                                     INDEX TO FINANCIAL STATEMENTS

                                                                                                                     Page
                                                                                                                     ----
The Company and Subsidiaries:
-----------------------------

   Report of Independent Certified Public Accountants - Killman, Murrell & Company, P.C.                              F-1

   Consolidated Balance Sheets as of December 31, 1996 and 1997 and March 31, 1998 (unaudited)                        F-2

   Consolidated Statements of Operations for each of the years in the three-year period ended
      December 31, 1997 and the three-month periods ended March 31, 1997 and 1998 (unaudited)                         F-4

   Consolidated Statements of Shareholder's Equity and Comprehensive Income for each of the years in the three-year period ended December 31, 1997 and the three-month periods ended March 31,
     1997 and 1998 (unaudited)                                                                                        F-5

   Consolidated Statements of Cash Flows for each of the years in the three-year period ended
      December 31, 1997 and the three-month periods ended March 31, 1997 and 1998 (unaudited)                         F-7

   Notes to Consolidated Financial Statements                                                                         F-8

   Pro Forma Combined Condensed Financial Information (unaudited)                                                    F-27

   Pro Forma Combined Condensed Balance Sheet as of March 31, 1998 (unaudited)                                       F-28

   Pro Forma Combined Condensed Statement of Operations for the three months ended
      March 31, 1998 (unaudited)                                                                                     F-29

   Notes to Pro Forma Combined Condensed Financial Information (unaudited) as of and for the
      three months ended March 31, 1998                                                                              F-30

   Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1997
      (unaudited)                                                                                                    F-31

   Notes to Pro Forma Combined Condensed Financial Information (unaudited) for the year ended
      December 31, 1997                                                                                              F-32

Harbourton:
-----------

   Independent Auditor's Report                                                                                      F-33

   Balance Sheets, December 31, 1997 and 1996                                                                        F-34

   Statements of Operations, years ended December 31, 1997, 1996 and 1995                                            F-35

   Statements of Stockholder's Equity, years ended December 31, 1997, 1996 and 1995                                  F-36

   Statements of Cash Flows, years ended December 31, 1997, 1996 and 1995                                            F-37

   Notes to Financial Statements                                                                                     F-39

   Balance Sheet, March 31, 1998 (unaudited)                                                                         F-50

   Statements of Operations, three months ended March 31, 1998 and 1997 (unaudited)                                  F-51

   Statements of Cash Flows, three months ended March 31, 1998 and 1997 (unaudited)                                  F-52

   Statement of Changes in Equity and Comprehensive Income, three months
      ended March 31, 1998 and 1997 (unaudited)                                                                      F-53

   Note to Unaudited Financial Statements                                                                            F-55


                         LINCOLN HERITAGE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


To the Board of Directors of
Lincoln Heritage Corporation:

We have audited the accompanying consolidated balance sheets of Lincoln Heritage Corporation (a Texas corporation) and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholder's equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Heritage Corporation and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



Killman, Murrell & Company, P.C.

Dallas, Texas
March 11, 1998 (except for Note 18, as to which the date is April 20, 1998)

                                                 LINCOLN HERITAGE CORPORATION
                                                 CONSOLIDATED BALANCE SHEETS

                                                                               December 31,
                                                                      --------------------------------       March 31,
                                                                         1996                 1997              1998
                                                                      -----------         ------------      ------------
                                                                                                             (Unaudited)
                                                           ASSETS
Fixed maturities available for sale at fair value
   (amortized cost $53,125,236, $44,085,520 and
   $73,185,895)                                                       $51,978,987         $ 45,120,485      $ 71,423,989
Equity securities at fair value (cost $1,013,365 and
   $2,433,526)                                                                  -              794,870         2,527,762
Policyholder loans to related party                                       758,168           11,457,962        14,662,728
Reverse repurchase agreements                                                   -           29,512,372         8,264,878
Deposits to support hedging transactions                                        -                    -           808,388
Short-term investments                                                  5,344,384           31,530,513        11,651,176
                                                                      -----------         ------------      ------------
   TOTAL INVESTMENTS                                                   58,081,539          118,416,202       109,338,921
                                                                      -----------         ------------      ------------

Cash                                                                    1,837,703            1,624,822         3,276,978
Accrued investment income                                                 535,827              609,847           438,666
Accounts receivable from related party                                    369,411              478,362           547,959
Funds withheld by ceding company                                          245,820              498,512           498,511
Deferred policy acquisition costs, net                                 11,149,607           12,554,870        13,191,889
Fixed assets, net                                                         222,960              437,989           472,629
Cost of policies purchased, net                                                 -            3,249,365         2,951,511
Goodwill, net                                                             796,184              773,436           962,916
Deferred tax assets, net                                                2,628,716            2,394,970         3,266,074
Other assets, net                                                         281,183              564,635         1,001,313
                                                                      -----------         ------------      ------------
   TOTAL ASSETS                                                       $76,148,950         $141,603,010      $135,947,367
                                                                      ===========         ============      ============


                                                            (Continued)

                                                   The accompanying notes are an
                                     integral part of these consolidated financial statements.


                                    F-2

                                              LINCOLN HERITAGE CORPORATION
                                               CONSOLIDATED BALANCE SHEETS
                                                       (CONTINUED)

                                                                               December 31,
                                                                      --------------------------------       March 31,
                                                                         1996                 1997              1998
                                                                      -----------         ------------      ------------
                                                                                                             (Unaudited)

                                                       LIABILITIES
Policy liabilities:
   Future policy benefits                                             $69,708,545         $ 87,843,239      $ 90,173,511
   Policyholder deposits                                                2,118,881           41,613,697        37,457,709
   Funds withheld from reinsurer                                          245,820                    -                 -
   Unpaid claims                                                          781,000              689,000           689,000
   Premiums received in advance                                           212,449              304,471           339,905
                                                                      -----------         ------------      ------------
      TOTAL POLICY LIABILITIES                                         73,066,695          130,450,407       128,660,125
                                                                      -----------         ------------      ------------

   Income tax liabilities                                                 533,846            1,975,165            25,000
   Accounts payable and accrued liabilities                               228,311              334,776           292,406
   Accounts payable to related party                                            -               17,090           207,417
   Other liabilities                                                      463,743            1,942,861         1,613,167
                                                                      -----------         ------------      ------------
      TOTAL LIABILITIES                                                74,292,595          134,720,299       130,798,115
                                                                      -----------         ------------      ------------

                                                     SHAREHOLDER'S EQUITY
Common Stock (1996: $100 par, authorized 4,000,000
   shares, issued, 10 shares; 1997 and 1998: $.01 par, authorized
   10,000,000 shares, issued, 1,000,000 shares)                             1,000               10,000            10,000
Additional paid-in capital                                                     40            2,075,576         2,075,576
Retained earnings                                                       2,611,839            4,258,265         4,149,110
Net unrealized gains (losses) on available for sale
   and equity securities                                                 (756,524)             538,870        (1,085,434)
                                                                      -----------         ------------      ------------
      TOTAL SHAREHOLDER'S EQUITY                                        1,856,355            6,882,711         5,149,252
                                                                      -----------         ------------      ------------

      TOTAL LIABILITIES AND SHAREHOLDER'S
        EQUITY                                                        $76,148,950         $141,603,010      $135,947,367
                                                                      ===========         ============      ============

                                                   The accompanying notes are an
                                     integral part of these consolidated financial statements.

                                                  LINCOLN HERITAGE CORPORATION

                                            CONSOLIDATED  STATEMENTS  OF  OPERATIONS


                                                                                                   Three Months Ended
                                                            Years ended December 31,                     March 31,
                                                 -------------------------------------------     ------------------------
                                                     1995             1996          1997            1997         1998
                                                 -----------      -----------    -----------     -----------  -----------
                                                                                                 (Unaudited)  (Unaudited)
REVENUE
   Life premiums from related party              $27,353,710      $33,273,417    $38,044,470      $8,630,748  $ 7,256,760
   Net investment income                           3,401,506        3,710,720      6,171,215       1,237,555    2,252,156
   Realized investment gains                       1,113,281        2,018,362      2,666,448          20,748      450,914
   Other revenue                                           -                -              -               -       53,164
                                                 -----------      -----------    -----------      ----------  -----------
      TOTAL REVENUES                              31,868,497       39,002,499     46,882,133       9,889,051   10,012,994
                                                 -----------      -----------    -----------      ----------  -----------

BENEFITS AND EXPENSES
   Death benefits paid to related party           10,229,026       11,747,170     13,551,459       3,513,055    3,956,769
   Surrender benefits paid to related party        4,270,886        5,167,946        115,758          12,475       66,131
   Increase in future policy benefits              5,998,310        7,621,130     16,432,947       3,612,394    1,840,030
   Interest paid on policyholder deposits            277,276          214,054      1,051,087          34,981      527,037
   Commissions paid to related party               7,129,188       10,043,563     11,247,606       2,556,414    2,956,131
   General expenses                                3,142,805        3,856,016      5,025,645         838,621    1,512,586
   General expenses reimbursed by
      related party                                        -                -     (2,695,091)       (517,836)    (555,757)
   Taxes, licenses and fees                          654,448          720,278        968,476         194,779      167,679
   Amortization of cost of policies purchased              -                -        262,188               -      297,854
   Change in deferred acquisition costs, net
      of amortization                             (1,301,402)      (1,269,257)    (1,405,263)        (43,351)    (637,019)
                                                 -----------      -----------    -----------      ----------  -----------

         TOTAL BENEFITS AND
            EXPENSES                              30,400,537       38,100,900     44,554,812      10,201,532   10,131,441
                                                 -----------      -----------    -----------      ----------  -----------

INCOME (LOSS) BEFORE FEDERAL
   INCOME TAXES                                    1,467,960          901,599      2,327,321        (312,481)    (118,447)

PROVISION FOR FEDERAL INCOME TAXES
   Current                                           (26,310)         789,216      1,752,358        (318,202)      25,000
   Deferred                                          342,704         (592,247)    (1,080,463)        232,000      (34,292)
                                                 -----------      -----------    -----------      ----------  -----------
         TOTAL INCOME TAXES                          316,394          196,969        671,895         (86,202)      (9,292)
                                                 -----------      -----------    -----------      ----------  -----------

NET INCOME (LOSS)                                $ 1,151,566      $   704,630    $ 1,655,426      $ (226,279) $  (109,155)
                                                 ===========      ===========    ===========      ==========  ===========

WEIGHTED AVERAGE SHARES
   OUTSTANDING (BASIC EPS)                         3,200,000        3,200,000      3,200,000       3,200,000    3,200,000

BASIC EARNINGS (LOSS) PER SHARE                  $       .36      $       .22    $       .51      $     (.07) $      (.03)
                                                 ===========      ===========    ===========      ==========  ===========

WEIGHTED AVERAGE SHARES
   OUTSTANDING (DILUTED EPS)                       3,200,000        3,200,000      3,666,667       3,200,000    3,200,000

DILUTED EARNINGS (LOSS) PER SHARE                $       .36      $       .22    $       .45      $     (.07) $      (.03)
                                                 ===========      ===========    ===========      ==========  ===========



                                                   The accompanying notes are an
                                     integral part of these consolidated financial statements.

                                                    LINCOLN HERITAGE CORPORATION

                                          CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                                                      AND COMPREHENSIVE INCOME

                                        FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997


                                                     Total                      Additional     Net Unrealized
                                                 Stockholders'       Common       Paid-in        Investment     Retained
                                                    Equity           Stock        Capital      Gains (Losses)   Earnings
                                                 -------------      -------     ----------     --------------  ----------
Balance, December 31, 1994                       $(2,507,879)       $ 1,000     $       40      $(3,264,562)   $  755,643

Comprehensive income, net of tax:
   Net income                                      1,151,566              -              -                -     1,151,566

   Change in unrealized gain on
      available for sale securities
      (net of applicable income
      tax expense of $2,096,549)                   4,069,773              -              -        4,069,773             -
                                                 -----------
   Total comprehensive income                      5,221,339              -              -                -             -
                                                 -----------        -------     ----------      -----------    ----------

Balance, December 31, 1995                         2,713,460          1,000             40          805,211     1,907,209

Comprehensive income, net of tax:
   Net income                                        704,630              -              -                -       704,630

   Change in unrealized loss on
      available for sale securities
      (net of applicable income
      tax benefit of $804,531)                    (1,561,735)             -              -       (1,561,735)            -
                                                 -----------
   Total comprehensive income
      (loss)                                        (857,105)             -              -                -             -
                                                 -----------        -------     ----------      -----------    ----------

Balance, December 31, 1996                         1,856,355          1,000             40         (756,524)    2,611,839

   Transfer to Common Stock
      in connection with
      stock split (Note 2)                                 -          9,000              -                -        (9,000)

   Retroactive premium increase
      treated as paid-in capital net
      of applicable income tax effect
      of $314,884                                  1,259,536              -      1,259,536                -             -

   Benefit of reduction of future
      commissions treated as additional
      paid-in capital, net of applicable
      tax effect of $322,000                         816,000              -        816,000                -             -

Comprehensive income, net of tax:
   Net income                                      1,655,426              -              -                -     1,655,426

   Change in unrealized gain on
      available for sale and equity
      securities (net of applicable in-
      come tax expense of $667,325)                1,295,394              -              -        1,295,394             -
                                                 -----------
   Total comprehensive income                      2,950,820              -              -                -             -
                                                 -----------        -------     ----------      -----------    ----------

Balance, December 31, 1997                       $ 6,882,711        $10,000     $2,075,576      $   538,870    $4,258,265
                                                 ===========        =======     ==========      ===========    ==========

                                                            (Continued)

                                                   The accompanying notes are an
                                     integral part of these consolidated financial statements.


                                    F-5

                                                    LINCOLN HERITAGE CORPORATION

                                          CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                                                      AND COMPREHENSIVE INCOME
                                                            (CONTINUED)

                                         FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998
                                                            (UNAUDITED)


                                                                                Additional     Net Unrealized
                                                                     Common       Paid-in        Investment     Retained
                                                    Total            Stock        Capital      Gains (Losses)   Earnings
                                                 -----------        -------     ----------     --------------  ----------
Balance, December 31, 1997                       $ 6,882,711        $10,000     $2,075,576      $   538,870    $4,258,265

Comprehensive income, net of tax:

   Net loss                                         (109,155)             -              -                -      (109,155)

   Change in unrealized losses on
      available for sale and equity
      securities (net of applicable in-
      come tax benefit of $859,836)               (1,624,304)             -              -       (1,624,304)            -
                                                 -----------
   Total comprehensive income
      (loss)                                      (1,733,459)             -              -                -             -
                                                 -----------        -------     ----------      -----------    ----------

Balance, March 31, 1998                          $ 5,149,252        $10,000     $2,075,576      $(1,085,434)   $4,149,110
                                                 ===========        =======     ==========      ===========    ==========

Balance, December 31, 1996                       $ 1,856,355        $ 1,000     $       40      $  (756,524)   $2,611,839

   Benefit of reduction of future
      commissions treated as additional
      paid-in capital, net of applicable
      tax effect, of $83,000                         204,000              -        204,000                -             -

Comprehensive income, net of tax:

   Net loss                                         (226,279)             -              -                -      (226,279)

   Change in unrealized losses on
      available for sale securities
      (net of applicable income tax
      benefit of $1,354,484)                      (2,629,292)             -              -       (2,629,292)            -
                                                 -----------
   Total comprehensive income
      (loss)                                      (2,855,571)             -              -                -             -
                                                 -----------        -------     ----------      -----------    ----------

Balance March 31, 1997                           $  (795,216)       $ 1,000     $  204,040      $(3,385,816)   $2,385,560
                                                 ===========        =======     ==========      ===========    ==========


                                                   The accompanying notes are an
                                     integral part of these consolidated financial statements.

                                                    LINCOLN HERITAGE CORPORATION

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                     Three Months Ended
                                                             Years ended December 31,                     March 31,
                                                    -----------------------------------------     --------------------------
                                                        1995          1996          1997              1997         1998
                                                    ------------  ------------  -------------     -----------   ------------
                                                                                                 (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING
   ACTIVITIES
      Net income (loss)                             $  1,151,556  $    704,630  $   1,655,426     $  (226,279)  $   (109,155)
      Adjustments to reconcile net income to net
         cash provided by operating activities:
         Increase (decrease) in future
            policy benefits and deposit funds          5,940,090     4,842,595      5,573,366       3,252,206     (1,825,716)
         Increase in deferred
            acquisition costs                         (1,301,402)   (1,269,257)    (1,405,263)        (43,351)      (637,019)
         Decrease (increase) in accounts
            receivable                                  (336,957)    1,625,376        205,933        (340,962)       (69,597)
         Depreciation and amortization                    83,982        87,129        368,068          26,887        350,641
         Decrease (increase) in accrued
            investment income                            291,425       (22,695)       (74,020)          3,058        171,181
         Increase (decrease) in unpaid claims             68,067       141,000        (92,000)       (254,120)             -
         Increase (decrease) in premiums
            received in advance                          (13,926)     (272,496)        92,022          38,659         35,434
         Increase (decrease) in accrued expenses          23,343       (53,325)       106,465         (68,063)       (42,370)
         Increase (decrease) in other liabilities        344,032        36,428      1,250,388         (47,969)      (139,367)
         Accretion of discount on investments            (30,006)      (47,604)      (458,056)        (63,970)      (149,200)
         Increase (decrease) in federal
            income tax liabilities                       431,303       189,652        741,800          62,799     (1,888,559)
         Decrease (increase) of other assets            (374,216)      194,488       (879,801)        (86,100)      (713,584)
                                                    ------------  ------------  -------------     -----------   ------------
            NET CASH PROVIDED (USED)
               BY OPERATING ACTIVITIES                 6,277,301     6,155,921      7,084,328       2,252,795     (5,017,311)
                                                    ------------  ------------  -------------     -----------   ------------

CASH FLOWS FROM INVESTING
   ACTIVITIES
      Proceeds from sales of investments              36,042,252    43,758,136    163,710,087      10,234,882     95,506,935
      Cost of investments purchased                  (38,944,851)  (50,999,200)  (162,383,038)     (7,859,475)   (85,632,702)
      Decrease (increase) in other invested
         assets                                       (1,106,170)    1,106,170              -               -              -
      Decrease (increase) in policyholder loans       (1,431,444)      673,276    (10,699,794)       (395,528)    (3,204,766)
                                                    ------------  ------------  -------------     -----------   ------------
            NET CASH PROVIDED (USED)
               BY INVESTING ACTIVITIES                (5,440,213)   (5,461,618)    (9,372,745)      1,979,879      6,669,467
                                                    ------------  ------------  -------------     -----------   ------------

CASH FLOW FROM FINANCING ACTIVITIES
      Capital contributions received (Note 12)                               -      2,075,536         204,000              -
                                                    ------------  ------------  -------------     -----------   ------------
            NET CASH PROVIDED BY
               FINANCING ACTIVITIES                                                 2,075,536         204,000              -
                                                    ------------  ------------  -------------     -----------   ------------

NET INCREASE (DECREASE) IN CASH                          837,088       694,303       (212,881)      4,436,674      1,652,156

CASH, BEGINNING OF PERIOD                                306,312     1,143,400      1,837,703       1,837,703      1,624,822
                                                    ------------  ------------  -------------     -----------   ------------

CASH, END OF PERIOD                                 $  1,143,400  $  1,837,703  $   1,624,822     $ 6,274,377   $  3,276,978
                                                    ------------  ------------  -------------     -----------   ------------

FEDERAL INCOME TAXES PAID
   (REFUNDS RECEIVED)                               $    (45,712) $     92,990  $     311,040     $         -   $  1,975,165
                                                    ============  ============  =============     ===========   ============

                                                   The accompanying notes are an
                                     integral part of these consolidated financial statements.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)


NOTE 1:  BUSINESS

Lincoln Heritage Corporation (the "Company", formerly known as National Prearranged Services of Texas, Inc.) is a life insurance holding company engaged in the ownership and operation of life insurance companies. The Company also acquires existing life insurance policies either through direct purchase or the acquisition of insurance companies. The Company's life insurance operations are conducted through its wholly owned life insurance subsidiaries.

A large part of the Company's life insurance premiums are derived from the issuance of insurance policies to fund prearranged funeral contracts sold by National Prearranged Services, Inc. (NPS), a related party. Funeral prearrangement is a means through which a customer contractually agrees to the terms of a funeral to be performed in the future. National Prearranged Services, Inc. is the assignee and beneficiary of a substantial amount of the policies issued directly or assumed by the Company.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
---------------------

The accompanying consolidated financial statements include the accounts of the Company and its direct and indirect wholly owned subsidiaries Memorial Service Life Insurance Company (Memorial) and Lincoln Memorial Life Insurance Company (Lincoln Memorial). These consolidated financial statements have been prepared in accordance with generally accepted accounting principles
(GAAP).  All intercompany transactions have been eliminated in consolidation.

USE OF ESTIMATES
----------------

The preparation of GAAP financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

INVESTMENTS
-----------

All fixed maturity and equity securities are classified as available-for-sale and, accordingly, such securities are carried at fair value. The Company may sell these securities prior to maturity in response to changes in interest rates, issuer credit quality or liquidity requirements. Realized gains and losses are included in net income based on specific identification of investments disposed. Unrealized gains and losses, net of tax, are recorded as a separate component of shareholder's equity. The cost of fixed maturity securities is adjusted for amortization of premiums and discounts.

Short-term investments consist of commercial paper, invested cash and other investments purchased with maturities of less than three months. They are carried at amortized cost, which approximates their estimated fair value. Securities under reverse repurchase agreements are carried at cost, which approximates the fair value of the underlying securities. Policyholder loans are stated at their current unpaid principal balance, which approximates fair value.


GOODWILL
--------

Goodwill represents the excess of cost over the value of net assets acquired in acquisitions accounted for by the purchase method. Such amounts are being amortized on the straight-line basis as charges to income over 40 years. Amortization expense was $22,748 for each of the years ended December 31, 1995, 1996 and 1997, and $5,687 and $15,520 for the three months ended March 31, 1997 and 1998, respectively. Accumulated amortization was $113,740, $136,488 and $152,008 as of December 31, 1996, December 31, 1997, and March
31, 1998, respectively. The carrying value of goodwill is periodically monitored for indications of impairment based upon estimates of future earnings.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)


NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED POLICY ACQUISITION COSTS (DPAC)
----------------------------------------
The costs of acquiring new business generally consist of commissions, excluding renewal commissions (approximately 90% of DPAC is commissions paid to NPS) and other costs of acquiring new business. Such costs vary with, and are primarily related to, the production of new business and are capitalized and deferred to the extent that they are recoverable from future profits. These costs are amortized over the premium paying periods of the related policies in proportion to the ratio of the annual premium revenue to the total anticipated premium revenue. Anticipated premium revenue was estimated using the same assumptions which were used for computing liabilities for future policy benefits.

COST OF POLICIES PURCHASED
--------------------------

The cost of policies purchased represents the actuarially determined present value of projected future cash flows from acquired policies. The projected future cash flows are based on actuarially determined projections of future premiums, mortality, surrenders, operating expenses, investment yields and other factors. The projections take into account all known or expected factors at the acquisition date. Actual experience may vary from projections due to differences in premiums collected, investment spread, mortality costs and other factors. The amounts are amortized based upon the future cash flows using the interest rate credited to the underlying policies.

FURNITURE AND EQUIPMENT
-----------------------

Furniture and equipment is carried at depreciated cost. Depreciation is recorded using the straight-line basis over periods which range from 5 to 7 years. Depreciation expense was $47,234, $50,379, $83,132, $18,200 and
$29,100 for the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1997 and 1998, respectively. Accumulated depreciation was $191,025, $184,281 and $213,381 at December 31, 1996 and 1997 and March
31, 1998, respectively.


FUTURE POLICY BENEFITS
----------------------

Future policy benefits are amounts that, when accumulated with interest and future premiums, will provide for the payment of benefits arising out of the insurance in force. The liabilities for future policy benefits and expenses for limited pay life policies are computed using the net-level premium method based upon assumptions as to investment yields, mortality and withdrawals. Assumptions are based principally on modifications of the ultimate tables in common usage in the industry. Interest assumptions are 8% in years one through five, graded downward to 7.5% in years 6 through 15 and remain at 7.5% thereafter.

UNPAID CLAIMS
-------------

The liability for unpaid claims and claim adjustment expenses is based upon the estimated amount payable on claims reported prior to the balance sheet date which have yet to be settled, claims reported subsequent to the balance sheet date which have been incurred during the period then ended, and an estimate (based upon prior experience) of incurred, but not reported, claims. Actual amounts may differ from those estimated. Any subsequent differences are recorded in the period they are determined.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)


NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREMIUMS AND EXPENSES
---------------------

The Company primarily issues limited pay and single premium policies. Accordingly, net premiums for direct and assumed policies are recorded as revenues and the difference between the gross premium received and the net premium is deferred and recognized in a constant relationship to insurance in force. Deferred unearned premiums of $16,965,000, $19,633,000 and $19,282,000 at December 31, 1996 and 1997 and March 31, 1998, respectively, are included as a component of future policy benefits liabilities in the accompanying consolidated balance sheet. The change in the deferral is reflected as a component of the increase in future policy benefits in the accompanying consolidated statement of operations.

Benefits and expenses are recognized as a level percentage of earned premiums by providing for future policy benefits and amortizing deferred acquisition costs.

Receipts for annuities are classified as deposits instead of revenues. Accordingly, premium deposits and benefit payments are recorded as increases or decreases in a liability account rather than revenue or expense. Revenues are recorded for policy administration fees and surrender charges. Expenses are recorded for interest credited to the liability account.


REINSURANCE
-----------

The Company has coinsurance funds withheld treaties and co/mod coinsurance agreements with reinsurers to increase its statutory surplus. The terms of reinsurance agreements provide for all of the insurance risk, associated with the portion of the business ceded, to be transferred to the reinsurer. A portion of the reserve assets are retained by the Company. One effect of the agreements is to allow the Company to take credits for reserves held by the reinsurer which provides increases in the Company's statutory surplus. The agreements provide for the profits of the business reinsured to decrease the amount of the reserve credit taken and, therefore, to decrease the Company's statutory surplus. Any losses are retained by the reinsurer for which a risk charge is paid. The effect of these agreements is that statutory surplus was $3,225,000, $6,236,000 and $6,000,534 greater at December 31, 1996 and 1997, and March 31, 1998, respectively, than what it would have been without these agreements. Since the primary liability of the Company to the insured has not been discharged through these agreements and no assets have been transferred, all reinsurance transactions except for the risk charge have been eliminated in the accompanying consolidated financial statements. The risk charge is recognized as reinsurance premiums ceded.

Consistent with the general practice of the life insurance industry, the Company has reinsured portions of the coverage provided by its insurance products with other insurance companies under agreements of indemnity reinsurance. Indemnity reinsurance agreements are intended to limit a life insurer's maximum loss on a particular risk or to obtain a greater diversification of risk. Indemnity reinsurance does not discharge the primary liability of the original insurer to the insured.

PARTICIPATING POLICIES
----------------------

Participating policies represented 90%, 92%, 92% and 92% of the life insurance in force at December 31, 1995, 1996 and 1997 and March 31, 1998, respectively. Participating policies represented 97%, 93%, 93% and 93% of premium revenues for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, respectively. Determination of dividends on participating policies is not dependent on any factor and is completely at the discretion of the boards of directors of the insurance subsidiaries. There were no dividends paid in 1995, 1996, 1997 or 1998.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)


NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES
------------

Deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, at the enacted tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is provided if some portion of the deferred tax asset may not be realized. An increase or decrease in valuation allowance that results from a change in circumstances that causes a change in judgment about the realizability of the related deferred tax asset is included in income. A charge related to fluctuations in fair value of available for sale and equity securities is included in net unrealized gains (losses) on securities in shareholder's equity.

In assessing the realization of deferred income taxes, consideration is given as to whether it is more likely than not the deferred tax assets will be realized. The ultimate realization of deferred tax assets depends upon generating future taxable income during the periods in which the temporary differences become deductible.

STOCK BASED COMPENSATION
------------------------

In 1997 the Company adopted SFAS No. 123 "Accounting for Stock Based Compensation". The Company has elected to continue following the accounting guidance of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" for measurement and recognition of stock-based transactions with employees. No compensation cost is recognized for options issued when the exercise price of the options are at least equal to the fair market value of the common stock at the date of grant. When compensation cost for the stock options issued is determined based on the fair value at the grant date, consistent with the provisions of SFAS No. 123, the Company will disclose in a footnote the effect on net income and earnings per share.

For all options granted to individuals that are not employees of the Company, the option exercise price will be compared to the fair value of the common stock at the date of grant and to the extent that the fair value exceeds the option exercise price, compensation will be recognized in the applicable financial statements of the Company.


STOCK SPLITS AND EARNINGS PER SHARE
-----------------------------------

On September 19, 1997, the Company effected a 100,000-for-1 stock split in the form of a stock dividend. Upon consummation of such stock split, the Company had 1,000,000 shares of its Common Stock issued and outstanding. On April 6, 1998, the Company effected a 3.2-for-1 stock split, in the form of a stock dividend. The 3,200,000 shares outstanding at April 6, 1998 have been used to compute the basic earnings per share of the Company for all periods presented. The diluted earnings per share is computed using the treasury stock method, unless the effect is anti-dilutive.

NEW ACCOUNTING STANDARDS
------------------------

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Statement No. 128), which is required to be adopted for financial statements issued for annual or interim periods after December 15, 1997. The adoption of Statement No. 128 required a change in the presentation of earnings per share (EPS) to replace primary and fully diluted EPS with a presentation of basic and diluted EPS and to restate EPS for all periods presented. The adoption of Statement No. 128 did not have a material impact on the Company's financial statements.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)


NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING STANDARDS (CONTINUED)
------------------------------------

In February 1997, the FASB also issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" (Statement No. 129). Statement No. 129 establishes standards for disclosing information about an entity's capital structure and applies to all entities. Statement No. 129 continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, "Omnibus Opinion - 1966", and 15, "Earnings per Share", and FASB Statements of Financial Accounting Standards No. 47, "Disclosure of Long-Term Obligations", for entities that were subject to the requirements of APB Opinions 10 and 15 and Statement No. 47 and consolidates them for ease of retrieval and for greater visibility to non-public entities. Statement No. 129 is effective for financial statements for periods ending after December 15, 1997. The Company experienced no material revision in its disclosures when Statement No. 129 was adopted.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Statement No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an entity display an amount representing total comprehensive income for the period in that financial statement. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Statement No. 130 had no impact on the financial condition or results of operations of the Company, but required changes in the Company's disclosure and presentation requirements. The principal change was the disclosure of the components of and total comprehensive income within the Consolidated Statements of Shareholder's Equity.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (Statement No. 131), "Disclosures About Segments of an Enterprise and Related Information." Statement No. 131 establishes standards for disclosures related to business operating segments. The Company anticipates that Statement No. 131 will have no significant effect on the disclosures set forth in its consolidated financial statements.

In December 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-3 "Accounting by Insurance and Other Enterprises for Insurance-related Assessments" (SOP 97-3). SOP 97-3 provides guidance for determining when an insurance company or other enterprise should recognize a liability for guaranty-fund assessments and guidance for measuring the liability. SOP 97-3 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company anticipates that the adoption of SOP 97-3 will not have a material effect on the Company's financial position or results of operations.

INTERIM UNAUDITED FINANCIAL STATEMENTS
--------------------------------------

The accompanying consolidated balance sheet and statements of operations, shareholder's equity and comprehensive income and cash flows as of and for the three months ended March 31, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for the interim periods presented are not necessarily indicative of results for a full year.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)


NOTE 3:  CO-INSURANCE OF LIFE INSURANCE AND ANNUITY POLICIES

On September 1, 1997, the Company co-insured a block of life insurance and annuity policies from Woodmen Accident and Life Company. The block of business consisted primarily of deferred annuities which are accounted for as investment contracts using deposit accounting. The Company assumed approximately $51,311,000 of insurance and annuity reserves in exchange for receiving $48,018,000 in cash. The net liabilities assumed, $3,293,000, plus other cost related to the co-insurance of the Woodmen Block in the amount of $218,000 have been shown as additions from acquisitions as the cost of policies purchased.

NOTE 4:  INVESTMENTS

The amortized costs and fair values of fixed maturity securities available for sale at December 31, 1996 were as follows:

                                                                 Gross         Gross
                                        Amortized             Unrealized     Unrealized             Fair
                                           Cost                  Gains         Losses              Value
                                       -----------            ----------     -----------        -----------
U.S. government                        $22,068,978              $ 17,403     $(1,065,206)       $21,021,175

Mortgage backed securities              31,056,258               101,475        (199,921)        30,957,812
                                       -----------              --------     -----------        -----------

   Total                               $53,125,236              $118,878     $(1,265,127)       $51,978,987
                                       ===========              ========     ===========        ===========


The amortized costs and fair values of fixed maturity and equity securities available for sale at December 31, 1997 were as follows:

                                                                      Gross             Gross
                                               Amortized            Unrealized        Unrealized         Fair
                                                  Cost                Gains             Losses           Value
                                              -----------           ----------        ----------       -----------
Fixed maturity securities
  U.S. government                             $11,530,209           $  100,390        $ (17,876)       $11,612,723
  Mortgage backed securities                   28,769,315              919,796         (127,599)        29,561,512
  Corporate bonds                               3,785,996              192,783          (32,529)         3,946,250
                                              -----------           ----------        ---------        -----------
  Total fixed maturity securities              44,085,520            1,212,969         (178,004)        45,120,485
  Equity securities                             1,013,365               42,500         (260,995)           794,870
                                              -----------           ----------        ---------        -----------

      Total                                   $45,098,885           $1,255,469        $(438,999)       $45,915,355
                                              ===========           ==========        =========        ===========

The amortized costs and fair values of fixed maturity and equity securities available for sale at March 31, 1998 were as follows:

                                                                        Gross          Gross
                                               Amortized             Unrealized     Unrealized            Fair
                                                  Cost                  Gains          Losses             Value
                                              -----------            ----------     -----------        -----------
Fixed maturity securities
   U.S. government                            $23,632,274             $103,168      $  (419,997)       $23,315,445
   Mortgage backed securities                  42,877,086              471,402       (1,165,193)        42,183,295
   Corporate bonds                              6,676,535               18,356         (769,642)         5,925,249
                                              -----------             --------      -----------        -----------
   Total fixed maturity securities             73,185,895              592,926       (2,354,832)        71,423,989
   Equity securities                            2,433,526              238,999         (144,763)         2,527,762
                                              -----------             --------      -----------        -----------

      Total                                   $75,619,421             $831,925      $(2,499,595)       $73,951,751
                                              ===========             ========      ===========        ===========

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)


NOTE 4: INVESTMENTS (CONTINUED)

The amortized costs and fair value of fixed maturities available for sale at December 31, 1997 and March 31, 1998, by contractual maturity date are shown below. Expected maturities may differ from contractual maturities since certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      December 31, 1997                     March 31, 1998
                                              --------------------------------       -----------------------------
                                               Amortized              Fair            Amortized           Fair
                                                  Cost                Value              Cost             Value
                                              -----------          -----------       -----------       -----------
In one year or less                           $         -          $         -       $         -       $         -
In years two through five                       2,315,951            2,465,999         3,355,368         3,075,152
In years six through ten                        2,863,928            2,908,724         4,966,018         4,507,087
After ten years                                10,136,326           10,184,250        21,987,423        21,658,455

Mortgaged backed securities                    28,769,315           29,561,512        42,877,086        42,183,295
                                              -----------          -----------       -----------       -----------

   Total                                      $44,085,520          $45,120,485       $73,185,895       $71,423,989
                                              ===========          ===========       ===========       ===========


Investments in fixed maturities in any single entity in excess of 10% of shareholder's equity at December 31, 1997 and March 31, 1998, other than investments issued or guaranteed by the United States government or a United States government agency, were as follows:

                                                     December 31, 1997                     March 31, 1998
                                             ---------------------------------      ------------------------------
                                                                    Estimated                           Estimated
   Investment                                Amortized Cost         Fair Value      Amortized Cost      Fair Value
   ----------                                --------------         ----------      --------------      ----------
CAI Wireless                                   $1,507,217           $1,700,000        $1,577,873        $1,250,000
American Telecasting                              998,376              990,000         1,743,926         1,408,000
Boston Chicken                                  1,280,403            1,256,250         1,031,250         1,031,250
CS Wireless Systems                                     -                    -         1,301,842         1,175,000
Grand Union                                             -                    -         1,041,743         1,060,000

In May 1998, the management of Boston Chicken, Inc. (BCI) filed a Form 8-K which notified the public that BCI was having problems reorganizing its operations, renegotiating a portion of its outstanding debt and that new management had assumed control of BCI. In addition, the independent auditors for BCI questioned its ability to survive as a going concern, and various bond rating organizations downgraded BCI's bond rating. The value of BCI's common stock and publicly traded debt instruments suffered immediate and significant declines. The value of BCI's Liquid Yield Options Notes (LYONS) owned by the Company had declined by approximately twenty percent (20%) in the first quarter of 1998. Based upon the significant decrease in the market value of the notes of BCI LYONS held by the Company, the Company will cease the accretion of interest (interest income recognition) on the LYONS until such time as the fair value of the LYONS can be determined with some certainty and the Company also reduced the cost basis of the LYONS by $282,052 as a charge against operations.

Assets with a fair value of $3,582,723 at December 31, 1997 and $3,387,344 at March 31, 1998, were on deposit with various state regulatory authorities. Assets with a fair value of $45,071,777 at December 31, 1997 and $38,767,220 at March 31, 1998, were restricted as to use for the acquired Woodmen Block and other assumed business.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)


NOTE 4: INVESTMENTS (CONTINUED)

Net investment income consisted of the following:

                                                                                               Three Months Ended
                                                     Years Ended December 31,                        March 31,
                                            ----------------------------------------       -----------------------------
                                               1995            1996          1997             1997               1998
                                            ----------      ----------    ----------       ----------         ----------
Fixed maturities                            $2,963,805      $3,162,390    $5,183,674       $1,189,738         $1,757,868
Policyholder loans                              26,569          64,430       243,879           14,358            206,883
Short-term investments                         477,592         587,667       857,434           59,360            315,848
                                            ----------      ----------    ----------       ----------         ----------

Gross investment income                      3,467,966       3,814,487     6,284,987        1,263,456          2,280,599

Investment expenses                             66,460         103,767       113,772           25,901             28,443
                                            ----------      ----------    ----------       ----------         ----------

   Net investment income                    $3,401,506      $3,710,720    $6,171,215       $1,237,555         $2,252,156
                                            ==========      ==========    ==========       ==========         ==========


Realized investment gains (losses) for the years ended December 31, and the three months ended March 31, consisted of the following:

                                                                                                 Three Months Ended
                                                     Years Ended December 31,                         March 31,
                                            ----------------------------------------         ---------------------------
                                               1995            1996          1997              1997              1998
                                            ----------      ----------    ----------         ---------        ----------
Gross gains                                 $1,235,299      $2,188,649    $2,929,348          $22,124         $1,195,848
Gross losses                                  (122,018)       (170,287)     (262,900)          (1,376)          (744,934)
                                            ----------      ----------    ----------          -------         ----------

   Net realized investment gains            $1,113,281      $2,018,362    $2,666,448          $20,748         $  450,914
                                            ==========      ==========    ==========          =======         ==========

Proceeds from disposals of investments in fixed maturity and equity securities during the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998 were $36,042,252, $43,758,136,
$163,710,087, $10,234,882 and $95,506,935, respectively.

Net unrealized gains (losses) included in shareholder's equity consisted of the following:

                                                                     December 31,                  March 31,
                                                     -----------------------------------------    -----------
                                                        1995           1996            1997          1998
                                                     ----------     -----------     ----------    -----------
Gross unrealized gains                               $1,236,257     $   118,878     $1,255,469    $   855,148
Gross unrealized losses                                 (16,240)     (1,265,127)      (438,999)    (2,522,818)
                                                     ----------     -----------     ----------    -----------

Net unrealized investment gains (losses)              1,220,017      (1,146,249)       816,470     (1,667,670)

Deferred income (taxes) benefit                        (414,806)        389,725       (277,600)       582,236
                                                     ----------     -----------     ----------    -----------

   Net unrealized gains (losses)                     $  805,211     $  (756,524)    $  538,870    $(1,085,434)
                                                     ==========     ===========     ==========    ===========

NOTE 5:  REVERSE REPURCHASE AGREEMENTS

As a part of the Company's investment strategy, the Company enters into overnight reverse repurchase agreements to increase its return on investments and improve its liquidity. The Company purchases U.S. Treasury notes under agreements to resell such U.S. Treasury notes on a daily basis. The Company does not take possession of any securities and records such purchases as a book entry only. The amount at risk on a daily basis, in the event of default by the counterparty (Chase Bank of Texas, N.A.), is minimal as the market value of the underlying securities approximates the fair value of such securities. At December 31, 1997, and March 31, 1998, the carrying amount of overnight reverse repurchase agreements with Chase Bank of Texas, N.A. was $29,512,372 and $8,264,878, respectively, which approximated market value.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)


NOTE 6:  REINSURANCE

During the three years in the period ended December 31, 1997, the Company assumed business from an insurance company. Reinsurance premiums ceded represent the cost of the increase in statutory surplus for the Company and its subsidiaries. See Note 2.


Premiums earned were as follows:

                                                                                                Three Months Ended
                                                    Years Ended December 31,                         March 31,
                                           -----------------------------------------       -----------------------------
                                               1995            1996          1997             1997               1998
                                           -----------     -----------   -----------       ----------         ----------
Direct                                     $23,114,252     $26,918,986   $34,925,424       $8,008,141         $7,111,683
Reinsurance assumed                          4,524,220       6,538,596     3,371,830          669,211            193,830
Reinsurance ceded                             (284,762)       (184,165)     (252,784)         (46,604)           (48,753)
                                           -----------     -----------   -----------       ----------         ----------

   Premiums earned                         $27,353,710     $33,273,417   $38,044,470       $8,630,748         $7,256,760
                                           ===========     ===========   ===========       ==========         ==========

Death benefits incurred on the business assumed were $3,320,855, $3,616,736, $2,257,286, $761,574 and $47,511 for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively.

NOTE 7:  FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair values of financial instruments are based on quoted market prices where available. Fair values for financial instruments for which quoted market prices are not available are based on estimates using other valuation techniques.

The methods and assumptions used to estimate the fair value of financial instruments are as follows:

      (i) The carrying value of reverse repurchase agreements and other short-term investments approximates fair value due to the short maturities of these investments.

      (ii) Fair values of fixed maturities with active markets are based on quoted market prices. For investments not actively traded, fair values were estimated using values obtained from independent pricing services.

      (iii) Fair value of policyholder loans approximates the carrying amount of such assets.


Fair values and carrying amounts for the Company's financial instruments are presented as follows:

                                                             December 31,
                                     ---------------------------------------------------------          March 31,
                                                  1996                         1997                       1998
                                     -----------------------------   -------------------------   ------------------------
                                        Fair             Carrying       Fair        Carrying        Fair       Carrying
                                        Value             Amount        Value        Amount         Value       Amount
                                     -----------       -----------   -----------   -----------   -----------  -----------
Cash and short-term investments      $ 7,182,087       $ 7,182,087   $33,155,335   $33,155,335   $14,928,154  $14,928,154
Reverse repurchase agreements                  -                 -    29,512,372    29,512,372     8,264,878    8,264,878
Fixed maturities                      51,978,987        51,978,987    45,120,485    45,120,485    71,423,989   71,423,989
Equity securities                              -                 -       794,870       794,870     2,527,762    2,527,762
Policyholder loans                       758,168           758,168    11,457,962    11,457,962    14,662,728   14,662,728

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)


NOTE 8:  DEFERRED POLICY ACQUISITION COSTS AND COSTS OF POLICIES PURCHASED

DEFERRED POLICY ACQUISITION COSTS (DPAC)
----------------------------------------

Deferred Policy Acquisition Costs and the components of the change in deferred acquisition costs were as follows:


                                                                                                Three Months Ended
                                                        Years Ended December 31,                      March 31,
                                            ---------------------------------------------    ---------------------------
                                                1995              1996           1997           1997            1998
                                            -----------       -----------    ------------    -----------     -----------
Balance, beginning of period                $ 8,578,948       $ 9,880,350    $ 11,149,607    $11,149,607     $12,554,870
Change in balance:
    Deferrals                                 6,140,624         8,106,337      11,189,580      2,590,850       2,385,612
    Amortization                             (4,839,222)       (6,837,080)     (9,784,317)    (2,547,499)     (1,748,593)
                                            -----------       -----------    ------------    -----------     -----------
Net change                                    1,301,402         1,269,257       1,405,263         43,351         637,019
                                            -----------       -----------    ------------    -----------     -----------
Balance, end of period                      $ 9,880,350       $11,149,607    $ 12,554,870    $11,192,958     $13,191,889
                                            ===========       ===========    ============    ===========     ===========

Approximately 90% of deferred costs are commissions paid to a related party. Other costs include expenses related to the acquisition and issuance of new policies that are not commissions such as the printing of policy forms and underwriting expenses.


Cost of Policies Purchased (CPP)
--------------------------------

The cost of policies purchased and the components of the changes were as follows:

                                                                                                Three Months Ended
                                                        Years Ended December 31,                      March 31,
                                            ---------------------------------------------    ---------------------------
                                                1995              1996           1997           1997            1998
                                            -----------       -----------    ------------    -----------     -----------
Balance at January 1                        $         -       $         -    $          -    $         -     $ 3,249,365
Additions from acquisition                            -                 -       3,511,553              -               -
Amortization                                          -                 -        (262,188)             -        (297,854)
                                            -----------       -----------    ------------    -----------     -----------

Balance at December 31                      $         -       $         -    $  3,249,365    $         -     $ 2,951,511
                                            ===========       ===========    ============    ===========     ===========

CPP amortization expected to be recorded in each of the next five years is $578,312, $410,275, $314,507, $262,975 and $233,350, respectively.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)


NOTE 9:  ACTIVITY IN CLAIMS LIABILITY

Activity in the liability for life claims payable was as follows:

                                                                                                 Three Months Ended
                                                        Years Ended December 31,                       March 31,
                                            ---------------------------------------------     --------------------------
                                               1995              1996            1997            1997            1998
                                            -----------       -----------     -----------     ----------      ----------
Balance at January 1                        $   571,934       $   640,000     $   781,000     $  781,000      $  689,000

Incurred related to:
   Current year                              10,258,538        11,812,138      13,573,754      3,540,853       3,929,810
   Prior year                                   (29,512)          (64,968)        (22,295)       (27,798)         26,959
                                            -----------       -----------     -----------     ----------      ----------

      Total incurred                         10,229,026        11,747,170      13,551,459      3,513,055       3,956,769
                                            -----------       -----------     -----------     ----------      ----------

Paid related to:
   Current year                               9,618,538        11,031,138      12,887,754      3,013,973       3,240,810
   Prior year                                   542,422           575,032         755,705        753,202         715,959
                                            -----------       -----------     -----------     ----------      ----------

      Total paid                             10,160,960        11,606,170      13,643,459      3,767,175       3,956,769
                                            -----------       -----------     -----------     ----------      ----------

Balance at December 31                      $   640,000       $   781,000     $   689,000     $  526,880      $  689,000
                                            ===========       ===========     ===========     ==========      ==========


NOTE 10:  INCOME TAXES

The provision for federal income tax gives effect to permanent differences between income for financial reporting purposes and taxable income. Accordingly, the effective income tax rate is less than the statutory federal corporate rate. The reasons for the lower effective tax rate were as follows:


                                                     1995                     1996                       1997
                                         -------------------------- -------------------------  ----------------------------
                                                          Percent                   Percent                       Percent
                                                         of Pre-Tax                of Pre-Tax                    of Pre-Tax
                                           Amount          Income     Amount         Income      Amount            Income
                                         ----------      ---------- ----------     ----------  ----------        ----------
Income from continuing
   operations                            $1,467,960         100.0%  $  901,599        100.0%   $2,327,321          100.0%
                                         ==========                 ==========                 ==========

Tax at statutory rate                       499,106          34.0%     306,544         34.0%      791,289           34.0%
Small life insurance
   company deduction                       (190,648)        (12.9)    (243,940)       (27.0)     (126,920)          (5.4)
Alternative minimum taxes                         -             -      126,584         14.0             -              -

Other                                         7,936           0.5        7,781          0.8         7,526            0.3
                                         ----------         -----   ----------        -----    ----------          -----

Total tax expense                        $  316,394          21.6%  $  196,969         21.8%   $  671,895           28.9%
                                         ==========         =====   ==========        =====    ==========          =====

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 10: INCOME TAXES (CONTINUED)


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

                                                                         December 31,
                                                              ----------------------------------
                                                                 1996                    1997
                                                              ----------              ----------
Deferred tax assets:

   Net unrealized losses on available for
     sale securities                                          $  389,725              $        -
   Policy reserves and policy funds                            3,469,638               4,684,072
   Other liabilities                                              31,878                  28,301
                                                              ----------              ----------

   Total deferred tax assets                                   3,891,241               4,712,373

Deferred tax liabilities:

   Net unrealized gains on available for sale
     and equity securities                                             -                 277,600
   Deferred policy acquisition costs                           1,262,525               1,934,303
   Other assets                                                        -                 105,500
                                                              ----------              ----------

   Deferred tax liabilities                                    1,262,525               2,317,403
                                                              ----------              ----------
   Net deferred tax assets                                    $2,628,716              $2,394,970
                                                              ==========              ==========

The Company's management believes that it is more likely than not that the deferred tax assets are recoverable.




NOTE 11:  LEASE COMMITMENTS

The Company leases office space under two noncancelable lease agreements accounted for as operating leases. Rental expense was $544,139, $556,929 and $234,930 (net of reimbursement of $429,405 in 1997) for the years ended December 31, 1995, 1996 and 1997, respectively. Minimum lease payments under the terms of these operating leases at December 31, 1997 were as follows:

         1998                 $  641,529
         1999                    654,134
         2000                    670,037
         2001                    675,204
         2002                    378,077
                              ----------
                              $3,018,981
                              ==========

NOTE 12:  RELATED PARTY TRANSACTIONS

Essentially all of the Company's life insurance policies are issued to fund prearranged funeral contracts that are sold by National Prearranged Services, Inc. (NPS) and National Prearranged Services Agency, Inc. (NPS Agency). NPS and NPS Agency are affiliated companies that collect all payments for prearranged funeral contracts and remit such amounts to the Company either directly or through assumed reinsurance.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 12: RELATED PARTY TRANSACTIONS (CONTINUED)


First-year and renewal sales commissions paid to NPS and NPS Agency were as follows:



                                 Years Ended December 31,                 Three Months Ended
                                                                               March 31,
                        -----------------------------------------      ------------------------
                           1995            1996           1997            1997          1998
                        ----------     -----------    -----------      ----------    ----------
First-year              $5,304,499     $ 6,760,711    $10,379,080      $2,430,416    $2,207,412
Renewal                  1,824,689       3,282,852        868,526         125,998       748,719
                        ----------     -----------    -----------      ----------    ----------
Total                   $7,129,188     $10,043,563    $11,247,606      $2,556,414    $2,956,131
                        ==========     ===========    ===========      ==========    ==========

First-year commissions are capitalized in DPAC and amortized in relation to premiums received, whereas liability for future renewal commissions are accrued at issue through the future policy benefits liability. As renewal commissions are expensed the liability for future policy benefits is reduced for the amounts accrued at issue.

As a part of issuing insurance policies to fund prearranged funeral contracts in all states the Company conducts business, except Missouri, the individual owner of the policy assigns the policy to NPS and NPS Agency. As assignee, NPS and NPS Agency remit premiums to and receive policy benefits from the Company. In the State of Missouri, a trust (the Trust) owns the policies, pays the premiums and receives the benefits. An independent investment advisor to the Trust directs the monies in the Trust as to the purchase of insurance policies. The Company had aggregate receivables of $369,411 and $335,249 at December 31, 1996 and 1997, respectively, from NPS and NPS Agency that represented premiums processed but not yet paid. At December 31, 1996 and 1997, and March 31, 1998, policyholder loans of $758,168, $11,457,962 and
$14,662,728, respectively, were outstanding. The Company is not subject to any credit risk on the policy loans, since the Company makes no policy loan which exceeds the reserves held on the policy securing the loan and the Company has the right to deduct the loan amount from the death benefit payment or from the cash surrender value.


      The Company's insurance subsidiaries have in force an agents' contract (the "Contract") with NPS and NPS Agency that obligates the Company to pay first-year and renewal commissions on policies written by NPS and NPS Agency.

      Prior to January 1, 1997, the Contract called for maximum first-year commissions of up to 23% of the face amount of the policies submitted and renewal commissions of up to 2% of the face amount of issued policies remaining in force in years two through six. The Contract was designed to provide a cap on the amount of commissions that the Company could pay rather than create an obligation on the part of the Company to pay the maximum commissions stated in the Contract. The Contract was structured in this manner to assist in protecting the statutory solvency of the insurance subsidiaries and yet allow the Company to pay commissions in amounts that the gross premiums being charged would support. The following table sets forth the maximum commissions that could have been paid under the Contract and the amount of commissions recorded in the accompanying financial statements:

                                                                                         Three Months Ended
                                  Years Ended December 31,                                    March 31,
                    -------------------------------------------------               -----------------------------
                       1995                1996               1997                     1997               1998
                    ----------         -----------         ----------               ----------         ----------
Maximum             $9,355,106         $11,767,492         $11,247,606              $2,556,414         $2,956,131

Recorded/Paid        7,129,188          10,043,563          11,247,606               2,556,414          2,956,131

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 12: RELATED PARTY TRANSACTIONS (CONTINUED)

      First-year commissions paid were generally in accordance with the maximum commissions contained in the Contract, except for certain plans whereby the Company and NPS agreed that NPS would pay the Company reduced premiums on the plans in exchange for the Company paying NPS a reduced first-year commission. The commissions recorded/paid amounts were determined by the Company's management in light of the allowable contract amounts and based upon the effect of the commission payments on the Company's minimum capital and surplus requirements for state regulatory purposes.

      In order to better match the commissions paid with the profitability of the underlying policies, effective January 1, 1997, the Company and NPS and NPS Agency agreed to amend the Contract to provide for increased first-year commission of up to 31.5% of the face amount on single premium policies and terminate payments of renewal commissions on policies issued on or before December 31, 1995. The effect of the amended agreement was a reduction in the increase in future policy benefits of $1,148,000 on policies issued in 1997 and this effect net of $332,000 of tax expense was reflected as an increase in paid-in capital for the year ended December 31, 1997.

      Even though a waiver has been received from NPS for any commissions that may have been due under the maximum commissions described in the Contract through December 31, 1996, the Company is obligated to pay first-year commission on new business and renewal commissions on policies issued after January 1, 1996 which will become due subsequent to December 31, 1997, under the terms of the original and amended Contract.

      Renewal commission on policies issued prior to December 31, 1995 recorded in 1995 and 1996 of $1,200,000 and $2,664,000, respectively, are included in the payments for renewal commissions as shown in the table above and, as such, differ from the commission recorded in 1997. The commissions recorded for 1997 do not include renewal commissions on policies issued prior to December 31, 1995, but do include increased first-year commissions on single pay policies issued during 1997 of $2,158,000.

      The net effect on operations of the amendment to the Contract over the short term (the next three years) will depend on the amount of single-pay business written by NPS when compared to the amount of renewal commissions terminated on business issued prior to December 31, 1995. Commissions on single pay policies are increased over what would have been paid under the original Contract, but future renewal commission on policies sold prior to December 31, 1995, will not be paid. After three years, the amount of renewal commissions terminated on business issued prior to December 31, 1995 will be zero, so the effect on future operations of the change in the Contract will decrease earnings by the amount of the increase in commissions from 23% to 31.5% paid on single pay business.

During 1997, the Company and NPS agreed to retroactively increase premiums charged on certain policies issued by the Company. The policies selected for the increase in premiums were those policies that did not meet the profitability criteria of the Company. No plans were found to have a premium deficiency prior to 1997. The amount of the increased premiums paid to NPS as a result of this retroactive rate adjustment was $1,923,000. Premiums in the amount of $1,574,420, collected as a result of the retroactive rate adjustment applicable to years prior to January 1, 1997, have been credited to paid-in-capital, net of applicable income tax effect of $314,884. Increased premiums in the amount of $339,828 applicable to the year ended December 31, 1997 have been included in premium revenue. Premiums collected in the future from the retroactive rate adjustment will be recorded as premium revenue.

Effective January 1, 1997, the Company entered into a cost sharing agreement with NPS whereby NPS will reimburse the Company on a monthly basis for a portion of certain general and administrative costs paid for by the Company for the benefit of NPS. The agreement calls for costs to be shared based on the following: "The parties not providing such services (the "non-contracting parties") agree to reimburse the party providing such services (the "contracting party") monthly for the cost of the services and facilities provided, the amount of such reimbursement to be determined on one or more of the following bases: (a) the actual cost attributable to the non-contracting party's use of the services rendered; or (b) the proportionate percentage of the cost of services provided based upon time spent by the contracting

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 12: RELATED PARTY TRANSACTIONS (CONTINUED)

party's personnel on the non-contracting party's activities; or (c) unit rates for specific services or functions which are developed through combinations of one or more of the cost bases described in items (a) and (b) above." The January 1997 agreement set forth the basis for determining the reimbursement for 1997 as demonstrated in an exhibit attached to the agreement in which the computed cost reimbursement was $1,528,900 based on annual projected expenses and estimated proportional percentages of the cost of services. The amount reflected in the financial statements for the year ended December 31, 1997 of $2,695,091 represents the actual computed cost reimbursement based on actual costs incurred. Costs reimbursed under the agreement for 1997 include office facilities and occupancy costs of approximately $700,000, employee salaries and benefits of approximately $1,100,000, marketing costs of approximately $480,000 and other costs of approximately $400,000. Management believes that the reimbursement method used is reasonable. Unreimbursed costs under the agreement of $143,113 and $547,959 was included in accounts receivable from related parties as of December 31, 1997 and March 31, 1998, respectively.

For the years ended December 31, 1995, 1996, 1997 and the three months ended March 31, 1997 and 1998, surrender benefits were paid to related parties in the amount of $4,270,886, $5,167,946, $115,758, $12,975 and $66,131,
respectively. A portion of the surrender benefit payments to related parties in 1995 and 1996 were used to purchase new policies on the same insureds whose policies were surrendered.

The existing shareholder of the Company has the right (pursuant to a Registration Rights Agreement) to cause the Company to register its shares of common stock under the Securities Act of 1993, for resale, at the expense of the Company.

On February 4, 1998, the Company formed Wise & Associates, Inc. (Wise). Effective February 1, 1998, the Company purchased all of the assets of C. Mitchell Co., Inc. for $145,000. The unpaid balance of the purchase price bears interest at the rate of eight percent (8%) and is included as accounts payable to related parties. In connection with the sale of the assets of C. Mitchell Co., Inc., to Wise, Clif Mitchell, a current executive officer of the Company, entered into a non-compete agreement with Wise in consideration of Wise paying Clif Mitchell the sum of $60,000 payable in 15 equal installments beginning April 1, 1998.

NOTE 13:  RETIREMENT PLAN AND STOCK OPTIONS AWARDS

The Company offers all of its employees who meet certain eligibility requirements a retirement saving plan (the Retirement Plan) under Section 401(k) of the Internal Revenue Code. Each employee may elect to enter into a written salary deferral agreement under which an employee makes contributions to the Retirement Plan. In 1996, the Company started matching 12% of the employees' contribution up to 6% of their salary. For the years ended December 31, 1996 and 1997, the Company contributed $5,067 and $5,170, respectively, to the Retirement Plan.


Effective January 1, 1997, the Company awarded 800,000 stock options to key executives. These option grants were reconfirmed in the Amended and Restated Award Agreement dated April 6, 1998. The option awards were adopted as part of the Company's 1998 Long-Term Incentive Plan. (See Note 18.) The options will vest on a cumulative basis in 10% increments beginning on April 6, 1998 and have an exercise price of $3.75 per share, with a maximum term of ten (10) years. The vesting of the options is dependent upon the key executives continued employment with the Company.

Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), developed a "fair value" approach in order to value stock options. However, as permitted by SFAS 123, the Company has elected to account for the stock options under the approach specified by Accounting Principles Board Opinion No. 25 (APB 25), the previous accounting standard for reporting purposes. Consequently, no compensation expense is recorded under APB 25.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 13: RETIREMENT PLAN AND STOCK OPTIONS AWARDS (CONTINUED)

If the Company had elected to recognize compensation expense as prescribed by SFAS 123, net income and basic and diluted earnings per share would have been reduced to the pro forma amounts indicated in the table below:

                              Year Ended December 31,                       Three Months Ended March 31,
                             --------------------------       ----------------------------------------------------------
                                        1997                            1997                             1998
                             --------------------------       --------------------------      --------------------------
                             As Reported      Pro Forma       As Reported      Pro Forma      As Reported      Pro Forma
                             -----------      ---------       -----------      ---------      -----------      ---------
Net income (loss)            $1,655,426       $1,293,455      $(226,279)      $(316,772)       $(109,155)     $(199,648)
Basic earnings (loss)
  per share                         .51              .40           (.07)           (.10)            (.03)          (.06)
Diluted earnings (loss)
  per share                         .45              .35           (.07)           (.10)            (.03)          (.06)

Stock-based compensation costs reduced pro forma net income in the above calculations by $361,971, $90,493 and $90,493 for the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998, respectively. The fair value of each option granted was estimated on the date of grant using the minimum value approach for non-public companies. The expected life of the options was 7.5 years, the risk-free interest rate used was 6% and there were no assumptions as to volatility or dividend yield. The Amended and Restated Award Agreement resulted in a new measurement date of April 6, 1998. Accordingly, the determined fair market value of the Company's Common Stock of $9.00 per share has been reflected in the above calculation of compensation expense.


NOTE 14:  CONCENTRATIONS OF RISK

At December 31, 1996 and 1997 and March 31, 1998, the Company had significant investments in fixed maturity and short-term securities that are either direct obligations of the U.S. Government or an agency authorized by the U.S. Government. The Company periodically has significant investments in demand deposits in banks and other financial institutions that exceed federally insured amounts. The Company had accounts receivable from NPS and NPS Agency of $1,943,831, $478,362 and $547,959 at December 31, 1996 and 1997, and March
31, 1998, respectively. In addition, at December 31, 1996 and 1997 and March 31, 1998, the Company had policyholder loans outstanding of $758,168, $11,457,962 and $14,662,728, respectively, on policies of which NPS is the beneficiary.

NOTE 15:  LEGAL AND OTHER PROCEEDINGS

NPS, a related party, along with Lincoln Memorial (a subsidiary of the Company) have been named defendants in a previously dismissed class-action lawsuit that was refiled during 1996 in St. Louis, City Circuit Court. The suit involves a challenge to NPS's methods of funding prearranged funeral contracts with policies issued by the Company. The suit contains no specified dollar amounts for damages. Both the Company and NPS believe that the claims are without merit and a motion is pending to dismiss the Company from the case. The Company does not believe the outcome of this lawsuit will have a material adverse effect on its future results of operations or financial condition.

The Company also is subject to various other claims and contingencies arising out of the normal course of business. Management of the Company believes that total amounts that will ultimately be paid, if any, arising from these claims and contingencies will not have a material adverse effect on the Company's consolidated results of operations or its financial condition.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 16:  STATUTORY ACCOUNTING INFORMATION

The Company's life insurance subsidiaries are required to file annual statements with insurance regulatory authorities prepared on a statutory accounting basis. Statutory accounting practices prescribed or permitted for the Company's insurance subsidiaries differ from GAAP. Certain subsidiaries follow permitted accounting practices which have been approved by the insurance department of the subsidiary's state of domicile, but have not been specifically prescribed in state laws, regulations and various National Association of Insurance Companies (NAIC) publications. The statutory net income and shareholder's equity reported to regulatory authorities, as of and for the periods ended were as follows:

                                                                                              Three Months Ended
                                           Years Ended December 31,                                 March 31,
                            ----------------------------------------------------         -------------------------------
                                1995              1996                   1997               1997                 1998
                            -----------        ----------             ----------         ----------           ----------
Net income (loss)           $(1,712,218)       $2,597,707             $  530,509         $ (293,739)          $ (601,508)
Shareholder's equity          2,544,007         5,353,237              7,863,137          5,184,473            6,696,024

The ability of the life insurance subsidiaries to pay dividends or make other distributions is restricted by state insurance laws. Determining factors include, but are not limited to, after tax income and shareholder's equity as reported on a statutory basis. As a result of the differences between GAAP and statutory accounting at December 31, 1997, under GAAP, shareholder's equity of the life insurance subsidiaries was less than statutory shareholder's equity by $981,156. At December 31, 1997, the portion of the $6,881,981 in GAAP shareholder's equity of the life insurance subsidiaries which was not available for transfer to the parent company by dividend loan or advance, or available for such a transfer only with regulatory approval as a result of insurance laws and regulations, was $6,881,981. There have been no cash dividends paid by the life insurance subsidiaries to the parent since the formation or acquisition or the insurance subsidiaries.

NOTE 17:  SUBSEQUENT EVENT - PENDING ACQUISITIONS (UNAUDITED)

On January 28, 1998, the Company executed a definitive stock purchase agreement to acquire all of the outstanding stock of Harbourton Reassurance, Inc. (Harbourton) for a total consideration of approximately $11,550,000. Harbourton's insurance operations consist of the reinsurance of life, annuity and disability income products from various other U.S. insurance companies. The acquisition is subject to final regulatory approval and there can be no assurance that such regulatory approval will be obtained. The acquisition will be accounted for under the purchase method of accounting.

On March 9, 1998, the Company executed a definitive stock purchase agreement to acquire all of the outstanding stock of World Service Life Insurance
Company of America (World Service) for total consideration of $5,470,000. World Service currently has no active policies in force; however, World Service is licensed to conduct business in 42 states and the District of Columbia. The acquisition of World Service was consummated on May 15, 1998.

The pro forma combined condensed balance sheet and the pro forma combined condensed statements of operations are found on pages F-28 to F-33. The pro forma financial statements may not be indicative of the results that actually would have occurred if the acquisition and the adjustments described in the Notes to the Pro Forma Combined Condensed Financial Information had occurred on the dates assumed and do not project the Company's financial position or results of operations at any future date. The acquired assets and liabilities of Harbourton and World Service were recorded at their estimated fair values at the balance sheet date. Once the acquisition gains final regulatory approval, the purchase price will be finalized and additional analysis will be performed to verify the estimated fair values. As a result of such additional analysis, additional adjustments may be necessary;
however, the Company believes that such adjustments will not be material.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 17:  SUBSEQUENT EVENT - PENDING ACQUISITIONS (UNAUDITED) (CONTINUED)

Effective April 1, 1998, the Company co-insured a block of life insurance and annuity policies from World Insurance Company. The reserves on the block of business consisted of approximately one-third deferred annuities and one-third of universal life insurance which are accounted for as investment contracts using deposit accounting and one-third traditional whole life insurance. The Company assumed approximately $22,825,000 of insurance and annuity reserves in exchange for receiving $20,050,000 in assets. The net liabilities assumed, $2,775,000, plus other cost related to the co-insurance of the World Insurance Company block in the amount of $200,000 will be shown as additions from acquisitions in the cost of policies purchased account.

NOTE 18:  SUBSEQUENT EVENT - INITIAL PUBLIC OFFERING AND STOCK SPLIT

On April 20, 1998, the Company filed a Registration Statement on Form S-1 for purposes of selling 1,000,000 shares of previously unissued common stock (plus an additional 150,000 shares to cover over-allotments). The net proceeds from the sale of shares are intended to be used to expand the Company's operations.

On April 6, 1998, the Company effected a 3.2-for-1 stock split (in the form of a stock dividend). As a result of such stock split, the number of issued and outstanding shares of Common Stock of the Company increased to 3,200,000. All share and per share data included herein have been adjusted to reflect the stock split for all periods presented, except for the balance sheet.

Effective April 6, 1998, the Company adopted the Lincoln Heritage Corporation 1998 Long-Term Incentive Plan (the Plan). The Plan allows for the issuance of (i) stock options, (ii) stock appreciation rights, (iii) restricted shares of common stock and (iv) performance awards. A total of 1,200,000 shares of common stock have been reserved for issuance under the Plan. On April 6, 1998, the Company granted options to acquire a total of 289,000 shares of Common Stock of the Company. As of such date, options to acquire a total of 1,089,000 shares of Common Stock of the Company were outstanding, inclusive of options granted on such date.

Of the 1,200,000 outstanding options to purchase the Company's common stock, 400,000 were issued on April 6, 1998 or thereafter. These options to purchase common stock are as follows:

                         Vesting                                    Fair Value of
                         Period        Number of       Option       Stock at Date      Estimated
 Option Issued to        (Months)    Option Shares     Price          of Grant        Compensation
 ----------------        --------    -------------     ------       -------------     ------------
Company Employees          48          301,000          $3.75          $9.00          $1,580,250
Non Employees              48           99,000           3.75           9.00             519,750
                                       -------                                        ----------
                                       400,000                                        $2,100,000
                                       =======                                        ==========

The estimated compensation cost is being amortized over the forty-eight month vesting period. For the year ending December 31, 1998, the Company estimates that the compensation cost will increase by $97,453 due to the stock options granted to non-employees. The Company estimates that the pro forma effect on pre-tax earnings of the options issued to employees will be a $296,298 increase in compensation.

                       LINCOLN HERITAGE CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

NOTE 19:  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of unaudited quarterly results of operations for 1996 and 1997:

                                                                     Year ended December 31, 1996
                                                  ----------------------------------------------------------------
                                                     First               Second            Third          Fourth
                                                  -----------          ----------        ----------     ----------
Life premiums                                     $10,138,007          $6,728,850        $7,675,296     $8,731,264
Net investment income                                 843,045             927,548           954,875        985,252
Realized investment gains                           1,444,087               5,033           227,935        341,307
Net income (loss)                                     536,871            (747,572)          (16,929)       932,260
Basic earnings (loss) per share                           .17                (.23)             (.01)           .29
Diluted earnings (loss) per share                         .17                (.23)             (.01)           .29



                                                                      Year ended December 31, 1997
                                                   ---------------------------------------------------------------
                                                      First              Second            Third         Fourth
                                                   ----------          ----------        ----------    -----------
Life premiums                                      $8,630,747          $8,705,537        $8,483,146    $12,225,040
Net investment income                               1,263,456           1,249,141         1,857,328      1,801,290
Realized investment gains                              20,748              86,343           562,781      1,996,576
Net income (loss)                                    (226,279)           (126,705)          984,064      1,024,346
Basic earnings (loss) per share                          (.07)               (.04)              .30            .32
Diluted earnings (loss) per share                        (.07)               (.04)              .27            .28

NOTE 20:  IMPACT OF YEAR 2000 (UNAUDITED)

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

Based on a recent assessment, the Company determined that it will not be required to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company believes that the Year 2000 Issue will not pose significant operational problems for its computer systems.

The Company has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems. The Company has determined it has no exposure to contingencies related to the Year 2000 Issue for the insurance policies it has sold.

The total cost of the Year 2000 project is not expected to be significant.

                         LINCOLN HERITAGE CORPORATION
              PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                 (UNAUDITED)

On March 11, 1998, the Company executed a definitive stock purchase agreement to acquire all of the outstanding stock of Harbourton Reassurance, Inc. (Harbourton) for a total cash consideration of $11,550,000 and on March 9, 1998, the Company executed a definitive stock purchase agreement to acquire all of the outstanding stock of World Service Life Insurance Company of America (World Service) for a total cash consideration of $5,470,000. The acquisition of Harbourton and World Service will be accounted for as purchases whereby the basis for accounting for Harbourton's and World Service's assets and liabilities will be based upon their fair market value at the date of their acquisition.

The unaudited Pro Forma Combined Condensed Statements of Operations (Pro Forma Statements of Operations) for the year ended December 31, 1997, and the three months ended March 31, 1998, gives pro forma effect to the acquisition of Harbourton and World Service (and other adjustments as described in the accompanying notes) as if they had occurred on January 1, 1997. The Pro Forma Statements of Operations are based on the historical results of operations of the Company, Harbourton and World Service for the year ended December 31, 1997 and three months ended March 31, 1998, without giving effect to any cost savings measures which the Company may have been able to realize for the periods presented.

The unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 1998 (Pro Forma Balance Sheet) gives pro forma effect to the acquisition of Harbourton and World Service as if they had occurred on that date. The Pro Forma Statements of Operations and the Pro Forma Balance Sheet and the accompanying notes (Pro Forma Financial Information) should be read in conjunction with and are qualified by the historical financial statements of the Company and notes thereto included elsewhere herein, and the historical financial statements of Harbourton and notes thereto appearing elsewhere herein.

The Pro Forma Information is intended for informational purposes only and is not necessarily indicative of the future financial position or results of operations of the Company after the acquisitions of Harbourton and World Service, or the financial position or results of operations of the Company that would have actually occurred had the acquisition of Harbourton and World Service been effected as of the date or for the periods presented.

                                                   LINCOLN HERITAGE CORPORATION
                                            PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                                    MARCH 31, 1998 (UNAUDITED)
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      Pro forma                                  Pro forma    Pro
                                        The                  World     Purchase                        Pro forma Adjustment  forma
                                      Company  Harbourton   Service  Adjustments                       Combined  Stock Sale  Total
                                      -------  ----------   -------  -----------                       --------- ----------  -----
ASSETS
   Fixed maturities                  $ 71,424   $122,634    $3,882  $ (9,000) <Fa>                     $188,940    $    -  $188,940
   Common stocks                        2,528          -         -         -                              2,528         -     2,528
   Reverse repurchase agreements        8,265          -         -    (5,470) <Fc>                        2,795         -     2,795
   Short term investments              11,651          -         -   (11,550) <Fb>                          101         -       101
   Policy loans                        14,663          -         -         -                             14,663         -    14,663
   Other invested assets                  808      8,752       413         -                              9,973         -     9,973
                                     --------   --------    ------  --------                           --------    ------  --------

      Total                           109,339    131,386     4,295   (26,020)                           219,000         -   219,000

   Cash                                 3,277     20,596       620   (20,000) <Fa>                        4,493     7,468    11,961
   Unamortized acquisition costs       13,192      4,805         -    (4,805) <Fd>                       13,192         -    13,192
   PVFP of acquired business            2,952          -         -     4,242  <Fe>                        7,194         -     7,194
   Goodwill                               963          -       500                                        1,463         -     1,463
   Other assets                         6,224      4,857       117         -                             11,198         -    11,198
                                     --------   --------    ------  --------                           --------    ------   -------

      Total Assets                   $135,947   $161,644    $5,532  $(46,583)                          $256,540    $7,468  $264,008
                                     ========   ========    ======  ========                           ========    ======  ========


LIABILITIES
   Policy liabilities
      Future policy benefits         $ 90,174   $  9,689    $    -  $      -                           $ 99,863         -  $ 99,863
      Policyholder deposits            37,458    103,685         -         -                            141,143         -   141,143
      Other liabilities                 3,166      7,157        62         -                             10,385         -    10,385
                                     --------   --------    ------  --------                           --------    ------  --------

      Total                           130,798    120,531        62         -                            251,391         -   251,391
                                     --------   --------    ------  --------                           --------    ------  --------

TOTAL STOCKHOLDERS' EQUITY              5,149     41,113     5,470   (46,583) <Fa>,<Fb>,<Fc>,<Fd>,<Fe>    5,149     7,468    12,617
                                     --------   --------    ------  --------                           --------    ------  --------

      Total liabilities and
        stockholders equity          $135,947   $161,644    $5,532  $(46,583)                          $256,540    $7,468  $264,008
                                     ========   ========    ======  ========                           ========    ======  ========

                                                    LINCOLN HERITAGE CORPORATION
                                        PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                       FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                       Pro forma
                                                       The                             World           Purchase       Pro forma
                                                     Company       Harbourton         Service         Adjustments     Combined
                                                     -------       ----------         -------         -----------     ---------
REVENUE
   Life insurance premiums                           $ 7,257         $  (59)          $   -           $   -            $ 7,198
   Investment income, net of expenses                  2,253          2,584              64            (666)<Fh>,<Fi>    4,235
   Realized investment gains (losses)                    450            (29)              -               -                421
   Other                                                  53             17               -               -                 70
                                                     -------         ------           -----           -----            -------

      Total Revenue                                   10,013          2,513              64            (666)            11,924
                                                     -------         ------           -----           -----            -------

BENEFITS AND EXPENSES
   Policy benefits                                     4,023              9               -               -              4,032
   Increase in future policy benefits                  1,840              -               -               -              1,840
   Interest paid on deposit funds                        527          1,266               -               -              1,793
   Commissions                                         2,956             77               -               -              3,033
   General expenses                                    1,124            600             266               5 <Fj>         1,995
   Change in deferred acquisition costs                 (637)           224               -            (224)<Ff>          (637)
   Amortization cost of policies purchased               298              -               -             161 <Fg>           459
                                                     -------         ------           -----           -----            -------

      Total Benefits and Expenses                     10,131          2,176             266             (58)            12,515
                                                     -------         ------           -----           -----            -------

   Income (loss) before items below                     (118)           337            (202)           (608)              (591)

   Provision for income tax (expense) benefit              9            (52)              -             237 <Fk>           194
                                                     -------         ------           -----           -----            -------

      Net Income (Loss)                              $  (109)        $  285           $(202)          $(371)           $  (397)
                                                     =======         ======           =====           =====            =======

   Earnings (loss) per share
      Basic                                          $  (.03)                                                          $  (.12)
      Diluted                                           (.03)                                                             (.12)

                         LINCOLN HERITAGE CORPORATION
                       NOTES TO THE PRO FORMA COMBINED
                       CONDENSED FINANCIAL INFORMATION
                                 (UNAUDITED)
                                MARCH 31, 1998
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

<Fa>  Reflects the extraordinary dividend payment of $29,000 ($20,000 from cash and $9,000 from fixed maturities) to the former owners of Harbourton before the acquisition of Harbourton by the Company.

<Fb>  Reflects the purchase by the Company of Harbourton for $11,550 cash.
      Short term investments are assumed to be used to fund the acquisition.

<Fc>  Reflects the acquisition of World Service by the Company for $5,470 cash.
      Reverse repurchase agreements are assumed to be used to fund the acquisition.

<Fd>  For purposes of this pro forma the Company has assumed that the carrying value on Harbourton's and World Service's books of the acquired assets and liabilities equals fair value with the exception of Harbourton's deferred acquisition costs of $4,805 which has no value and has been eliminated. Upon receipt of final regulatory approval, the purchase price will be finalized and additional analysis will be performed to verify the estimated fair values. As a result of such additional analysis, additional adjustments may be necessary; however, the Company believes that such adjustments will not be material.

<Fe>  The Company recorded the cost of policies purchased (CPP) in the amount of $4,242 calculated as follows: i) assumed termination rates were based on historical data provided by Harbourton, ii) assumed administration expenses equal to .2 percent of the annuity fund balance at the beginning of the year and iii) assumed experience refunds and expenses allowances were based on the underlying reinsurance contracts. The stream of profits was then discounted at 8 percent. Amortization of the cost of policies purchased is based upon the expected stream of profits from the acquired block of business. Expected amortization of the CPP for the years ending December 31, 1998, 1999, 2000, 2001 and 2002 are $643, $590, $404, $361, and $444, respectively. While approximately 58% of the CPP is expected to be amortized and charged against operations in the immediate five years subsequent to purchase, the remaining CPP will be amortized over the next 12 years ending in 2014. Upon receipt of final regulatory approval, additional analysis of the cost of policies purchased will be made. As a result of such additional analysis, additional adjustments may be necessary; however, the Company believes that such adjustments will not be material.

<Ff>  Eliminates Harbourton's amortization of deferred acquisition costs for the three months ended March 31, 1998, in the amount of $224.

<Fg>  Records the amortization $161 of CPP on the Harbourton acquisition for the three months ended March 31, 1998 based on the assumptions used in
      (e) above.

<Fh>  Reflects the loss of investment income in the amount of $168 on the funds used to purchase Harbourton ($11,550 * 5.85% for 3 months = $168), and the loss on investment income in the amount of $80 on the funds used to purchase World Service ($5,470 * 5.85% for 3 months = $80) assuming the acquisitions occurred on January 1, 1997.

<Fi>  Reflects the loss of investment income in the amount of $418 on the funds used to pay the $29,000 extraordinary dividend to the former Harbourton stockholder which dividend was assumed to be paid prior to the date of acquisition by the Company at the rate of 5.25% on $20,000 of cash and cash equivalents and at the rate of 6.9% on $9,000 of invested assets (the average return on invested assets of Harbourton for the three-month period ended March 31, 1998) for 3 months.

<Fj>  Reflects the amortization of goodwill on the acquisition of World Service of $5 ($500 amortized over 25 years for three months).

<Fk>  Reflects the change in the provision for federal income tax benefit of
      $237 based on pro forma adjustments and net loss of World Service. Assumes an effective tax rate of 29 percent of income before taxes.

                                                     LINCOLN HERITAGE CORPORATION
                                         PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                               YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   Pro forma
                                                      The                          World           Purchase          Pro forma
                                                    Company       Harbourton      Service         Adjustments        Combined
                                                    -------       ----------      -------         -----------        ---------
REVENUE
   Life insurance premiums                          $38,044            432         $  116         $     -             $38,592
   Investment income, net of expenses                 6,171         13,814            284          (2,784)<Fc>,<Fd>    17,485
   Realized investment gains (losses)                 2,667          1,377              -               -               4,044
   Other                                                  -            176          1,724               -               1,900
                                                    -------        -------         ------         -------             -------

      Total Revenue                                  46,882         15,799          2,124          (2,784)             62,021
                                                    -------        -------         ------         -------             -------

BENEFITS AND EXPENSES
   Policy benefits                                   13,667          8,089            234               -              21,990
   Increase in future policy benefits                16,433              -              -               -              16,433
   Interest paid on deposit funds                     1,051          6,671              4               -               7,726
   Commissions                                       11,248             19              -               -              11,267
   General expenses                                   3,299          4,390          1,984              20 <Fe>          9,693
   Change in deferred acquisition costs              (1,405)           989              -            (989)<Fa>         (1,405)
   Amortization cost of policies purchased              262              -              -             643 <Fb>            905
                                                    -------        -------         ------         -------             -------

      Total Benefits and Expenses                    44,555         20,158          2,222            (326)             66,609
                                                    -------        -------         ------         -------             -------

   Income (loss) before items below                   2,327         (4,359)           (98)         (2,458)             (4,588)

   Provision for income tax (expense) benefit          (672)        (1,070)             -             741 <Ff>         (1,001)
                                                    -------        -------         ------         -------             -------

      Net Income (Loss)                             $ 1,655        $(5,429)        $  (98)        $(1,717)            $(5,589)
                                                    =======        =======         ======         =======             =======

   Earnings (loss) per share
      Basic                                         $   .51                                                           $ (1.75)
      Diluted                                           .45                                                             (1.75)

                         LINCOLN HERITAGE CORPORATION
                       NOTES TO THE PRO FORMA COMBINED
                       CONDENSED FINANCIAL INFORMATION
                                 (UNAUDITED)
                     (IN THOUSANDS EXCEPT PER SHARE DATA)


<Fa>  Eliminates Harbourton's amortization of deferred acquisition costs for the year ended December 31, 1997, in the amount of $989.

<Fb>  Records the amortization ($643) of CPP on the Harbourton acquisition for the year ended December 31, 1997 based on a purchase price of $11,550.

<Fc>  Reflects the loss of investment income in the amount of $996 on the funds used to purchase Harbourton ($11,550 * 5.85% for 12 months = $676) and the loss on investment income in the amount of $320 on the funds used to purchase World Service ($5,470 * 5.85% for 12 months = $320) assuming the acquisitions occurred on January 1, 1997.

<Fd>  Reflects the loss of investment income in the amount of $1,788 on the funds used to pay the $29,000 extraordinary dividend to the former Harbourton shareholder's which dividend was assumed to be paid prior to the date of acquisition by the Company at the rate of 5.25% on the $20,000 of cash and cash equivalents and the rate of 8.2% on $9,000 of invested assets utilized to pay the dividend (the average return on invested assets of Harbourton for the year ended December 31, 1997) for 12 months.

<Fe>  Reflects the amortization of goodwill on the acquisition of World Service of $20 ($500 amortized over 25 years).

<Ff>  Reflects the change in the provision for federal income taxes of $741 based on pro forma adjustments and net loss of World Service. Assumes an effective tax rate of 29 percent of income before taxes.

                         INDEPENDENT AUDITOR'S REPORT




The Board of Directors and Stockholder
Harbourton Reassurance, Inc.

      We have audited the accompanying balance sheets of Harbourton Reassurance, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harbourton Reassurance, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                              /s/   ERNST & YOUNG LLP
Denver, Colorado
March 6, 1998

                                                  HARBOURTON REASSURANCE, INC.
                                                         BALANCE SHEETS

                                                                                             December 31
                                                                                  1997                        1996
                                                                            --------------------------------------------
ASSETS
Investments:
   Fixed maturities available for sale, at fair
      values                                                                  $126,228,129                $126,958,323
   Mortgage loans                                                                8,451,239                  27,966,937
   Other invested assets                                                           570,374                  12,265,210
   Purchased claims rights                                                           2,760                  13,875,675
                                                                            --------------------------------------------
Total investments                                                              135,252,502                 181,066,145

Cash and cash equivalents                                                       22,756,017                   7,674,241
Funds withheld by reinsurers                                                       106,789                     123,959
Accounts receivable from reinsurers                                                799,603                     973,391
Reinsurance recoverable:
   Paid benefits and losses                                                         28,290                      28,290
   Unpaid benefits and losses                                                            -                     304,778
Accrued investment income                                                        1,181,663                   4,298,354
Deferred acquisition costs                                                       5,029,383                   6,018,325
Income tax recoverable                                                           1,378,757                           -
Deferred tax asset                                                                       -                      59,395
Policy loans                                                                       843,186                     950,059
                                                                            --------------------------------------------
Total assets                                                                  $167,376,190                $201,496,937
                                                                            ============================================

LIABILITIES AND STOCKHOLDER'S EQUITY
Future policy benefits and unpaid claims                                      $  9,966,183                $ 22,201,758
Policyholders' deposits                                                        108,572,074                 128,923,636
Borrowed money                                                                           -                     508,734
Accounts payable to reinsurers                                                   4,560,802                   2,971,500
Accounts payable--other                                                            350,000                     473,000
Income tax payable                                                                       -                     194,254
Deferred tax liability                                                           2,835,606                           -
Other liabilities                                                                   78,811                       1,257
                                                                            --------------------------------------------
Total liabilities                                                              126,363,476                 155,274,139

STOCKHOLDER'S EQUITY:
   Capital stock, par value $100 per share;
      50,000 shares authorized, 36,000
      shares issued and outstanding                                              3,600,000                   3,600,000
   Additional paid-in capital                                                   11,400,000                  11,400,000
   Unrealized gains on investments                                                 644,885                     425,770
   Retained earnings                                                            25,367,829                  30,797,028
                                                                            --------------------------------------------
Total stockholder's equity                                                      41,012,714                  46,222,798
                                                                            --------------------------------------------
Total liabilities and stockholder's equity                                    $167,376,190                $201,496,937
                                                                            ============================================

See accompanying notes.

                                                       HARBOURTON REASSURANCE, INC.
                                                         STATEMENTS OF OPERATIONS

                                                                                  Year ended December 31
                                                                     1997                  1996                 1995
                                                               -----------------------------------------------------------
REVENUE:
   Gross premiums and policy fees
      earned                                                     $   449,191            $ 4,492,905          $ 2,077,310
   Reinsurance ceded                                                 (17,562)            (3,453,790)            (615,819)
                                                               -----------------------------------------------------------
   Net premiums                                                      431,629              1,039,115            1,461,491
   Investment product surrender
      charges                                                        122,938                159,833              365,635
   Net investment income                                          13,814,295             17,339,101           22,482,919
   Net realized gains on investments                               1,376,599              1,212,251              935,739
   Miscellaneous revenue                                              53,827                 33,494               48,547
                                                               -----------------------------------------------------------
                                                                  15,799,288             19,783,794           25,294,331

BENEFITS AND EXPENSES:
   Policy benefits and claims                                      8,894,370             10,296,492            1,846,561
   Benefits and claims ceded                                        (804,535)              (166,122)             (48,785)
                                                               -----------------------------------------------------------
   Net benefits and claims                                         8,089,835             10,130,370            1,797,776

   Interest credited on policyholders'
      deposits                                                     6,670,735              7,174,620           10,366,339
   Amortization of deferred
      acquisition costs                                              988,942              1,195,040            3,536,173
   Commissions                                                        18,932                      -              186,108
   General expenses                                                4,390,266              1,571,704            3,083,120
                                                               -----------------------------------------------------------
                                                                  20,158,710             20,071,734           18,969,516
                                                               -----------------------------------------------------------
(Loss) income before federal income
   tax expense                                                    (4,359,422)              (287,940)           6,324,815

Provision for federal income tax
   (benefit) expense:
      Current                                                     (1,493,011)              (357,192)           1,039,213
      Deferred                                                     2,562,788               (614,034)             614,720
                                                               -----------------------------------------------------------
                                                                   1,069,777               (971,226)           1,653,933
                                                               -----------------------------------------------------------
Net (loss) income                                                $(5,429,199)           $   683,286          $ 4,670,882
                                                               ===========================================================

See accompanying notes.

                                                    HARBOURTON REASSURANCE, INC.
                                                 STATEMENTS OF STOCKHOLDER'S EQUITY


                                                                                 Year ended December 31
                                                                   1997                   1996                 1995
                                                              -----------------------------------------------------------
COMMON STOCK:
   Balance at beginning and end of
      year                                                      $ 3,600,000            $ 3,600,000          $ 3,600,000
                                                              -----------------------------------------------------------

ADDITIONAL PAID-IN CAPITAL:
   Balance at beginning and end of
      year                                                       11,400,000             11,400,000           11,400,000
                                                              -----------------------------------------------------------

NET UNREALIZED GAINS (LOSSES) ON
   INVESTMENTS:
      Balance at beginning of year                                  425,770               (989,732)          (6,039,725)
      Net change in unrealized gains
         (losses)                                                   219,115              1,415,502            5,049,993
                                                              -----------------------------------------------------------
      Balance at end of year                                        644,885                425,770             (989,732)
                                                              -----------------------------------------------------------

RETAINED EARNINGS:
   Balance at beginning of year                                  30,797,028             30,113,742           26,147,410
   Net (loss) income                                             (5,429,199)               683,286            4,670,882
   Dividends paid to stockholder                                          -                      -             (704,550)
                                                              -----------------------------------------------------------
   Balance at end of year                                        25,367,829             30,797,028           30,113,742
                                                              -----------------------------------------------------------

Total stockholder's equity                                      $41,012,714            $46,222,798          $44,124,010
                                                              ===========================================================

See accompanying notes.

                                                   HARBOURTON REASSURANCE, INC.
                                                     STATEMENTS OF CASH FLOWS


                                                                                    Year ended December 31
                                                                          1997                1996               1995
                                                                   --------------------------------------------------------
Cash flows from operating activities
Net (loss) income                                                    $  (5,429,199)       $    683,286      $   4,670,882
Adjustments to reconcile net (loss) income to net
   cash (used in) provided by operating activities:
      Depreciation and amortization                                              -              85,265             71,397
      Loss on asset disposal                                                     -                   -            104,300
      Realized investment gains                                         (1,376,599)         (1,212,251)          (935,739)
      Amortization of deferred acquisition costs                           988,942           1,195,040          3,536,173
      Change in deferred taxes                                           2,895,001            (394,635)                 -
      (Decrease) increase in future policy benefits
         and unpaid claims                                             (12,235,575)          5,604,684         (7,270,854)
      Increase (decrease) in accounts payable to
         reinsurers                                                      1,589,302          (7,587,744)         7,860,842
      (Increase) decrease in accounts payable--
         other                                                            (123,000)            473,000                  -
      Decrease in funds withheld by reinsurers                              17,170              20,869             38,210
      Decrease (increase) in accounts receivable                           173,788           2,285,226           (810,216)
      Decrease in reinsurance recoverable                                  304,778             633,994          5,104,289
      Change in income taxes                                            (1,573,011)         (1,085,263)         1,074,237
      Decrease (increase) in accrued investment
         income                                                          3,116,691          (1,102,151)         1,175,399
      (Accretion) amortization of premiums and
         discounts on bonds, net                                          (694,781)          6,135,465         (2,555,416)
      (Accretion) amortization of premiums and
         discounts on mortgage loans, net                                     (420)             62,381                  -
      Other, net                                                          (147,786)           (742,880)         1,904,769
                                                                   --------------------------------------------------------
Net cash (used in) provided by operating activities                    (12,494,699)          5,054,286         13,968,273

Cash flows from investing activities
Proceeds from sales and maturities of fixed-
   maturity securities                                                 255,068,714         133,648,062         98,149,444
Investment in fixed-maturity securities                               (251,328,306)        (92,580,268)      (104,839,473)
Proceeds from sale of other invested assets                             11,924,531           4,093,040          2,472,081
Investment in other invested assets                                     (1,264,635)         (8,729,758)        (4,533,332)
Proceeds from sales of (investment in) purchased
   claims rights                                                        13,872,915             416,772        (11,304,382)
Investment in mortgage loans                                           (14,001,249)        (19,617,662)       (23,779,960)
Proceeds from repayments of mortgage loans                              34,164,801           9,774,143         73,221,209
                                                                   --------------------------------------------------------
Net cash provided by investing activities                               48,436,771          27,004,329         29,385,587



                                    F-37

                                                    HARBOURTON REASSURANCE, INC.
                                                STATEMENTS OF CASH FLOWS (CONTINUED)



                                                                                 Year ended December 31
                                                                      1997                1996               1995
                                                                -------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Withdrawals from investment products                              $(27,022,297)       $(40,739,498)      $(80,875,628)
Proceeds from borrowing                                                      -                   -          6,118,000
Repayment of borrowing                                                (508,734)         (5,609,266)                 -
Interest credited to investment products                             6,670,735           7,174,620         10,366,339
Dividends paid to stockholder                                                -                   -           (704,550)
                                                                -------------------------------------------------------
Net cash used in financing activities                              (20,860,296)        (39,174,144)       (65,095,839)
                                                                -------------------------------------------------------

Net increase (decrease) in cash and cash
   equivalents                                                      15,081,776          (7,115,529)       (21,741,979)
Cash and cash equivalents, beginning of year                         7,674,241          14,789,770         36,531,749
                                                                -------------------------------------------------------
Cash and cash equivalents, end of year                            $ 22,756,017        $  7,674,241       $ 14,789,770
                                                                =======================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Income taxes paid                                                 $     80,000        $    728,071       $    579,696
                                                                =======================================================

See accompanying notes.

                  HARBOURTON REASSURANCE, INC.
                  NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1997 AND 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

      Harbourton Reassurance, Inc. (the Company) common stock has been wholly-owned by NRG Acquisition Partners L.P. since February 1994. The Company's insurance operations consist of the reinsurance of life, annuity, and disability income products from various other U.S. insurance companies. Portions of this assumed business have been retroceded by the Company to other insurance companies. The Company has not entered into any new disability income reinsurance business since August 1993. Effective January 1, 1994, the Company entered into a reinsurance contract with Hannover Reinsurance Company to cede the Company's life block of business. The Company is licensed in 15 states and is an approved or accepted reinsurer in 8 other states.

      The Company relocated to Aurora, Colorado, effective April 1, 1996.

USE OF ESTIMATES

      The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

INVESTMENTS

      Fixed maturities are designated as available-for-sale and are reported at fair value with unrealized gains and losses, net of tax, reported as a separate component of stockholder's equity. Realized gains and losses are reported in income based on the specific identification of securities sold. Fair values of such securities are based on quotations at year end.

      Mortgage loans are reported at unpaid principal balances.

      Investments in purchased claims rights are reported at cost. Investments in limited partnerships are included in other invested assets and are reported at fair value with changes in the fair value reported in income as realized investment gains or losses.

      Fair values of the limited partnerships are based on the market values of the underlying assets of the partnerships at year end. Investments in auto loans, which are included in other invested assets, are recorded at cost. A provision for nonperforming loans is recognized as a reduction to the cost basis of these loans.

PREMIUMS AND POLICY FEES

      Premiums on disability income contracts are reported as earned on a pro rata basis over the contract period. The portion of premiums not earned at the end of the period is recorded as unearned premiums and recorded in future policy benefits. Premiums on life insurance are reported as earned when due.

      Included in premiums and policy fees earned are fees earned with respect to financial reinsurance treaties totaling $47,954, $231,352 and $594,000 in 1997, 1996 and 1995, respectively. Such fees are primarily based on the amount of statutory relief provided by the treaty.

                  HARBOURTON REASSURANCE, INC.
                  NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1997 AND 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED ACQUISITION COSTS

      Certain costs of acquiring new reinsurance business, principally commissions paid or allowed to the primary insurance company, have been deferred. For investment products, such costs are being amortized over the anticipated terms of the related contracts in proportion to the present value (principally using an assumed crediting rate) of expected gross profits. Costs deferred relating to all other insurance products are being amortized to commissions expense in proportion to the ratio of annual premium revenues to total anticipated premium revenues. Anticipated investment income is included in the evaluation of the recoverability of deferred acquisition costs.

INCOME TAXES

      Deferred federal income taxes result primarily from recognizing certain income and expense items (primarily deferred acquisition costs, adjustments to policy liabilities and deferred discounts on bonds) for income tax purposes in periods other than those in which they are recognized for financial reporting purposes.

FUTURE POLICY BENEFITS

      Liabilities for future policy benefits are computed based upon assumed investment yields, mortality, and withdrawal rates anticipated at the time the policies were reinsured. These assumptions vary by characteristics of the plan of insurance, year of issue, policy duration, age of insured, and other appropriate factors. The average assumed investment yield ranges in effect for 1997, 1996 and 1995 ranged from approximately 2.5%--6.5%, 6%--8% and 6%--8%, respectively.

      Liabilities for disability income benefit reserves are based upon estimates provided to the Company by ceding reinsurers.

POLICYHOLDERS' DEPOSITS

      With respect to investment products, the Company calculates its liability using the account value method. The liability for policyholders' deposits on investment products represents the funds deposited with the primary insurer, plus accumulated interest less certain administrative charges. Interest credited to these policies ranged from 4.4% to 5.25% in 1997 and 1996 and 5% to 5.6% in 1995.

UNPAID CLAIMS

      The liability for unpaid claims is based, in part, on estimates provided to the Company by ceding reinsurers.

STATEMENTS OF CASH FLOWS

      For purposes of the statements of cash flows, cash and cash equivalents includes demand deposits with banks and other financial institutions and bank repurchase agreements with a maturity of three months or less when purchased.

                  HARBOURTON REASSURANCE, INC.
                  NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1997 AND 1996


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACCOUNTING CHANGES

      Effective January 1, 1996, the Company adopted FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan, and Statement No. 118, which amends Statement 114. Under the amended statement, the 1996 allowances for credit losses related to loans that are identified for evaluation in accordance with Statement 114 are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Adoption of this standard resulted in no impact to net income and stockholder's equity.


RECLASSIFICATIONS

      Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

2. TRANSACTIONS WITH RELATED PARTIES

      The Company entered into a management services agreement with Harbourton Enterprises, an affiliate of the Company. Under the management services agreement, the Company is billed by Harbourton Enterprises for certain operating expenses. For the years ended December 31, 1997, 1996 and 1995, the Company was billed $120,000 in each year, which is reflected in general and administrative costs. In addition to the management services fees, the Company reimburses Harbourton Enterprises for other operating expenses comprised mostly of payroll-related costs. As of December 31, 1997 and 1996, the Company had a payable to Harbourton Enterprises of approximately $350,000 and $473,000, respectively, for these costs.

      During 1997, the Company sold 98% of its investment in Aurora Equity Partners, LP and certain fixed maturity securities at fair values to its parent. A gain of approximately $2,122,000 was realized on these sales.

3. INVESTMENTS

      The amortized cost and estimated fair value of investments in fixed maturities at December 31, 1997 and 1996 are as follows (in 000s):

                                                                     Gross                Gross            Estimated
                                              Amortized            Unrealized           Unrealized            Fair
                                                 Cost                Gains                Losses              Value
                                             --------------------------------------------------------------------------
DECEMBER 31, 1997
-----------------
Available for sale:
   U.S. Treasury securities
      and obligations of U.S.
      Government corporations
      and agencies                             $ 69,852              $  208               $  (1)             $ 70,059
Debt securities issued by
   foreign governments                               42                  10                   -                    52
Corporate debt securities                           740                  17                 (16)                  741
Mortgage-backed securities                       54,617               1,036                (277)               55,376
                                             --------------------------------------------------------------------------
Total fixed maturities                         $125,251              $1,271               $(294)             $126,228
                                             ==========================================================================

                  HARBOURTON REASSURANCE, INC.
                  NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1997 AND 1996

3. INVESTMENTS (CONTINUED)

                                                                      Gross              Gross              Estimated
                                              Amortized            Unrealized          Unrealized              Fair
                                                 Cost                 Gains              Losses                Value
                                             --------------------------------------------------------------------------
DECEMBER 31, 1996
Available for sale:
   U.S. Treasury securities
      and obligations of U.S.
      Government corporations
      and agencies                             $  3,178              $   14             $   (12)             $  3,180
Debt securities issued by
   foreign governments                               41                  10                   -                    51
Corporate debt securities                         2,005                  66                 (20)                2,051
Mortgage-backed securities                      121,428               4,841              (4,593)              121,676
                                             --------------------------------------------------------------------------
Total fixed maturities                         $126,652              $4,931             $(4,625)             $126,958
                                             ==========================================================================

      The amortized cost and estimated fair value of fixed maturities (in
000s) at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Amortized                Estimated
                                                               Cost                  Fair Value
                                                           -------------------------------------
Available for sale:
   Due in one year or less                                   $  3,002                 $  3,009
   Due after one year through five years                       67,458                   67,666
   Due after five years through ten years                         174                      177
   Due after ten years                                              -                        -
                                                           -------------------------------------
                                                               70,634                   70,852
Mortgage-backed securities                                     54,617                   55,376
                                                           -------------------------------------
Total available for sale                                     $125,251                 $126,228
                                                           =====================================

      Mortgage-backed securities in the maturity schedule include approximately $18 million in obligations of U.S. Government corporations and agencies at amortized cost.

            Changes in unrealized gains (losses) on fixed maturities available for sale for the years ended December 31 are summarized as follows (in 000s):

                                                        1997                    1996                   1995
                                                     ----------------------------------------------------------
Gross unrealized gains                                 $1,271                 $ 4,931                 $ 5,097
Gross unrealized losses                                  (294)                 (4,625)                 (3,925)
                                                     ----------------------------------------------------------
Net unrealized gains                                      977                     306                   1,172

Deferred income tax expense                              (333)                   (104)                   (398)
                                                     ----------------------------------------------------------
Net unrealized gains after taxes                          644                     202                     774

Less balance at beginning of year                         202                     774                  (3,985)
                                                     ----------------------------------------------------------
Change in net unrealized gains                         $  442                 $  (572)                $ 4,759
                                                     ==========================================================

                  HARBOURTON REASSURANCE, INC.
                  NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1997 AND 1996


3. INVESTMENTS (CONTINUED)

      Proceeds from sales of investments in fixed maturities during 1997, 1996 and 1995 were $214,267,630, $43,199,083 and $76,398,000, respectively.
For the years ended December 31, 1997, 1996 and 1995, gross gains of $1,428,413, $996,000 and $761,000, respectively, and gross losses of $405,373, $453,966 and $1,075,000, respectively, were realized on those sales.

            Major categories of investment income for the years ended December 31 are summarized as follows:

                                                      1997                   1996                    1995
                                                ---------------------------------------------------------------
Fixed maturities                                  $ 8,324,073             $15,290,545             $18,481,393
Mortgage loans                                      3,440,933               1,727,185               4,468,512
Other invested assets                               2,714,818               2,922,384                 786,043
                                                ---------------------------------------------------------------
                                                   14,479,824              19,940,114              23,735,948
Investment expenses                                   665,529               2,601,013               1,253,029
                                                ---------------------------------------------------------------
Net investment income                             $13,814,295             $17,339,101             $22,482,919
                                                ===============================================================

      The Company had borrowings as of December 31, 1997, 1996 and 1995 of $0, $508,734 and $6,118,000, respectively. Interest expense incurred on these borrowings was approximately $48,000, $1,856,000 and $361,000 during 1997, 1996 and 1995, respectively.

      Net realized gains (losses) on investments for the years ended December 31 are summarized as follows:

                                                      1997                    1996                    1995
                                                 --------------------------------------------------------------
Fixed maturities                                   $1,644,211                 (60,183)             $ (217,364)
Equity securities                                     (73,328)                (27,563)                 20,492
Mortgage loans                                        647,434                       -                       -
Other invested assets                                (841,718)              1,299,997               1,132,611
                                                 --------------------------------------------------------------
Net realized gains on
  investments
                                                   $1,376,599              $1,212,251              $  935,739
                                                 ==============================================================

      Investments with a par value of $2,478,000 and $2,485,000 at December 31, 1997 and 1996, respectively, are on deposit with various state insurance departments and custodians in accordance with statutory and contractual requirements.

      Other invested assets consisted of the following as of December 31:

                                                   1997                      1996
                                               ----------------------------------------
Autobond loans                                   $141,557                 $ 6,666,311
Limited partnerships                               77,795                   4,894,495
Common stock                                      351,022                     300,350
Deutsche mark swaption                                  -                     404,054
                                               ----------------------------------------
Total                                            $570,374                 $12,265,210
                                               ========================================

                  HARBOURTON REASSURANCE, INC.
                  NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1997 AND 1996

3. INVESTMENTS (CONTINUED)

      The Company has invested in New Jersey Market Transition Facility (MTF) purchased claims rights. These rights represent assignments of amounts owed on auto insurance policies issued by the MTF for accident claims. The Company purchases the rights to the claims from the policy owners at a discount. Payments of these claims are received by the Company from the MTF on average 18 months from the date funded.


      Activity in the purchased claims rights during 1997 and 1996 consisted of the following:

      Invested balance December 31, 1995                                 $14,292,447
      1996 activity:
         Purchases                                                         7,420,918
         Sales/maturities                                                 (7,837,690)
                                                                       ---------------
      Invested balance December 31, 1996                                  13,875,675
      1997 activity:
         Purchases                                                             6,376
         Sales/maturities                                                 13,879,291
                                                                       ---------------
      Invested balance December 31, 1997                                 $     2,760
                                                                       ===============

      The Company has purchased interests in various auto loans. These loans are purchased at discounts and are collateralized by the vehicles. A provision for uncollectible amounts related to these loans was recorded as a reduction to the cost basis in the amount of $0 and $376,350 as of December 31, 1997 and 1996, respectively.

      Investments in limited partnerships consist of an investment in Aurora Equity Partners, Limited Partnership (Aurora) and an investment in Mariner Partners Limited Partnership (Mariner). Aurora seeks opportunities for investments that offer the possibility of long-term equity appreciation through the purchase of existing businesses, generally with the participation of senior management of such businesses. Mariner is engaged primarily in the speculative trading of securities and commodities. As of December 1997, the Company sold its investment in Mariner Partners and 98% of its investment in Aurora Partners.

      Activity in other invested assets consisted of the following:

                                                Auto                                             Other
                                                Loans           Mariner         Aurora       Miscellaneous       Total
                                           --------------------------------------------------------------------------------
Invested balance December 31, 1995           $  787,032       $1,762,533     $   471,935       $1,267,525     $ 4,289,025
1996 activity:
   Purchases                                  7,228,964                -       1,009,054          491,740       8,729,758
   Sales/maturities                             973,335                -         201,075        3,581,331       4,755,741
   Provision for uncollectible
      amounts                                   376,350                -               -                -         376,350
   Change in unrealized gains                         -          139,183       1,712,864        2,526,471       4,378,518
                                           --------------------------------------------------------------------------------
Invested balance December 31, 1996            6,666,311        1,901,716       2,992,778          704,405      12,265,210
1997 activity:
   Purchases                                     22,008                -       1,242,627                -       1,264,635
   Sales/maturities                           4,918,691        1,925,188       4,418,313          679,411      11,941,603
   Write-offs                                 1,628,071                -               -                -       1,628,071
   Change in unrealized gains
      (losses)                                        -         (401,716)     (1,717,744)        (193,224)     (2,312,684)
   Realized gains                                     -          425,188       1,978,447          519,252       2,922,887
                                           --------------------------------------------------------------------------------
Invested balance December 31, 1997           $  141,557       $        -     $    77,795       $  351,022     $   570,374
                                           ================================================================================

                  HARBOURTON REASSURANCE, INC.
                  NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1997 AND 1996

3. INVESTMENTS (CONTINUED)

      Investments in commercial and residential mortgage loans consisted of the following as of December 31:

                                              1997                 1996
                                         ------------------------------------
Commercial loans                           $3,065,833           $19,432,808
Residential loans                           5,385,406             8,534,129
                                         ------------------------------------
                                           $8,451,239           $27,966,937
                                         ====================================

      During 1996, the Company entered into a German Deutsche mark swaption with an aggregate notional amount of 50,000,000 Deutsche marks (equivalent to $32,467,332) at December 31, 1996. At December 31, 1996, deposits of $160,159 on these contracts are included in investments on the Company's balance sheet. An unrealized gain of $243,894 was associated with these contracts at December 31, 1996. In March 1997, the Company sold the Deutsche mark swaption for $679,411 and recognized a realized gain of $519,252.

      At December 31, 1997, the Company had no investments in derivative financial instruments.

4. CONCENTRATIONS OF CREDIT RISK

      At December 31, 1997, the Company's mortgage loans involved a concentration of properties located in Colorado (24%), New York (17%), Kentucky (13%) and Georgia (12%). The remaining loans relate to properties located in 18 other states. The portfolio is well diversified, covering many different types of income-producing properties on which the Company has first mortgage liens. The maximum mortgage outstanding on any individual property is $1,430,578. The total loan portfolio represents 5.25% of total assets held by the Company.

5. LIABILITY FOR UNPAID CLAIMS AND CLAIMS ADJUSTMENT EXPENSES

      Activity in the liability for unpaid claims and claims adjustment expenses, net of subrogation, is summarized as follows:

                                                                 1997                    1996
                                                           ---------------------------------------
Balance as of January 1                                      $20,102,023             $14,166,879

Incurred related to:
   Current year                                                        -                       -
   Prior years                                                 4,557,477               8,929,527
                                                           ---------------------------------------
Total incurred                                                 4,557,477               8,929,527

Paid related to:
   Current year                                                        -                       -
   Prior years                                                18,529,313               2,994,383
                                                           ---------------------------------------
Total paid                                                    18,529,313               2,994,383
                                                           ---------------------------------------

Balance as of December 31                                    $ 6,130,187             $20,102,023
                                                           =======================================

                  HARBOURTON REASSURANCE, INC.
                  NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1997 AND 1996

5. LIABILITY FOR UNPAID CLAIMS AND CLAIMS ADJUSTMENT EXPENSES (CONTINUED)

      For 1996, the amount incurred relating to prior years was due to actual experience deteriorating below expected results on a large extended wait disability product. This was a block of business that the Company purchased prior to 1995 and since the entire block was still in the "wait" period (the period between claim incurrence and when the Company's coverage begins), the Company did not have actual claims experience to rely upon in formulating its reserves. Most of these policies emerged from the "wait" period in 1996 and the Company began experiencing claims. Based upon that experience, the Company could more accurately estimate the reserves and the reserves were increased. For 1997, the amount incurred relating to prior years was due to experience deteriorating below expected results, and the continued refinement of the reserving methodology for certain disability income reinsurance contracts.

6. REINSURANCE TRANSACTIONS

      The Company assumes and retrocedes reinsurance. These retrocessional reinsurance arrangements provide for greater diversification of business, allow management to control exposure to potential losses arising from large risks, and provide additional capacity for growth.

      Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies.

      The fair values of reinsurance recoverable and funds withheld by and for reinsureds approximate the carrying values.

      The Company is contingently liable for amounts deducted from unpaid claims and future policy benefits relating to reinsurance retroceded. Such amounts may become liabilities of the Company if reinsurers are unable to meet their obligations assumed under the various reinsurance agreements.

      As of December 31, 1997 and 1996, the Company has ceded blocks of insurance under reinsurance treaties to provide surplus relief reinsurance and to diversify risk. These reinsurance transactions represent financing arrangements and, in accordance with generally accepted accounting principles, are not reflected in the accompanying financial statements except for the risk fees paid to or received from reinsurers. Surplus relief assumed has the effect of reducing future statutory surplus as amounts are recaptured from reinsurers. Surplus relief ceded has the opposite effect on statutory surplus. During 1997, the majority of these contracts were terminated.

7. COMMITMENTS AND CONTINGENT LIABILITIES

      The Company is a party to pending or threatened lawsuits arising from the normal conduct of its business. Due to the climate in insurance and business litigation, suits against the Company sometimes include substantial additional claims, consequential damages, punitive damages and other similar types of relief. While it is not possible to forecast the outcome of such litigation, it is the opinion of management that the disposition of such lawsuits will not have a material adverse effect on the Company's financial position or statement of operations.

                  HARBOURTON REASSURANCE, INC.
                  NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1997 AND 1996


8. FEDERAL INCOME TAXES

      For the current year, the Company files a separate company federal income tax return. Valuation allowances of $2,787,942 and $626,000 have been recognized at December 31, 1997 and 1996, respectively. The December 31, 1997 valuation allowance is related primarily to the tax benefit of deferred acquisition costs, net operating loss carryforwards of $2,708,824 and capital loss carryforwards of $3,073,529 which management believes may not be realized in future years. The net operating loss will expire in 2012.

      Significant components of the Company's deferred tax liabilities and assets as of December 31, 1997 and 1996 are as follows:

                                                                       1997                    1996
                                                                  --------------------------------------
Deferred tax liabilities:
   Deferred acquisition costs                                       $1,710,000              $2,046,000
   Unrealized investment gain                                          305,000                 905,000
   Tax over book depreciation                                           47,000                  20,000
   Accrued market discount                                           1,576,000                 200,000
                                                                  --------------------------------------
Total deferred tax liabilities                                       3,638,000               3,171,000

Deferred tax assets:
   Tax-basis deferred acquisition costs                                822,000                 626,000
   Discounted unpaid loss reserves                                     802,000               1,743,000
   Other investments                                                         -               1,456,000
   Net operating loss carryforward                                     921,000                       -
   Capital loss carryforward                                         1,045,000
   Other                                                                     -                  31,000
                                                                  --------------------------------------
Total deferred tax assets                                            3,590,000               3,856,000
Valuation allowance for deferred assets                              2,788,000                 626,000
                                                                  --------------------------------------
Deferred tax asset, net of valuation
   allowance                                                           802,000               3,230,000
                                                                  --------------------------------------
Net deferred tax (asset) liability                                  $2,836,000              $  (59,000)
                                                                  ======================================

      For 1997, 1996 and 1995, the Company has income tax expense (benefit) from operations as follows:

                                                            1997                1996                 1995
                                                      --------------------------------------------------------
Current tax (benefit) expense                           $(1,493,011)         $(357,192)           $1,039,213
Deferred tax (benefit) expense                            2,562,788           (614,034)              614,720
                                                      --------------------------------------------------------
Tax (benefit) expense                                   $ 1,069,777          $(971,226)           $1,653,933
                                                      ========================================================

      The Company's income tax expense attributable to continuing operations differs from the amount of income tax expense that would result from applying the federal statutory rates to pretax income from operations due to the following:

                                                           1997                1996                 1995
                                                      --------------------------------------------------------
Tax at statutory rates                                  $(1,482,203)         $ (97,747)          $ 2,150,437
Small life insurance company
  deduction                                               1,146,559           (382,858)             (547,436)
Valuation allowance change                                2,162,264           (337,000)           (1,352,920)
Other                                                      (756,843)            65,379             1,403,852
                                                      --------------------------------------------------------
Tax expense                                             $ 1,069,777           (752,226)          $ 1,653,933
                                                      ========================================================

                  HARBOURTON REASSURANCE, INC.
                  NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1997 AND 1996

9. CAPITAL STOCK

      Capital stock is divided into Class A (16,000 shares) and Class B (20,000 shares) shares outstanding at December 31, 1997 and 1996. The terms of each class are identical to each other in every respect except that the Board of Directors of the Company may, subject to restrictions imposed by the Insurance Code of the State of Delaware (Note 10), declare and pay a dividend on the shares of one class and not on the shares of the other, or declare and pay a dividend on the shares of one class which is different in amount from the dividends on the shares of the other class. Neither class of stock shall have preference relative to the other class with respect to any distributions of the Company's assets, whether by dividend or by liquidation.

10. RESTRICTIONS ON STOCKHOLDER'S EQUITY

      The maximum amount of dividends which can be paid by Delaware insurance companies to shareholders without prior approval of the Insurance Commissioner is subject to restrictions relating to statutory capital and surplus and operating earnings. The maximum dividend payout which may be made without prior approval in 1998 is limited to 10% of statutory capital and surplus at December 31, 1997. During 1995, the Company declared and paid a dividend of $704,550.

      The NAIC prescribes Risk-Based Capital (RBC) requirements for life/health insurance companies. At December 31, 1997 and 1996, the Company exceeded all minimum RBC requirements.

11. FAIR VALUES OF FINANCIAL INSTRUMENTS

      The methods and assumptions used by the Company in estimating "fair value" disclosures for financial instruments in the accompanying financial statements and notes thereto are disclosed in Note 3.

      Because the Company holds mortgage loans over shorter terms, the estimated fair value approximates cost.

      At December 31, 1997 and 1996, the fair value of other invested assets approximates carrying value.

12. RECONCILIATION TO STATUTORY REPORTING

      The following schedule reconciles net income (loss) and stockholder's equity determined in accordance with generally accepted accounting principles
(GAAP) to net gain (loss) from operations and capital and statutory surplus as determined in accordance with statutory accounting practices (SAP).

                                                                1997                    1996                  1995
                                                           -------------------------------------------------------------
GAAP net (loss) income                                       $(5,429,199)            $   683,286           $ 4,670,882
Deferred acquisition costs                                       988,942               1,195,040             3,536,173
Financial reinsurance                                         (1,409,796)             (2,217,498)           (4,524,451)
Difference in SAP and GAAP reserves                              577,872               1,007,079            (2,885,735)
Deferred federal income taxes                                  2,562,788                (614,034)              614,720
Other                                                            997,973              (1,198,265)              124,268
                                                           -------------------------------------------------------------
Statutory net (loss) gain from
   operations                                                $(1,711,425)            $(1,144,392)          $ 1,535,857
                                                           =============================================================

                  HARBOURTON REASSURANCE, INC.
                  NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1997 AND 1996

12. RECONCILIATION TO STATUTORY REPORTING (CONTINUED)

                                                                1997                    1996                  1995
                                                           -------------------------------------------------------------
GAAP stockholder's equity                                    $41,012,714             $46,222,798           $44,124,010
Deferred acquisition costs                                    (5,029,383)             (6,018,325)           (7,213,365)
Financial reinsurance                                          2,212,276               3,622,076             5,839,565
Difference in SAP and GAAP reserves                               (1,599)               (579,471)           (1,586,550)
Deferred federal income tax                                    2,835,606                 (59,395)              335,240
Unrealized loss (gain) on securities                            (977,098)               (549,770)              989,732
Auto loans--nonadmitted                                         (141,557)             (6,666,310)             (787,032)
Asset valuation reserve                                         (266,108)             (3,266,305)           (3,477,226)
Interest maintenance reserve                                  (3,015,220)             (2,270,095)           (2,584,452)
Other                                                            (37,778)                      -              (179,478)
                                                           -------------------------------------------------------------
Statutory capital and surplus                                $36,591,853             $30,435,203           $35,460,444
                                                           =============================================================

13. STATUTORY ACCOUNTING INFORMATION AND PRACTICES

      The Company is required to maintain a minimum total statutory capital and surplus in the state of domicile of $550,000. The Company exceeded its minimum statutory capital and surplus requirements at December 31, 1997 and 1996.

14. IMPACT OF YEAR 2000 (UNAUDITED)

      The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

      Based on a recent assessment, the Company determined that it will not be required to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company presently believes that the Year 2000 Issue will not pose significant operational problems for its computer systems.

      The Company has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems. The Company has determined it has no exposure to contingencies related to the Year 2000 Issue for the products it has sold.

      The total cost of the Year 2000 project is not expected to be significant.

15. SUBSEQUENT EVENT

                  On January 26, 1998, the Company entered into a stock purchase agreement whereby it expressed the intent to sell all outstanding stock to an independent third party. The purchase agreement is scheduled to be effective in April of 1998.

                                 HARBOURTON REASSURANCE, INC.
                                  BALANCE SHEET (UNAUDITED)

                                                                                      March 31,
                                                                                        1998
                                                                                    ------------
Assets
Investments:
   Fixed maturities available for sale, at fair
      values                                                                        $122,634,283
   Mortgage loans                                                                      8,242,500
   Other invested assets                                                                 509,586
                                                                                    ------------
Total investments                                                                    131,386,369

Cash and cash equivalents                                                             20,596,471
Funds withheld by reinsurers                                                             107,836
Accounts receivable from reinsurers                                                      671,442
Reinsurance recoverable: paid benefits and losses                                         28,290
Accrued investment income                                                              2,148,222
Deferred acquisition costs                                                             4,805,249
Income tax recoverable                                                                 1,174,071
Policy loans                                                                             726,136
                                                                                    ------------
Total assets                                                                        $161,644,086
                                                                                    ============

Liabilities and stockholder's equity
Future policy benefits and unpaid claims                                            $  9,689,427
Policyholders' deposits                                                              103,684,715
Accounts payable to reinsurers                                                         4,298,644
Deferred tax liability                                                                 2,768,154
Other liabilities                                                                         90,197
                                                                                    ------------
Total liabilities                                                                    120,531,137

Stockholder's equity:
   Capital stock, par value $100 per share;
      50,000 shares authorized, 36,000
      shares issued and outstanding                                                    3,600,000
   Additional paid-in capital                                                         11,400,000
   Accumulated other comprehensive income                                                459,727
   Retained earnings                                                                  25,653,222
                                                                                    ------------
Total stockholder's equity                                                            41,112,949
                                                                                    ------------
Total liabilities and stockholder's equity                                          $161,644,086
                                                                                    ============


See accompanying note.

                                        HARBOURTON REASSURANCE, INC.
                                    STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                 Three Months ended March 31,
                                                                 1998                    1997
                                                             -----------------------------------
Revenue:
   Gross premiums and policy fees
      earned (incurred)                                      $ (154,743)             $  (196,354)
   Reinsurance ceded                                            (95,339)                       -
                                                             ----------              -----------
   Net premiums                                                 (59,404)                (196,354)
   Investment product surrender
      charges                                                     6,215                   23,909
   Net investment income                                      2,584,167                2,759,396
   Net realized (losses) gains on investments                   (28,802)                 627,926
   Miscellaneous revenue                                         11,063                    6,477
                                                             ----------              -----------
                                                              2,513,239                3,221,354

Benefits and expenses:
   Policy benefits and claims (recoveries)                      (57,224)               3,002,198
   Benefits and claims ceded                                    (66,654)                       -
                                                             ----------              -----------
   Net benefits and claims                                        9,430                3,002,198

   Interest credited on policyholders'
      deposits                                                1,265,517                1,333,894
   Amortization of deferred
      acquisition costs                                         224,134                  247,235
   Commissions                                                   76,529                 (392,051)
   General expenses                                             600,330                  843,583
                                                             ----------              -----------
                                                              2,175,940                5,034,859
                                                             ----------              -----------
Income (loss) before federal income
   tax expense                                                  337,299               (1,813,505)

Provision for federal income tax
   (benefit) expense:
      Current                                                    23,973                 (333,613)
      Deferred                                                   27,932                        -
                                                             ----------              -----------
                                                                 51,905                 (333,613)
                                                             ----------              -----------
Net income (loss)                                            $  285,394              $(1,479,892)
                                                             ==========              ===========

See accompanying note.

                                          HARBOURTON REASSURANCE, INC.
                                      STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                 Three Months ended March 31,
                                                                 1998                   1997
                                                             -----------------------------------
Cash flows from operating activities
Net income (loss)                                            $  285,394             $ (1,479,892)
Adjustments to reconcile net income (loss) to net
   cash (used in) provided by operating activities:
      Realized investment losses (gains)                         28,802                 (627,926)
      Amortization of deferred acquisition costs                224,134                  247,235
      Change in deferred taxes                                   27,932                        -
      Decrease in future policy benefits
         and unpaid claims                                     (276,756)             (15,926,722)
      Increase (decrease) in accounts payable to
         reinsurers                                            (612,160)               2,920,970
      Decrease in funds withheld by reinsurers                   (1,047)                       -
      Decrease (increase) in accounts receivable                128,161              (38,579,033)
      Decrease in reinsurance recoverable                             -                  304,778
      Change in income taxes                                    204,686                 (333,613)
      Decrease (increase) in accrued investment
         income                                                (966,559)               1,452,878
      Accretion of premiums and
         discounts on bonds, net                               (143,786)                (228,666)
      Amortization of premiums and
         discounts on mortgage loans, net                           252                        -
      Other, net                                                128,437                  904,471
                                                             ----------             ------------
Net cash used in operating activities                          (972,510)             (51,345,520)

Cash flows from investing activities
Proceeds from sales and maturities of fixed-
   maturity securities                                        3,457,090               55,133,746
Investment in fixed-maturity securities                               -                 (421,042)
Proceeds from sale of other invested assets                      31,986                3,380,770
Investment in other invested assets                                   -                 (133,690)
Proceeds from sales of (investment in) purchased
   claims rights                                                  2,760                5,736,966
Investment in mortgage loans                                          -              (11,399,020)
Proceeds from repayments of mortgage loans                      208,487                  567,640
                                                             ----------             ------------
Net cash provided by investing activities                     3,700,323               52,865,370



                                    F-52

                                   HARBOURTON REASSURANCE, INC.
                        STATEMENTS OF CASH FLOWS (UNAUDITED) (CONTINUED)



                                                                Three Months ended March 31,
                                                                1998                     1997
                                                            ------------------------------------
Cash flows from financing activities
Withdrawals from investment products                        $(6,152,876)             $(7,485,613)
Proceeds from borrowing                                               -                7,784,533
Interest credited to investment products                      1,265,517                1,333,894
                                                            -----------              -----------
Net cash provided by (used in) financing activities          (4,887,359)               1,632,814
                                                            -----------              -----------

Net (decrease) increase in cash and cash
   equivalents                                               (2,159,546)               3,152,664
Cash and cash equivalents, beginning of year                 22,756,017                7,674,241
                                                            -----------              -----------
Cash and cash equivalents, end of year                      $20,596,471              $10,826,905
                                                            ===========              ===========

Supplemental disclosures of cash flow information
Income tax refunds received                                 $  (180,713)             $         -
                                                            ===========              ===========

See accompanying note.

                                                    HARBOURTON REASSURANCE, INC.
                               STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME (UNAUDITED)


                                                                    Three Months Ended March 31,
                                                ---------------------------------------------------------------------
                                                             1998                                 1997
                                                -------------------------------       -------------------------------
Retained earnings
   Balance at beginning of year                 $25,367,828                           $30,797,028
   Net income (loss)                                285,394           $ 285,394        (1,479,892)        $(1,479,892)
                                                                      ---------                           -----------
   Dividends declared on common stock                     -                                     -
                                                -----------                           -----------
   Balance at end of period                      25,653,222                            29,317,136
                                                -----------                           -----------

Accumulated other comprehensive income
   Balance at beginning of year                     644,885                               425,770
   Unrealized gains on securities, net of
     tax<F*>                                                           (185,158)                              126,711
                                                                      ---------                           -----------
   Other comprehensive income (loss)               (185,158)           (185,158)          126,711             126,711
                                                -----------           ---------       -----------         -----------
   Comprehensive income (loss)                                        $ 100,236                           $(1,353,181)
                                                                      =========                           ===========

   Balance at end of period                         459,727                               552,481
                                                -----------                           -----------
Common stock
   Balance at beginning of year                   3,600,000                             3,600,000
   Shares issued                                          -                                     -
                                                -----------                           -----------
   Balance at end of period                       3,600,000                             3,600,000
                                                ===========                           ===========
Paid-in Capital
   Balance at beginning of year                  11,400,000                            11,400,000
   Common stock issued                                    -                                     -
                                                -----------                           -----------
   Balance at end of period                      11,400,000                            11,400,000
                                                -----------                           -----------
Total Equity                                    $41,112,949                           $44,869,617
                                                ===========                           ===========

  <F*> Net of tax:  three months ended March 31, 1998, $95,384; three months ended March 31, 1997, $0.

See accompanying note.

                         HARBOURTON REASSURANCE, INC.

                         Note to Financial Statements

                  Three Months ended March 31, 1998 and 1997
                                 (Unaudited)


Note A -- Basis of Presentation
      The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

===============================================================================
      No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.
                            ---------------------


                                         TABLE OF CONTENTS
                                                                                                   Page
                                                                                                   ----
Additional Information                                                                                2
Prospectus Summary                                                                                    3
The Offering                                                                                          6
Summary Historical and Pro Forma Combined Financial Information                                       7
Risk Factors                                                                                          9
Use of Proceeds                                                                                      16
Dividend Policy                                                                                      16
Dilution                                                                                             17
Capitalization                                                                                       18
Selected Consolidated Financial Information                                                          19
Management's Discussion and Analysis of Financial Condition and Results of Operations                21
Business                                                                                             30
Management                                                                                           39
Principal Shareholders                                                                               45
Certain Transactions                                                                                 46
Description of Securities                                                                            48
Shares Eligible for Future Sale                                                                      50
Underwriting                                                                                         52
Legal Matters                                                                                        54
Experts                                                                                              54
Glossary                                                                                             54
Index to Financial Statements                                                                        57

                           ---------------------

      Until                            , 1998 (25 days after the commencement
of the Offering), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

===============================================================================


===============================================================================


                               1,000,000 Shares

                                 Common Stock




                                OFFERING PRICE

                                  $

                                  PER SHARE



                                   LINCOLN
                                   HERITAGE
                                 CORPORATION







                                  PROSPECTUS




                                    , 1998

                         TEJAS SECURITIES GROUP, INC.
                                 214-692-3544



===============================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution
----------------------------------------------------

      It is expected that the following expenses, all of which will be paid by the Company, will be incurred in connection with the registration and distribution of the securities being offered (all such amounts are estimates except the Securities and Exchange Commission filing fee, NASD filing fee and Pacific Exchange listing fee):

Commission Registration Fee                                       $  3,393
NASD Registration Fee                                                1,650
Pacific Exchange listing                                            20,500
Blue Sky fees and expenses                                           5,000
Accounting fees and expenses                                       240,000
Legal fees and expenses                                            100,000
Printing and engraving expenses                                    125,000
Transfer Agent fees                                                  5,000
Underwriters' nonaccountable expense allowance                     180,000
Miscellaneous expenses                                              19,457
                                                                  --------
   TOTAL                                                          $700,000
                                                                  ========

Item 14. Indemnification of Directors and Officers
--------------------------------------------------

      Section 2.02-1 of the Texas Business Corporation Act provides generally and in pertinent part that a Texas corporation may indemnify its directors and officers against expenses (if the person is found liable to the corporation or on the basis that improper benefit was improperly received by the person) or against expenses, judgments, fines and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 2.02-1 does not permit indemnification when the person is found liable for willful or intentional misconduct in the performance of his duty to the Corporation.
Section 2.02-1 further permits a Texas corporation to grant to its directors and officers additional rights of indemnification not inconsistent with the Texas Business Corporation Act through bylaw provisions, agreements, votes of shareholders or interested directors or otherwise, to purchase indemnity insurance on behalf of such indemnifiable persons and to advance to such indemnifiable persons expenses incurred in defending a suit or proceeding upon receipt of certain undertakings.

      Article 11 of the Company's Amended and Restated Articles of Incorporation provides that, subject to certain exceptions, the Company shall indemnify, to the fullest extent permitted by law, any person who is or was a director or executive officer of the Company or any subsidiary, and may indemnify, subject to certain exceptions and to the extent that the Board of Directors deems appropriate and as set forth in the Bylaws or a resolution, any person who is or was a non-executive officer, or employee or agent of the Company or any subsidiary or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Company or a subsidiary) by reason of the fact that such person is or was serving in such capacity. In addition, Article 11 authorizes the Company to purchase insurance for itself or any person to whom indemnification is or may be available against any liability asserted against such person in, or arising out of, such person's status as director, officer, employee or agent of the Company, any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Company. Article 11 also authorizes the Company, to the extent that the Board of Directors deems appropriate, to make advances of expenses to an indemnifiable person upon the receipt by the Company of a written undertaking by such person to repay any amounts advanced in the event that it is ultimately determined that such person is not entitled to such indemnification.

      Section 8 of the Underwriting Agreement also provides for indemnification by the Underwriters of the Company's officers and directors for certain liabilities under the Securities Act.

Item 15. Recent Sale of Unregistered Securities
-----------------------------------------------

      None.

Item 16. Exhibits and Financial Statement Schedules
---------------------------------------------------

      a.    Exhibits. See Exhibit Index.
            --------

      b.    Financial Statement Schedules.
            -----------------------------
            Schedule I Summary of Investments - Other than Investments in Related Parties as of December 31, 1997

            Schedule II Condensed Financial Information of Registrant for each of the three years in the period ended December 31, 1997

            Schedule III Supplementary Insurance Information for each of the three years in the period ended December 31, 1997

            Schedule IV Reinsurance for each of the three years in the period ended December 31, 1997

Item 17. Undertakings
---------------------

      (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (2) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      (3)   The undersigned registrant hereby undertakes that:

            (a) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (b) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, August 6, 1998.

                              LINCOLN HERITAGE CORPORATION

                              By: /s/ Nicholas M. Powling
                                  ----------------------------------------------
                                   Nicholas M. Powling, President and
                                   Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                        Title                                            Date
      ---------                        -----                                            ----

/s/ Nicholas M. Powling          President, Chief                                   August 6, 1998
---------------------------      Executive Officer and
Nicholas M. Powling              Director
Principal Executive
Officer

           <F*>                  Executive Vice President-                          August 6, 1998
---------------------------      Actuarial and Director
Clifton Mitchell
Principal Financial and
Accounting Officer

           <F*>                  Chairman of the Board                              August 6, 1998
---------------------------
Brent D. Cassity

           <F*>                  Director                                           August 6, 1998
---------------------------
Randall K. Sutton

           <F*>                  Director                                           August 6, 1998
---------------------------
Howard A. Wittner


                                           <F*>By: /s/ Nicholas M. Powling
                                                   ---------------------------------------------
                                                   Nicholas M. Powling

      Nicholas M. Powling, by signing his name hereto, does sign this document on behalf of the persons named above, pursuant to a power of attorney duly executed by such persons and previously filed.

               [letterhead of Killman, Murrell & Company, P.C.]


                          INDEPENDENT AUDITORS REPORT
                           ON ADDITIONAL INFORMATION

To the Board of Directors of Lincoln Heritage Corporation:

      Our report on our audits of the basic financial statements of Lincoln Heritage Corporation for 1997 appears on page F-1. That audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedules I, II, III and IV are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements, and in our opinion, the information is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                    /s/  Killman Murrell & Company, P.C.
                    Killman Murrell & Company, P.C.
                    Dallas, Texas
                    March 11, 1998

SCHEDULE I

                               SUMMARY OF INVESTMENTS--OTHER THAN INVESTMENTS IN RELATED PARTIES
                                                                                    December 31, 1997
                                                                --------------------------------------------------------
                                                                                                             Amount at
                                                                                                            Which Shown
                                                                                                               in the
Type of Investment                                                Cost<F1>                 Value           Balance Sheet
------------------                                              ------------           ------------        -------------
Fixed maturities
   Bonds:
      United States Government and government
         agencies and authorities                               $ 11,530,209           $ 11,612,723         $ 11,612,723
      Mortgage backed securities                                  28,769,315             29,561,512           29,561,512
      All other corporate bonds                                    3,785,996              3,946,250            3,946,250
                                                                ------------           ------------         ------------
             Total fixed maturities                               44,085,520             45,120,485           45,120,485
                                                                ------------           ------------         ------------

Equity securities
   Common stocks
      Industrial, miscellaneous and all other                      1,013,365                794,870              794,870
                                                                ------------           ------------         ------------
             Total equity securities                               1,013,365                794,870              794,870
                                                                ------------           ------------         ------------

Policy loans                                                      11,457,962             11,457,962           11,457,962
Reverse repurchase agreements                                     29,512,372             29,512,372           29,512,372
Short-term investments                                            31,530,513             31,530,513           31,530,513
                                                                ------------           ------------         ------------
             Total investments                                  $117,599,732           $118,416,202         $118,416,202
                                                                ------------           ------------         ------------

--------------------
<F1>  Original cost of equity securities and, as to fixed maturities, original cost reduced by repayments and adjusted for amortization of premiums or accrual of discounts.

SCHEDULE II


                       CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)

                                          CONDENSED BALANCE SHEETS
                                                                                  December 31,
                                                                        ---------------------------------
                                                                           1996                   1997
                                                                        ----------             ----------
ASSETS
Cash                                                                    $      730             $      730
Investment in life insurance subsidiaries                                1,855,625              6,881,981
                                                                        ----------             ----------

         TOTAL ASSETS                                                   $1,856,355             $6,882,711
                                                                        ==========             ==========


EQUITY
Common Stock, (1996: $100 par, authorized, 1,000,000
    shares, issued, 10 shares; 1997: $.01 par,
    authorized 10,000,000 shares, issued, 1,000,000 shares)                  1,000                 10,000
Additional paid-in capital                                                      40              2,075,576
Retained earnings                                                        2,611,839              4,258,265
Net unrealized gains (losses) on
    available for sale and equity securities                              (756,524)               538,870
                                                                        ----------             ----------

         Total equity                                                    1,856,355              6,882,711
                                                                        ----------             ----------

         Total liabilities and equity                                   $1,856,355             $6,882,711
                                                                        ==========             ==========

SCHEDULE II


                    CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)

                                  CONDENSED STATEMENT OF OPERATIONS

                                                                        Years ended December 31,
                                                        --------------------------------------------------------
                                                           1995                      1996                1997
                                                        ----------                 --------           ----------
REVENUES

                                                        $      -0-                 $    -0-           $      -0-
                                                        ----------                 --------           ----------

EXPENSES

       Total expenses                                          -0-                      -0-                  -0-
                                                        ----------                 --------           ----------

Income before equity in undistributed
   net income of subsidiaries                                  -0-                      -0-                  -0-
Equity in undistributed net
   income of subsidiaries                                1,151,566                  704,630            1,655,426
                                                        ----------                 --------           ----------

Net income                                              $1,151,566                 $704,630           $1,655,426
                                                        ==========                 ========           ==========

SCHEDULE II


                         CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)

                                       CONDENSED STATEMENTS OF CASH FLOWS
                                                                            Years ended December 31,
                                                                ------------------------------------------------
                                                                    1995                1996             1997
                                                                -----------           ---------      -----------

Cash flows from operating activities

Net income                                                      $ 1,151,566           $ 704,630      $ 1,655,426

Adjustments to reconcile net income to net
   cash provided by operating activities:
   Equity in undistributed net income of subsidiaries            (1,151,566)           (704,630)      (1,655,426)
                                                                -----------           ---------      -----------

Net cash provided by operating activities                               -0-                 -0-              -0-
                                                                -----------           ---------      -----------

Cash, beginning of year                                                 730                 730              730
                                                                -----------           ---------      -----------

Cash, end of year                                               $       730         $       730      $       730
                                                                ===========         ===========      ===========

SCHEDULE III

                                                SUPPLEMENTARY INSURANCE INFORMATION

Segment      Deferred policy  Future policy   Unearned    Other     Premium         Net       Benefits,    Amortization     Other
               acquisition      benefits,     premiums    policy    revenue     investment     claims,     of deferred    operating
                   cost      losses, claims             claims and                income      losses and      policy      expenses
                                and loss                 benefits                             settlement   acquisition
                                expenses                 payable                               expenses       costs
-------      --------------- ---------------  --------  ----------  -------     ----------    ----------   ------------   ---------

Life Insurance

Year ended
12/31/95       $ 9,880,350    $ 67,947,256      $-0-       $-0-   $27,353,710   $3,401,506   $20,775,498    $4,839,222   $4,785,817

Year ended
12/31/96        11,149,607      72,854,246       -0-        -0-    33,273,417    3,710,720    24,750,300     6,837,080    6,513,520

Year ended
12/31/97        12,554,870     130,145,936       -0-        -0-    38,044,470    6,171,215    31,151,251     9,784,317    3,619,244


SCHEDULE IV


                                                            REINSURANCE

                                        Gross                 Ceded to      Assumed            Net                Percentage
                                       amount                  other       from other         amount              of amount
                                                             companies     companies                            assumed to net
                                    ------------             ---------    -----------      ------------         --------------

1995
Life insurance in force             $107,424,114                $-0-      $47,018,885      $154,442,999               30%
Premiums                              22,963,146           (284,762)        4,675,326        27,353,710               17

1996
Life insurance in force             $140,788,664                $-0-      $36,096,526      $176,885,190               20%
Premiums                              26,754,206           (184,165)        6,703,376        33,273,417               20

1997
Life insurance in force             $222,623,591                $-0-       $4,660,362      $227,283,953                2%
Premiums                              34,925,424           (252,784)        3,371,830        38,044,470                9



                                                           EXHIBIT INDEX

Exhibit
Number                                                    Description                                                         Page
------                                                    -----------                                                         ----
1.1           Form of Underwriting Agreement.<F**>
3.1           Amended and Restated Articles of Incorporation of the Company.<F*>
3.2           By-laws of the Company.<F*>
4.1           Form of Stock Certificate for Common Stock.<F*>
4.2           Registration Rights Agreement dated as of April 6, 1998 by and between the Company and National Heritage
              Enterprises, Inc.<F*>
4.3           Form of Warrant Agreement between the Company and Tejas Securities Group, Inc.<F**>
5.1           Legal Opinion of Wittner, Poger, Rosenblum, Spewak & Maylack, P.C.<F**>
10.1          Lincoln Heritage Corporation 1998 Long-Term Incentive Plan.<F*>
10.2          Exclusivity Agreement dated as of April 1, 1998 by and between the Company and National Prearranged
              Services, Inc.<F*>
10.3          Stock Purchase Agreement dated January 26, 1998 by and between Lincoln and NRG Acquisition Partners, L.P.<F*>
10.4          Amended and Restated Award Agreement dated as of April 6, 1998 by and between the Company and Nicholas M.
              Powling.<F*>
10.5          Amended and Restated Award Agreement dated as of April 6, 1998 by and between the Company and Clifton
              Mitchell.<F*>
10.6          Cost Sharing Agreement dated as of March 31, 1997 by and among Memorial, Lincoln and NPS.<F*>
10.7          Cost Sharing Agreement dated as of June 1, 1998 by and between the Company and NPS.<F**>
10.8          Award Agreement dated as of June 1, 1998 by and between the Company and Brent D. Cassidy.<F**>
10.9          General Agent Contract dated May 12, 1992 and Addendum dated February 19, 1998 by and between the
              Company and NPS.<F**>
21.1          Subsidiaries of the Company.<F**>
23.1          Consent of Killman, Murrell and Company, P.C.
23.2          Consent of Ernst & Young LLP
23.3          Consent of Wittner, Poger, Rosenblum, Spewak & Maylack, P.C. (included in Exhibit No. 5.1).<F**>
24.1          Power of Attorney.<F*>
27.1          Fourth Amended Financial Data Schedule (December 31, 1997).
27.2          Second Amended Financial Data Schedule (December 31, 1996).<F****>
27.3          Amended Financial Data Schedule (March 31, 1998).<F***>
27.4          Amended Financial Data Schedule (March 31, 1997).
99.1          Consent of Paul J. Gallant.<F*>
99.2          Consent of Mark A. Turken.<F*>

--------------------
<F*>Previously filed on April 20, 1998
<F**>Previously filed on June 12, 1998
<F***>Previously filed on July 6, 1998
<F****>Previously filed on July 27, 1998

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